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                                      Filed Pursuant to Rule 424(b)(1)
                                      Reg. No. 333-41526

PROSPECTUS

AUGUST 9, 2000

                                     [LOGO]

                           4,000,000 ORDINARY SHARES

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RADVIEW SOFTWARE:

- We provide software that enables
  companies to assure the
  performance of business-critical
  web applications.

- RadView Software Ltd.
  7 New England Executive Park
  Burlington, Massachusetts 01803
  (781) 238-1111

SYMBOL AND MARKET:

- RDVW/Nasdaq National Market

THE OFFERING:

- We are offering 4,000,000 ordinary
  shares.

- The underwriters have an option
  to purchase up to 600,000
  additional ordinary shares from
  us to cover over-allotments.

- This is the initial public offering
  of our ordinary shares.

- Closing: August 14 , 2000

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
                                   Per Share                   Total
--------------------------------------------------------------------------------------
Public Offering Price:               $10.00                        $40,000,000
Underwriting Fees:                    0.70                           2,800,000
Proceeds to RadView:                  9.30                          37,200,000

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     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.
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NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS
PROSPECTUS IS TRUTHFUL OR COMPLETE. NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE

                U.S. BANCORP PIPER JAFFRAY

                                 WIT SOUNDVIEW

                                                  DLJDIRECT INC.

   [Inside front cover includes the following language: design, development, quality assurance and deployment; Accelerating e-business success.]

                               TABLE OF CONTENTS

                                      Page
Prospectus Summary................      1
Risk Factors......................      4
Special Note Regarding Forward-
  Looking Statements; Market
  Data............................     16
Use of Proceeds...................     17
Dividend Policy...................     17
Corporate Information.............     17
Capitalization....................     18
Dilution..........................     19
Selected Consolidated Financial
  Data............................     20
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations.......     22
Business..........................     32
Management........................     46

                                      Page
Principal Shareholders............     56
Certain Transactions with
  Executive Officers, Directors
  and Five Percent Shareholders...     59
Shares Eligible for Future Sale...     63
Description of Share Capital......     65
Conditions in Israel..............     69
Taxation and Government Programs..     70
Underwriting......................     79
Legal Matters.....................     83
Experts...........................     83
Enforceability of Civil
  Liabilities.....................     83
Where You Can Find Additional
  Information.....................     84
Index to Consolidated Financial
  Statements......................    F-1

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION IN THIS PROSPECTUS, INCLUDING RISK FACTORS, REGARDING OUR COMPANY AND THE ORDINARY SHARES BEING SOLD IN THIS OFFERING.

                                RADVIEW SOFTWARE

    We provide innovative software that enables companies to verify the performance of their business-critical web applications--the software programs that enable companies to conduct e-business. Our award-winning, internet-based software is a comprehensive solution that efficiently simulates internet operating conditions and effectively analyzes, interprets and reports on the performance of web applications. Our software enables companies to ensure the development of high-performance web applications and to accelerate the deployment of applications that are essential to the success of their e-business strategies.

    The internet is fundamentally changing the way companies conduct business, as it is being used to sell goods and services, interact with customers, suppliers and partners, and communicate with employees. Forrester Research estimates that e-business will grow from approximately $657 billion in 2000 to approximately $6.8 trillion in 2004. As companies continue to capitalize on e-business opportunities, they become highly reliant on the performance of their web applications. If web applications perform poorly or fail, the resulting financial and business costs can be substantial, including lost revenue, customer defections, business interruptions and damaged reputation.

    In today's competitive e-business environment, companies must be able to rapidly deploy web applications. However, the rapid deployment of high performance applications presents many challenges including meeting time-to-market pressures, managing technological complexity, providing non-stop operation and ensuring internet scalability. We believe that the continued expansion of e-business and companies' increasing dependence on their web applications create a significant market opportunity for solutions that assure the performance of applications and facilitate their rapid deployment.

    Our software products, WebLoad, introduced in 1997, and WebLoad Resource Manager, introduced in February 2000, are based on internet standards and comprehensively assess the performance of web applications. Our software enables companies to quickly identify and resolve application errors and to accelerate the successful deployment of their web applications. Our products include:

    - WebLoad: provides an integrated solution that simultaneously verifies the scalability, efficiency and reliability of web applications by effectively simulating internet operating conditions.

    - WebLoad Resource Manager: facilitates web application quality by extending a comprehensive performance solution to all points within the application development lifecycle.

    Our objective is to be the leading provider of software solutions that enable companies to successfully implement their e-business strategies by assuring the performance of their business-critical web applications, and facilitating their accelerated deployment. We plan to extend our product leadership, expand our sales operations, develop additional strategic relationships and leverage our customer base. We also intend to target additional market opportunities, such as the increasing trend for wireless access to web applications, and partnering with additional internet hosting companies.

    We primarily sell our software through a direct sales force in North America and Europe and, to a lesser extent, through indirect distribution channels. We have over 500 customers worldwide, including American Express, Bowstreet, Compaq, Dell Computer, EarthLink, eBay, Fidelity Investments, Harvard University, Hewlett-Packard, Lucent Technologies, NCR, Phone.com, Reynolds & Reynolds, Sun Microsystems and Vanguard.

    We have experienced net losses of $2.7 million for 1999 and $1.1 million for the first quarter of 2000 and we have an accumulated deficit of approximately $14.1 million as of March 31, 2000.

                                  THE OFFERING

Ordinary shares offered in this offering...........  4,000,000 shares

Ordinary shares to be outstanding after this         16,366,572 shares
  offering.........................................

Use of proceeds....................................  We expect to use the net proceeds from this offering to finance the continued growth of our
                                                     business and general corporate purposes and to
                                                     repay indebtedness.

Nasdaq National Market symbol......................  RDVW

    Unless otherwise indicated, the number of ordinary shares to be outstanding after this offering includes:

    - 6,239,740 ordinary shares outstanding as of July 31, 2000;

    - 5,265,575 ordinary shares to be issued upon the closing of this offering upon the automatic conversion of all of our outstanding preferred shares into ordinary shares;

    - 142,857 ordinary shares to be issued upon the exercise of an outstanding warrant at the closing of this offering;

    - 459,900 ordinary shares to be issued upon the exercise of outstanding options at or prior to the closing of this offering; and

    - 258,500 ordinary shares to be issued to certain of our shareholders upon the closing of this offering.

    Unless otherwise indicated, the number of ordinary shares to be outstanding after this offering excludes:

    - any exercise of the underwriters' over-allotment option;

    - 3,209,389 ordinary shares issuable as of July 31, 2000 upon the exercise of outstanding options under our share option plans at a weighted average exercise price of $1.78 per share; and

    - 646,833 ordinary shares reserved for future issuance under our share option plans.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table summarizes our historical financial information. This information should be read in conjunction with the financial statements and the notes thereto appearing elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The pro forma basic and diluted net loss per ordinary share with respect to the consolidated statement of operations has been calculated assuming:

    - 5,265,575 ordinary shares to be issued upon the closing of this offering upon the automatic conversion of all of our outstanding preferred shares into ordinary shares;

    - 142,857 ordinary shares to be issued upon the exercise of an outstanding warrant at an exercise price of $2.10 per share at the closing of this offering;

    - 933,800 ordinary shares issued through the exercise of options in July 2000 at an exercise price of NIS 0.01 per share by certain shareholders;

    - 459,900 ordinary shares to be issued upon the exercise of outstanding options at or prior to the closing of this offering at an exercise price of NIS 0.01 per share held by certain shareholders;

    - 656,300 ordinary shares issued through the exercise of options in June
      2000;

    - 391,100 ordinary shares issued through the exercise of options in July 2000; and

    - 258,500 ordinary shares to be issued to certain shareholders upon the closing of this offering.

    In addition, the consolidated balance sheet data, on a pro forma as adjusted basis, has been calculated assuming all of the foregoing, as well as our sale of 4,000,000 ordinary shares in this offering at the initial public offering price of $10.00 per share, after deducting the underwriting discounts and commissions and offering expenses payable by us and giving effect to the repayment of a term loan.

                                                                                       THREE MONTHS
                                                      YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                                   ------------------------------   -------------------
                                                     1997       1998       1999       1999       2000
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
  Revenues:
    Software licenses............................  $   246    $   914    $ 4,701     $  589    $ 1,932
    Services.....................................        8         52        409         39        334
                                                   -------    -------    -------     ------    -------
      Total revenues.............................      254        966      5,110        628      2,266
  Gross profit...................................      234        885      4,703        566      2,061
  Loss from operations...........................   (2,877)    (2,580)    (2,401)      (455)      (992)
  Net loss.......................................   (3,005)    (2,715)    (2,741)      (573)    (1,050)
  Pro forma basic and diluted net loss per
    ordinary share...............................                        $ (0.35)              $ (0.09)
  Weighted average number of ordinary shares used
    in computing pro forma basic and diluted net
    loss per ordinary share......................                          7,784                11,887

                                                               AS OF MARCH 31, 2000
                                                              -----------------------
                                                                          PRO FORMA
                                                               ACTUAL    AS ADJUSTED
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments.........  $ 7,001       $37,164
  Working capital...........................................    5,475        35,892
  Total assets..............................................   10,097        40,260
  Long-term debt, less current portion......................    3,587            --
  Related party loan, less current portion..................    1,128            --
  Total shareholders' equity................................    2,017        37,149

RECENT FINANCIAL DEVELOPMENTS

    For the second quarter of 2000, our total revenues were $2.7 million, of which $2.3 million were software license revenues and $376,000 were service revenues, and our operating loss was $2.0 million.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE MAKING AN INVESTMENT DECISION. OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED BY ANY OF THE FOLLOWING RISKS. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES, INCLUDING THOSE THAT ARE NOT YET IDENTIFIED OR THAT WE CURRENTLY THINK ARE IMMATERIAL, MAY ALSO MATERIALLY ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION. THE TRADING PRICE OF OUR ORDINARY SHARES COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND RELATED NOTES.

RISKS RELATED TO OUR OPERATIONS

  OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS PROSPECTS.

    We are still in the early stages of our development. Evaluating our business operations and our prospects is difficult. We incorporated in Israel in 1991, commenced operations in 1993 and released our first product in 1994. In 1997, we introduced WebLoad, which was initially focused on assessing the scalability of web applications. We began generating revenues from licensing our WebLoad product in 1997. Since our inception, we have devoted our efforts primarily to the development of technology, recruiting management and technical staff, acquiring operating assets and raising capital. We have marketed our products for a relatively short time and the revenue and income potential of our business and markets are unproven. As a result, you may find it difficult to assess our prospects for future success.

  WE HAVE HAD OPERATING LOSSES SINCE OUR INCEPTION AND EXPECT TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.

    We incurred net losses of approximately $3.0 million in 1997, $2.7 million in 1998, $2.7 million in 1999 and $1.1 million for the three months ended March 31, 2000. As of March 31, 2000, we had an accumulated deficit of approximately $14.1 million. Moreover, we expect to continue to incur significant sales and marketing, research and development and general and administrative expenses. We expect to incur losses for the foreseeable future and cannot be certain if or when we will achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

  OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE, AND IF WE FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS, OUR SHARE PRICE MAY DECREASE SIGNIFICANTLY AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

    Our quarterly revenues and operating results have varied significantly in the past and are likely to continue to vary significantly in the future. Our future quarterly operating results may fluctuate significantly and may not meet the expectations of securities analysts or investors. The factors that may cause fluctuations of our operating results include the following:

    - the size, timing and terms of sales of our products and services;

    - unexpected delays we may encounter in introducing new versions of WebLoad and WebLoad Resource Manager and new products and services;

    - our ability to successfully retain and expand our direct sales force and international sales organization;

    - our ability to establish and maintain relationships with our partners; and

    - the fixed nature of expenses such as base compensation and rent.

    Due to these and other factors, we believe that period-to-period comparisons of our results of operations may not be meaningful and should not be relied upon as indicators of our future performance. It is possible that in future periods our results of operations may be below the expectations of public market analysts and investors. Furthermore, our quarterly revenues could be significantly affected by any future amendment or interpretation of applicable accounting standards. If this occurs, the price of our ordinary shares may decline.

  WE ANTICIPATE INCREASED OPERATING EXPENSES AND IF WE DO NOT CORRESPONDINGLY INCREASE REVENUES, OUR OPERATING RESULTS WILL BE HARMED.

    We expect that our operating expenses will increase significantly in the future as we take the following steps:

    - expand our sales and marketing operations;

    - broaden our customer support capabilities;

    - develop new distribution channels and strategic alliances;

    - fund increased levels of research and development; and

    - build our operational infrastructure and information systems.

    Our revenues may not grow at the same pace or even continue at their current level. If our revenues do not increase as anticipated, or if expenses increase at a greater pace than our revenues, our results of operations will be harmed. If we do not increase revenues correspondingly with our expenses, our operating results will be harmed.

  WE EXPECT TO DEPEND ON SALES OF OUR WEBLOAD AND WEBLOAD RESOURCE MANAGER PRODUCTS FOR SUBSTANTIALLY ALL OF OUR REVENUES FOR THE FORESEEABLE FUTURE.

    Our WebLoad product accounted for all of our revenues prior to February 2000. We anticipate that revenues from our WebLoad and WebLoad Resource Manager products will constitute substantially all of our revenues for the foreseeable future. Consequently, any decline in the demand for our WebLoad and WebLoad Resource Manager products or their failure to achieve broad market acceptance, would seriously harm our business.

  IF WE FAIL TO DEVELOP NEW PRODUCTS AND ENHANCE OUR EXISTING PRODUCTS TO RESPOND TO EMERGING TECHNOLOGIES AND INDUSTRY TRENDS, WE MAY LOSE MARKET SHARE TO OUR COMPETITORS AND OUR REVENUES MAY DECLINE.

    The target market for our products is characterized by rapid technological change, frequent new product introductions, changes in customer requirements, evolving industry standards and significant competition. We expect to introduce new products and develop enhancements to our existing products. Our future financial performance depends upon our ability to timely identify new market trends and internet technology and to develop and commercialize software that is compatible with these emerging trends and technologies. We may not accurately identify trends and technologies or we may experience difficulties that delay or prevent the successful development, introduction or marketing of new or enhanced software products in the future. In addition, our products may not meet the requirements of the marketplace or achieve market acceptance. If we fail to successfully and timely develop and deploy new products or product enhancements, we may lose market share to our competitors and our revenues may decline.

    In addition, our existing software products could become obsolete and unmarketable with the introduction of products, web applications or computer systems employing new technologies or industry standards. If our current software products become obsolete and we fail to introduce new products, our business will not be viable. Further, if our competitors introduce products earlier or that are more responsive than our products to emerging technologies and market trends, we will lose market share to our competitors and our revenues may decline.

  OUR WEBLOAD AND WEBLOAD RESOURCE MANAGER PRODUCTS ARE NEW AND IT IS UNCLEAR IF THEY WILL ACHIEVE MARKET ACCEPTANCE.

    We do not know if our WebLoad and WebLoad Resource Manager products will be successful. The market for software that enables companies to assure the performance of web applications is in its infancy, and we are not certain that our target customers will use performance software or our products. In addition, in February 2000, we introduced WebLoad Resource Manager, which we anticipate will be a critical element in our future commercial success. Even if our products provide effective solutions, our target customers may not choose them for technical, cost, support or other reasons. If our products do not achieve market acceptance, our business will be harmed.

  WE FACE SIGNIFICANT COMPETITION FROM OTHER TECHNOLOGY COMPANIES AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

    The web application performance and testing solutions market is intensely competitive, subject to rapid change and significantly affected by new product introductions and other activities of market participants. Our primary competitors include companies who mainly offer application testing software, such as Mercury Interactive. In addition, we compete against companies that provide a broader spectrum of development tools that include some verification functionality, such as Rational Software.

    We expect that competition will intensify in the future and that additional competitors will enter the market with competing products as the size and visibility of the market opportunity increases. Increased competition is likely to result in pricing pressures, reduced margins and may result in the failure of our products to achieve or maintain market acceptance, any of which could have a material adverse effect on our business, results of operations and financial condition. Some of our competitors have longer operating histories, better brand recognition, a larger installed base of customers and substantially greater financial, technical, marketing and other resources than we do. In addition, we anticipate that there will be continuing consolidation in our market. Consequently, our competitors may be acquired by, receive investments from, or enter into other commercial relationships with, larger, well-established and well-financed companies. Therefore, they may be able to respond more quickly to new or changing opportunities, technologies, standards or customer requirements. Many of these competitors also have broader and more established distribution channels that may be used to deliver competing products directly to customers through bundling or other means. If competitors were to bundle competing products with their products, the demand for our products might be substantially reduced and our ability to distribute our products successfully would be substantially diminished. The entry of new competitors into our market could reduce our sales, require us to lower our prices, or both. Many of the factors that affect competition are outside our control, and there can be no assurance that we can maintain or enhance our competitive position against current and future competitors.

  OUR SALES CYCLE DEPENDS PARTLY ON FACTORS OUTSIDE OUR CONTROL AND MAY CAUSE OUR REVENUES TO VARY SIGNIFICANTLY.

    Our customers often view the purchase of our products as an important decision, particularly with respect to WebLoad Resource Manager, which we introduced in February 2000. As a result, our customers may take a long time to evaluate our products before making their purchase decisions and this could result in a long, and often unpredictable, sales and implementation cycle for our products. This may cause our revenues and results of operations to vary significantly from period to period. With respect to WebLoad Resource Manager, we spend time educating and providing information to our prospective customers regarding its use and benefits. In addition, we may expend significant sales and marketing expenses during the evaluation period before the customer places an order with us. Our customers often begin by purchasing our products on a pilot basis before they decide whether or not to purchase additional licenses for broader use within their organizations.

    We also have a limited order backlog, which makes revenues in any quarter substantially dependent upon orders we receive and deliver in that quarter. Because of these factors, our revenues and results of operations in any quarter may not meet market expectations or be indicative of future performance and it may be difficult for you to evaluate our prospects.

  DEFECTS IN OUR PRODUCTS MAY INCREASE OUR COSTS AND DIMINISH THE DEMAND FOR OUR PRODUCTS.

    Our products are complex and they have occasionally contained, and may in the future contain, undetected errors when first introduced or when new versions are released. If our products do not perform as intended in specific company environments, we may incur warranty and repair costs, be subject to liability and experience delays. Regardless of the source of the errors, we must divert the attention of our engineering personnel from our research and development efforts to address the errors. We cannot assure you that we will not incur warranty or repair costs, be subject to liability claims for damages related to product errors or experience delays as a result of these errors in the future. Any insurance policies that we may have may not provide sufficient protection should a claim be asserted. Moreover, the occurrence of errors, whether caused by our products or the products of another vendor, may result in significant customer relations problems and injury to our reputation and may impair the market acceptance of our products and technology.

  FAILURE TO EXPAND OUR SALES AND MARKETING ORGANIZATIONS IN THE U.S. AND ABROAD COULD LIMIT OUR GROWTH.

    We believe that expansion of our U.S. and international direct and indirect sales and marketing organization is necessary for our future success. Although we have recently expanded our direct sales force in North America and Europe, further expansion may be more difficult or take longer than we anticipate and we may not be able to successfully market, sell, deliver and support our products in the U.S. and abroad. We might not be able to hire or retain the kind and number of sales and marketing personnel we are targeting because competition for qualified sales and marketing personnel in our market is intense. Failure to expand our sales and marketing organizations in the U.S. and abroad could limit our growth.

  FAILURE TO DEVELOP STRATEGIC RELATIONSHIPS COULD LIMIT OUR GROWTH.

    We believe that our success in penetrating our target markets depends in part on our ability to develop and maintain strategic relationships with resellers, systems integrators and distribution partners. If we are unable to maintain our existing marketing and distribution relationships, or fail to enter into additional relationships, we will have to devote substantially more resources to direct sales and marketing of our products. In addition, licenses of our products through indirect channels have been limited to date. Our existing relationships do not, and any future relationships may not, afford us exclusive marketing or distribution rights. Therefore, our partners could reduce their commitment to us at any time in the future. In addition, many of these companies have multiple relationships and they may not regard us as significant for their business. In addition, these companies may terminate their relationships with us, pursue other relationships with our competitors or develop or acquire products that compete with our products. Even if we succeed in entering into these relationships, they may not result in additional customers or revenues.

  WE MAY EXPERIENCE DIFFICULTIES MANAGING OUR CONTINUED GROWTH IN THE U.S. AND ABROAD THAT COULD HARM OUR BUSINESS.

    Our recent growth and expansion have placed significant strain on our management and information systems and our administrative, operational and financial resources. We intend to continue to increase the scope of our operations in the U.S. and internationally. We expect that we will need to continue to expand our financial, managerial and reporting systems, and increase, train and manage our work force worldwide. Our anticipated future operations will continue to place a significant strain on our management systems and resources. If we are unable to manage our growth and expansion, our business may be harmed.

  FUTURE ACQUISITIONS MAY BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE SHAREHOLDER VALUE OR DIVERT MANAGEMENT ATTENTION.

    As part of our business strategy, we may seek to acquire or invest in businesses, products or technologies that we believe would complement or expand our business, augment our market coverage, enhance our technical capabilities or otherwise offer growth opportunities. Acquisitions could create risks for us, including:

    - difficulties in assimilation of acquired personnel, operations, technologies or products;

    - unanticipated costs associated with acquisitions;

    - diversion of management's attention from other business concerns;

    - adverse effects on our existing business relationships with suppliers and customers; and

    - use of substantial portions of our available cash, including the proceeds of this offering, to consummate the acquisitions.

    In addition, if we consummate acquisitions through an exchange of our securities, you could suffer significant dilution. Any future acquisitions, even if successfully completed, may not generate any additional revenue or provide any benefit to our business.

  IF WE FAIL TO MANAGE OUR GEOGRAPHICALLY DISPERSED ORGANIZATION, WE MAY FAIL TO IMPLEMENT OUR BUSINESS PLAN AND OUR REVENUES MAY DECLINE.

    We have our principal executive offices in the U.S. and conduct our research and development primarily in Israel. In addition, we have sales offices in the U.S., Israel and the United Kingdom. Our directors, executive officers and other key employees are similarly dispersed throughout the world. Our management must devote resources to manage geographically-diverse operations. In addition, conducting international operations subjects us to risks we do not face in the United States. These include:

    - currency exchange rate fluctuations;

    - seasonal fluctuations in purchasing patterns;

    - unexpected changes in regulatory requirements;

    - longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

    - difficulties in managing and staffing international operations;

    - potentially adverse tax consequences, including restrictions on the repatriation of earnings;

    - the burdens of complying with a wide variety of foreign laws; and

    - reduced protection for intellectual property rights in some countries.

    In addition, the expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources. Failure to manage our geographically dispersed organization could harm our business.

  THE SUCCESS OF OUR BUSINESS DEPENDS ON OUR SENIOR MANAGEMENT, INCLUDING ILAN KINREICH, OUR CHIEF EXECUTIVE OFFICER AND PRESIDENT, WHOSE KNOWLEDGE OF OUR BUSINESS AND EXPERTISE WOULD BE DIFFICULT TO REPLACE.

    Our success depends largely on the continued contributions of our senior management. In particular, we depend on the services of Ilan Kinreich, our Chief Executive Officer and President. We do not have agreements covering required terms of employment in place with our senior management team and other key personnel, including Mr. Kinreich, nor do we carry life insurance on our senior management or other key personnel. If one or more members of our senior management were to terminate their employment, we could experience delays in product development, loss of sales and diversion of management resources.

  WE MAY NOT BE ABLE TO RECRUIT OR RETAIN ADDITIONAL QUALIFIED PERSONNEL WHICH COULD NEGATIVELY IMPACT DEVELOPMENT, SALES AND SUPPORT OF OUR PRODUCTS.

    Our success depends on our ability to attract and retain qualified, experienced employees. We will need to hire a significant number of additional sales, support, marketing, and research and development personnel in the future to increase our revenues. If we fail to attract qualified personnel or retain current employees, our revenues may not increase and could decline. Competition for qualified personnel is intense, and we may not be able to attract, assimilate or retain additional highly qualified personnel. Our future success also depends upon the continued service of our key sales, marketing and support personnel. In addition, our products and technologies are complex and we are substantially dependent upon the continued service of our existing engineering personnel. None of our key employees are bound by an employment agreement covering a required term of employment. If we are not able to recruit or retain qualified personnel, we could have difficulty developing, selling or supporting our products.

  WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND WE MAY LOSE A VALUABLE ASSET OR INCUR COSTLY AND TIME-CONSUMING LITIGATION ATTEMPTING TO PROTECT OUR RIGHTS.

    Our success depends upon the protection of our technology, trade secrets and trademarks. To protect our rights to our intellectual property, we rely on a combination of trade secret protection, trademark law, confidentiality agreements and other contractual arrangements. The protective steps we have taken may be inadequate to deter infringement or misappropriation. We may be unable to detect the unauthorized use of our intellectual property or take appropriate steps to enforce our intellectual property rights. Policing unauthorized use of our products and technology is difficult. In addition, the laws of some foreign countries in which we currently or may in the future sell our products do not protect our proprietary rights to as great an extent as do the laws of the United States. Failure to adequately protect against or to promptly detect unauthorized use of our intellectual property could devalue our proprietary content and impair our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, whether or not the defense is successful. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, or duplicate our products or our other intellectual property. We may have to resort to litigation to enforce our intellectual property rights, to protect our trade secrets or know-how or to determine the scope, validity or enforceability of our intellectual property rights. Our protective measures may prove inadequate to protect our proprietary rights, and any failure to enforce or protect our rights could cause us to lose a valuable asset.

  WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS THAT, WITH OR WITHOUT MERIT, COULD BE COSTLY TO DEFEND OR SETTLE.

    Substantial litigation regarding intellectual property rights exists in the software industry. We expect that software products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segments grow and the functionality of products in different industry segments overlaps. Third parties may make a claim of infringement against us with respect to our products and technology or claims that our intellectual property rights are invalid. Any claims, with or without merit, could:

    - be time-consuming to defend;

    - result in costly litigation;

    - divert management's attention and resources; or

    - delay product delivery.

    In addition, if our products were found to infringe a third party's proprietary rights, we could be required to enter into royalty or licensing agreements in order to continue to be able to sell our products. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. A successful claim of product infringement against us and our failure or inability to license the infringed or similar technology could harm our business.

  WE DO NOT HAVE SUFFICIENT INSURANCE TO COVER ALL OF OUR POTENTIAL PRODUCT LIABILITY AND WARRANTY CLAIMS.

    Companies use our products to assure the performance of their web applications. In many cases, web applications serve critical business functions. The sale and support of our products may entail the risk of product liability or warranty claims based on our products not detecting critical errors or problems with web applications which fail in a "live" environment and cause companies financial loss. In addition, the failure of our products to perform to customer expectations could give rise to warranty claims. Although we seek to limit our exposure to claims under our license terms and we carry general liability insurance, it is unlikely that our insurance would cover potential claims of this type and our insurance may not be adequate to protect us from all liability that may be imposed. If we are subject to any claims, our results of operations may be harmed.

RISKS RELATING TO OUR INDUSTRY AND THE INTERNET

  OUR FUTURE REVENUES AND PROFITS, IF ANY, DEPEND UPON THE WIDESPREAD ACCEPTANCE AND USE OF THE INTERNET AS AN EFFECTIVE MEDIUM OF BUSINESS AND COMMUNICATION.

    Rapid growth in the use of and interest in the internet as a medium for communication and conducting business has occurred only recently. As a result, acceptance and use may not continue to develop at historical rates, and a sufficiently broad base of consumers may not adopt, and continue to use, the internet, corporate intranets and other online services as a medium of commerce and communication. Our success will depend, in large part, on the acceptance of the internet to conduct business and on the ability of third parties to provide a reliable internet infrastructure network with the speed, data capacity and security necessary for reliable internet access and services. To the extent that the internet continues to experience increased numbers of users, increased frequency of use or increased bandwidth requirements of users, the internet infrastructure may not be able to support the demands placed on it and the performance or reliability of the internet could suffer, resulting in decreased users and resulting harm to our business.

  CAPACITY CONSTRAINTS MAY RESTRICT THE USE OF THE INTERNET, RESULTING IN DECREASED DEMAND FOR OUR PRODUCTS.

    The internet infrastructure may not be able to support the demands placed on it by increased usage or the limited capacity of networks to transmit large amounts of data. Other risks associated with commercial use of the internet could slow its growth, including:

    - outages and other delays resulting from the inadequate reliability of the network infrastructure;

    - slow development of enabling technologies and complementary products; and

    - limited availability of cost-effective, high-speed access.

    Delays in the development or adoption of new equipment standards or protocols required to handle increased levels of internet activity could cause the internet to lose its viability as a means of conducting business, resulting in decreased use of web applications and decreased demand for our products.

  IF REGULATION OF THE INTERNET INCREASES, IT COULD LIMIT THE MARKET FOR OUR PRODUCTS WHICH COULD REDUCE OUR REVENUES.

    As internet commerce continues to evolve, we expect that federal, state and foreign governments will adopt laws and regulations covering issues such as user privacy, taxation of goods and services provided over the internet and pricing, content and quality of products and services. It is possible that legislation could expose companies involved in e-business to liability, taxation or other increased costs, any of which could limit the growth and use of web applications generally. Legislation could dampen the growth in internet usage and decrease its acceptance as a communications and commercial medium. Because our business depends on the continued growth of web applications and the internet generally, these laws and regulations, if enacted or promulgated, could limit the market for our products and may reduce our revenues.

RISKS RELATING TO THIS OFFERING

  OUR EXECUTIVE OFFICERS, DIRECTORS AND MAJOR SHAREHOLDERS WILL RETAIN SIGNIFICANT CONTROL OVER US AFTER THIS OFFERING, WHICH MAY LEAD TO CONFLICTS WITH OTHER SHAREHOLDERS OVER CORPORATE GOVERNANCE MATTERS.

    After this offering, executive officers, directors and holders of 5.0% or more of our outstanding ordinary shares will own, in the aggregate, approximately 75.0% of our outstanding ordinary shares. In addition, Yehuda and Zohar Zisapel, who are brothers, will own, in the aggregate, directly or indirectly through entities they control, approximately 25.4% of our outstanding ordinary shares. These shareholders will be able to significantly influence all matters requiring approval by our shareholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also delay, deter or prevent a third party from acquiring us or merging with us and may make some other transactions more difficult or impossible to complete without the support of these shareholders.

  THE MARKET PRICE OF OUR ORDINARY SHARES MAY BE VOLATILE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

    Prior to this offering, you could not buy or sell our ordinary shares publicly. An active public market for our ordinary shares may not develop or be sustained after this offering. We will negotiate and determine the initial public offering price with the representatives of the underwriters based on several factors. This price may vary from the market price of our ordinary shares after this offering. You may be unable to sell your ordinary shares at or above the initial offering price. The market price of our ordinary shares may fluctuate significantly in response to the following factors, some of which are beyond our control:

    - general fluctuations in stock market prices and volume, which are particularly common among securities of software and internet-based companies like ours;

    - variations in our quarterly operating results;

    - changes in securities analysts' estimates of our financial performance;

    - changes in market valuations of similar companies;

    - announcements by us or our competitors of significant products, contracts, acquisitions or strategic partnership; and

    - additions or departures of key personnel.

  SUBSTANTIAL FUTURE SALES OF OUR SHARES COULD CAUSE OUR SHARE PRICE TO DECLINE.

    Sales of a substantial number of our ordinary shares after this offering could cause the market price of our ordinary shares to decline by potentially introducing a large number of sellers of our ordinary shares into a market in which our ordinary share price is already volatile. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities. Based on shares outstanding and excluding options issued under our share option plans as of July 31, 2000, we will have 16,366,572 of our ordinary shares outstanding upon completion of the offering, or 16,966,572 ordinary shares if the underwriters' over-allotment is exercised in full. Our directors, executive officers and all shareholders have executed lock-up agreements that prevent them from selling our ordinary shares for a period of 180 days after the date of this prospectus without the prior written approval of Donaldson, Lufkin & Jenrette Securities Corporation. However, 25.0% of the ordinary shares subject to the restrictions described above, other than shares owned by employees of the Company, will be released from these restrictions if the reported last sale price of our ordinary shares on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 consecutive trading days ending on the last trading day of the 90-day period after the date of this prospectus and the second trading day after the first public release of our quarterly results. An additional 25.0% of the shares subject to the restrictions describe above will be released if the reported last sale price of our ordinary shares on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 consecutive trading days ending on the last trading day of the 135-day period after the date of this prospectus. When these lock-up agreements expire, these shares and the ordinary shares underlying any options held by these individuals will become eligible for sale, in some cases subject only to the volume, manner of sale and notice requirements of Rule 144 of the Securities Act of 1933.

  YOU WILL EXPERIENCE IMMEDIATE AND SIGNIFICANT DILUTION OF BOOK VALUE PER
  SHARE.

    The initial public offering price of our ordinary shares is substantially higher than the net tangible book value per outstanding ordinary share immediately after this offering. At the initial public offering price of $10.00 per ordinary share, you will incur immediate dilution of $7.72 in the net tangible book value per ordinary share from the price you pay for any ordinary shares you purchase in this offering.

  OUR MANAGEMENT WILL HAVE BROAD DISCRETION CONCERNING THE USE OF PROCEEDS OF THIS OFFERING AND IF THEY DO NOT USE THE PROCEEDS EFFECTIVELY, OUR RESULTS OF OPERATIONS MAY SUFFER.

    We currently have no specific plans for a significant portion of our net proceeds from this offering. Consequently, our management will have broad discretion concerning the use of the proceeds of this offering. They may spend these proceeds in ways with which our shareholders may not agree. Management's allocation of the proceeds of this offering may not benefit our business and the investment of the proceeds may not yield a favorable return.

  IF WE ARE CHARACTERIZED AS A PASSIVE FOREIGN INVESTMENT COMPANY, OUR U.S. SHAREHOLDERS MAY SUFFER ADVERSE TAX CONSEQUENCES, INCLUDING HIGHER TAX RATES AND POTENTIALLY PUNITIVE INTEREST CHARGES ON THE PROCEEDS OF SHARE SALES.

    Generally, if for any taxable year 75.0% or more of our gross income is passive income, or at least 50.0% of our assets are held for the production of, or produce, passive income, we may be characterized as a passive foreign investment company for U.S. federal income tax purposes. If we are characterized as a passive foreign investment company, our U.S. shareholders may suffer adverse tax consequences, including realizing gains on the sale of our shares as ordinary income, rather than capital gain income, and having to pay potentially punitive interest charges on the proceeds of share sales. For purposes of determining if we are a passive foreign investment company, the proceeds of this offering will constitute a passive asset and the income generated by the proceeds will, until we employ it in the course of our business, constitute passive income. Therefore, the timeliness of our use of the proceeds of this offering may affect our status as a passive foreign investment company.

RISKS RELATING TO OUR LOCATION IN ISRAEL

  CONDITIONS IN ISRAEL AFFECT OUR OPERATIONS AND MAY LIMIT OUR ABILITY TO PRODUCE AND SELL OUR PRODUCTS WHICH COULD DECREASE OUR REVENUES.

    We incorporated under Israeli law and our primary research and development facilities are located in Israel. Political, economic and military conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Any major hostilities involving Israel could adversely affect our results of operations, particularly if they lead to an interruption or curtailment of trade between Israel and its trading partners, a significant increase in inflation, or a significant downturn in the economic or financial condition of Israel. Despite the progress towards peace between Israel and its Arab neighbors, the future of these peace efforts is uncertain. Several Arab countries still restrict business with Israeli companies. We could be adversely affected by these restrictive laws or policies.

  IF OUR KEY PERSONNEL ARE REQUIRED TO PERFORM MILITARY SERVICE, WE COULD EXPERIENCE DISRUPTIONS IN OUR BUSINESS.

    A number of our key personnel in Israel have standing obligations to perform annual reserve duty in the Israel Defense Forces and are subject to be called for active military duty at any time. If our key personnel are absent from our business for a significant period of time, we may experience disruptions in our business that could affect the development, sales or technical support of our products. As a result, we might not be able to compete in the market and our results of operations could be harmed.

  BECAUSE SUBSTANTIALLY ALL OF OUR REVENUES ARE GENERATED IN U.S. DOLLARS, WHILE A PORTION OF OUR EXPENSES IS INCURRED IN NEW ISRAELI SHEKELS, OR NIS, INFLATION IN ISRAEL COULD HARM OUR RESULTS OF OPERATIONS.

    Substantially all of our revenues are generated in U.S. dollars, while a portion of our expenses, primarily salaries and personnel expenses related to our Israeli facility, is in NIS. Our Israeli-based employees' salaries are influenced by inflation in Israel. As a result, any increase in the rate of inflation in Israel may have a negative impact on our operating results unless the inflation in Israel is offset by a devaluation of the NIS in relation to the U.S. dollar. In 1997 and 1998, the rate of devaluation of the NIS against the dollar exceeded the rate of inflation, a reversal from prior years. However, in 1999, while the rate of inflation was 1.3%, there was an appreciation of 0.1% of the NIS against the dollar. We cannot predict any future trends in the rate of inflation in Israel or trends in the rate of exchange between the NIS and the dollar. If the dollar cost of our operations in Israel increases, our dollar-measured results of operations will be adversely affected.

  ISRAELI REGULATIONS MAY IMPACT OUR ABILITY TO ENGAGE IN RESEARCH AND DEVELOPMENT AND EXPORT OUR PRODUCTS IN ACCORDANCE WITH OUR CURRENT PRACTICES.

    Israeli law requires us to obtain a government license to engage in research and development of, and export of, the encryption technology incorporated in our products. Our current government licenses to engage in production of our encryption technology pertain to our products in their 40 and 128 bit versions and expire, respectively, May 30, 2002 and October 31, 2002. Our research and development activities in Israel would need to be modified to transfer this activity to our U.S. development organization, and our current practice of exporting our products from Israel to the U.S., with embedded encryption technology, would need to be changed if:

    - the Israeli government revokes our current licenses;

    - our current licenses are not renewed;

    - our licenses fail to cover the scope of the technology in our products; or

    - Israeli law regarding research and development, export or use in general of encryption technologies were to change.

  WE CURRENTLY BENEFIT FROM GOVERNMENT PROGRAMS AND TAX BENEFITS THAT MAY BE DISCONTINUED OR REDUCED.

    We received grants and currently receive tax benefits under Government of Israel programs. In order to maintain our eligibility for these programs and benefits, we must continue to meet specified conditions, including making specified investments in fixed assets and paying royalties with respect to grants received. We cannot assure you that we will continue to meet all such conditions. In addition, some of these programs restrict our ability to manufacture particular products or transfer particular technology outside of Israel. If we fail to comply with these conditions in the future, the benefits received could be canceled and we could be required to refund any payments previously received under these programs or to retroactively pay tax on our income at a higher tax rate than that applying under these benefits. The government of Israel has reduced the benefits available under these programs in recent years and we cannot guarantee that these programs and tax benefits will continue in the future at their current levels or at all. If the government of Israel reduces or ends these tax benefits, our business, financial condition and results of operations could be materially adversely affected.

  IT MAY BE DIFFICULT TO ENFORCE A U.S. JUDGMENT AGAINST US OR OUR OFFICERS AND DIRECTORS, OR TO ASSERT U.S. SECURITIES LAWS CLAIMS IN ISRAEL OR SERVE PROCESS ON OUR OFFICERS AND DIRECTORS.

    We are incorporated in Israel. Our Chief Executive Officer and President resides in the United States under a L-1 visa, some of our executive officers and directors named in this prospectus are nonresidents of the United States and a portion of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult for an investor to enforce a judgment obtained in the United States against us or any of those persons or to effect service of process upon these persons in the United States. It may also be difficult to enforce civil liabilities under U.S. federal securities laws in original actions instituted in Israel.

  THE NEW ISRAELI COMPANIES LAW MAY CAUSE UNCERTAINTIES REGARDING CORPORATE GOVERNANCE; ISRAELI TAX LAW MAY INHIBIT AN ACQUISITION OF US.

    The new Israeli Companies Law, 1999 which became effective on February 1, 2000, has brought about significant changes to Israeli corporate law. This law provides for new arrangements in various corporate areas, including shareholder voting rights, fiduciary obligations of shareholders and directors, mergers, tender offers, transactions involving related parties or significant shareholders, and anti-takeover provisions. Until a body of law develops with respect to this new law, uncertainties will exist regarding its interpretation. These uncertainties could have the effect of inhibiting third party attempts to acquire us, and other transactions and decisions by or involving us.

  PROPOSED TAX REFORM IN ISRAEL CREATES UNCERTAINTIES AS TO FUTURE TAX CONSEQUENCES TO US AND OUR SHAREHOLDERS.

    On May 4, 2000, a committee chaired by Avi Ben Bassat, the Director General of the Israeli Ministry of Finance, issued its report recommending a major reform in the Israeli tax system. The proposed tax reform, which may become effective as of January 1, 2001, provides for material changes in the current Israeli tax structure. Some of the committee's proposals may have adverse tax consequences on us and on our shareholders. For example, the committee proposes to impose a capital gains tax that would be applicable to sales of our ordinary shares, and to eliminate the existing initial tax exemption granted with respect to income generated from our future Approved Enterprise facilities. Because we cannot predict whether, and to what extent, the Ben Bassat committee's proposals, or any of them, will eventually be adopted and enacted into law, we and our shareholders face uncertainties as to the potential consequences of these tax reform proposals.

         SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS; MARKET DATA

    Some of the statements under "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus, constitute forward-looking statements. These statements relate to future events or other future financial performance, and are identified by terminology such as "may," "will," "should," "expect," "scheduled," "plan," "intend," "anticipate," "believe," "estimate," "aim," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

    This prospectus contains market data related to our business, our industry and the internet. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations and financial condition, and the market price of our ordinary shares.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that our future results, levels of activity, performance, or goals will be achieved. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform such statements to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

    We will receive net proceeds of $34.8 million from the sale of ordinary shares offered by us ($40.4 million if the underwriters' over-allotment option is exercised in full) after deducting the underwriting discounts and commissions and offering expenses payable by us.

    We are required to repay a loan to Rad Data Communications Ltd., a related party, in the amount of $1.4 million from the net proceeds of this offering. This loan is linked to the Israeli Consumer Price Index and bears no stated interest. See "Certain Transactions with Executive Officers, Directors and Five Percent Shareholders." In addition, we intend to prepay loans from Bank Hapoalim in the principal amount of $3.6 million. These bank loans bear interest at an annual rate of LIBOR plus 1.5% and are currently repayable in 2001.

    We also intend to use the net proceeds from this offering for working capital and other general corporate purposes, which may include product research and development, expansion of our operations and sales and marketing capabilities, and acquisition of, or investment in, companies, technologies or assets that complement our business. However, we currently have no present understandings, commitments or agreements with respect to any potential acquisition or any investment. Further, we have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities in U.S. dollar accounts.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our ordinary shares. We currently intend to retain any earnings to fund the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future.

                             CORPORATE INFORMATION

    We were incorporated under the laws of the State of Israel in 1991. Our principal executive offices are located at 7 New England Executive Park, Burlington, Massachusetts, 01803 and our telephone number is 781-238-1111. Our facility in Israel is located at 2 Habarzel St., Tel-Aviv, 69710, Israel and our telephone number is 011-972-3-765-0555. Our website is located at http://www.radview.com. We do not intend for information contained on our website to be considered a part of this prospectus.

    RadView-TM- and WebLoad-TM- are our trademarks. All other trademarks and tradenames in this prospectus are the property of their respective owners.

                                 CAPITALIZATION

    The following table describes our cash, cash equivalents and short-term investments and capitalization as of March 31, 2000 on an actual basis and on a pro forma as adjusted basis to give effect to:

    - 5,265,575 ordinary shares to be issued at the closing of the offering upon the automatic conversion of all of our outstanding preferred shares into ordinary shares;

    - 142,857 ordinary shares to be issued upon the exercise of an outstanding warrant at an exercise price of $2.10 per share at the closing of this offering;

    - 933,800 ordinary shares issued through the exercise of options in July 2000 at an exercise price of NIS 0.01 per share by certain shareholders;

    - 459,900 ordinary shares to be issued upon the exercise of outstanding options at an exercise price of NIS 0.01 per share held by certain shareholders at or prior to the closing of this offering;

    - 391,100 ordinary shares issued through the exercise of options in July 2000;

    - 656,300 ordinary shares issued through the exercise of options in June
      2000;

    - 258,500 ordinary shares to be issued to certain of our shareholders at the closing of this offering;(1)

    - the repayment of indebtedness; and

    - our sale of 4,000,000 ordinary shares in this offering, after deducting the underwriting discounts and commissions and offering expenses payable by us.

    You should read this table along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and related notes and the other financial information in this prospectus.

                                                                          AS OF MARCH 31, 2000
                                                              ---------------------------------------------
                                                                                            PRO FORMA
                                                                     ACTUAL                AS ADJUSTED
                                                                             (IN THOUSANDS)
Cash, cash equivalents and short-term investments...........        $  7,001                $ 37,164
                                                                    ========                ========
Current maturities of long-term loans and related party
  loan......................................................             254                      --
                                                                    ========                ========
Long-term obligations:
  Long-term loans, less current portion.....................           3,587                      --
  Related party loan, less current portion..................           1,128                      --
Shareholders' equity:
  Series A Convertible Preferred Shares, par value NIS 0.01
    per share: 3,500,000 authorized, actual; 2,337,000
    shares issued and outstanding, actual; no shares
    authorized, issued and outstanding pro forma as
    adjusted................................................               6                      --
  Series B-1 Convertible Preferred Shares, par value
    NIS 0.01 per share: 4,267,473 authorized, actual;
    2,172,238 shares issued and outstanding, actual; no
    shares authorized, issued and outstanding pro forma as
    adjusted................................................               5                      --
  Series B-2 Convertible Preferred Shares, par value
    NIS 0.01 per share: 732,527 authorized, actual; 732,527
    shares issued and outstanding, actual; no shares
    authorized, issued and outstanding pro forma as
    adjusted................................................               2                      --
  Ordinary shares, par value NIS 0.01 per share: 11,000,000
    authorized, actual; 4,194,000 shares issued and
    outstanding, actual; 25,000,000 authorized pro forma as
    adjusted; 16,302,032 issued and outstanding pro forma as
    adjusted................................................              12                      42
  Additional paid-in capital................................          17,593                  52,708
  Deferred compensation.....................................          (1,533)                 (1,533)
  Accumulated deficit.......................................         (14,068)                (14,068)
                                                                    --------                --------
      Total shareholders' equity............................           2,017                  37,149
                                                                    --------                --------
          Total capitalization..............................        $  6,732                $ 37,149
                                                                    ========                ========

    The table above excludes 2,183,129 shares issuable upon the exercise of outstanding options under our share option plans at a weighted average exercise price of $0.78 per share and shares reserved for issuance under our share option plans and assumes no exercise of the underwriter's over-allotment option.

------------------------

(1) See Unaudited Pro Forma Presentation included in note 2 to the consolidated financial statements.

                                    DILUTION

    Our pro forma net tangible book value per share immediately after this offering will be substantially less than the initial public offering price because the initial public offering price is substantially higher than the current net tangible book value per share. Our pro forma net tangible book value as of March 31, 2000 was approximately $2.3 million, or approximately $0.19 per share. Pro forma net tangible book value per share represents pro forma tangible assets less total liabilities, divided by the total number of ordinary shares outstanding after giving effect to:

    - 5,265,575 ordinary shares to be issued at the closing of this offering upon the automatic conversion of all of our outstanding preferred shares into ordinary shares;

    - 142,857 ordinary shares to be issued upon the exercise of an outstanding warrant at an exercise price of $2.10 per share at the closing of this offering;

    - 933,800 ordinary shares issued through the exercise of options in July 2000 at an exercise price of NIS 0.01 per share by certain shareholders;

    - 459,900 ordinary shares to be issued upon the exercise of outstanding options at or prior to the closing of this offering at an exercise price of NIS 0.01 per share held by certain shareholders;

    - 656,300 ordinary shares issued through the exercise of options in June
      2000;

    - 391,100 ordinary shares issued through the exercise of options in July 2000; and

    - 258,500 ordinary shares to be issued to certain of our shareholders at the closing of this offering.

    After giving effect to the sale by us of 4,000,000 ordinary shares in this offering at the initial public offering price of $10.00 per share, and deducting the underwriting discounts and commissions and offering expenses that we expect to pay, the pro forma net tangible book value as of March 31, 2000 would have been $37.1 million, or $2.28 per share. This represents an immediate increase in pro forma net tangible book value of $2.09 per share to existing stockholders and an immediate dilution of $7.72 per share to investors purchasing ordinary shares in this offering. The following table illustrates this per share dilution:

Initial public offering price...............................              $10.00
  Pro forma net tangible book value per share as of March
    31, 2000................................................   $0.19
  Increase per share attributable to this offering..........    2.09
                                                               -----
Pro forma net tangible book value per share after this
  offering..................................................                2.28
                                                                          ------
Dilution per share to new investors.........................              $ 7.72
                                                                          ======

    The following table summarizes, on a pro forma basis, as of March 31, 2000, the differences between the number of ordinary shares purchased from us, the total consideration paid to us, and the average price per share paid by existing shareholders and by new investors (in thousands).

                                                   SHARES PURCHASED     TOTAL CONSIDERATION
                                                  -------------------   -------------------   AVERAGE PRICE
                                                   NUMBER    PERCENT     AMOUNT    PERCENT      PER SHARE
Existing shareholders...........................   12,302      75.5%    $15,436      27.8%        $1.25

New investors...................................    4,000      24.5      40,000      72.2         10.00
                                                   ------     -----     -------     -----         -----
      Total.....................................   16,302     100.0%    $55,436     100.0%        $3.40
                                                   ======     =====     =======     =====         =====

    The discussion and the tables above assume no exercise of stock options outstanding on March 31, 2000 under our option plans and no issuance of shares granted or reserved for future issuance under our option plans. As of March 31, 2000, on a pro forma basis there were options to purchase 2,183,129 ordinary shares at a weighted average exercise price of $0.78 per share outstanding under our share option plans. To the extent that any of these options are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA
             (IN THOUSANDS, EXCEPT EARNINGS (LOSS) PER SHARE DATA)

    The selected consolidated financial data set forth below as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 is derived from consolidated financial statements audited by Luboshitz Kasierer, a member firm of Arthur Andersen, independent public accountants, which are included in this prospectus. The selected consolidated financial data as of December 31, 1995, 1996 and 1997 and for the years ended December 31, 1995 and 1996 is derived from audited financial statements not included in this prospectus. The selected consolidated financial data as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 are derived from unaudited financial statements which are included in this prospectus and which include, in our opinion, all adjustments, consisting of only normal recurring adjustments that are necessary for a fair presentation of our financial position and results of operations for those periods. The data should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                                 THREE MONTHS
                                                                     YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1999       2000
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
  Revenues:
    Software licenses...............................   $    34    $    54    $   246    $   914    $ 4,701     $  589    $ 1,932
    Services........................................         4          8          8         52        409         39        334
                                                       -------    -------    -------    -------    -------     ------    -------
      Total revenues................................        38         62        254        966      5,110        628      2,266

  Cost of revenues:
    Software licenses...............................         1         10         17         59        340         38        153
    Services........................................        --          1          3         22         67         24         52
                                                       -------    -------    -------    -------    -------     ------    -------
      Total cost of revenues........................         1         11         20         81        407         62        205
                                                       -------    -------    -------    -------    -------     ------    -------

  Gross profit......................................        37         51        234        885      4,703        566      2,061

  Operating expenses:
    Research and development........................       814      1,559      1,481      1,408      1,705        386        777
    Sales and marketing.............................       298        386        800      1,425      3,973        473      1,427
    General and administrative......................       162        410        639        483      1,192        141        668
    Stock-based compensation........................        --         --        191        149        234         21        181
                                                       -------    -------    -------    -------    -------     ------    -------
      Total operating expenses......................     1,274      2,355      3,111      3,465      7,104      1,021      3,053
                                                       -------    -------    -------    -------    -------     ------    -------

  Loss from operations..............................    (1,237)    (2,304)    (2,877)    (2,580)    (2,401)      (455)      (992)

  Other income (expense):
    Interest expense, net...........................       (41)      (188)      (319)      (202)      (305)       (95)       (41)
    Other income (expense), net.....................        --         (2)       191         67        (35)       (23)       (17)
                                                       -------    -------    -------    -------    -------     ------    -------
      Total other income (expense)..................       (41)      (190)      (128)      (135)      (340)      (118)       (58)
                                                       -------    -------    -------    -------    -------     ------    -------
  Net loss..........................................   $(1,278)   $(2,494)   $(3,005)   $(2,715)   $(2,741)    $ (573)   $(1,050)
                                                       =======    =======    =======    =======    =======     ======    =======

  Basic and diluted net loss per ordinary share.....   $ (1.08)   $ (1.48)   $ (1.28)   $ (1.04)   $ (0.80)    $(0.22)   $ (0.25)
  Weighted average number of ordinary shares used in
    computing basic and diluted net loss per
    ordinary share..................................     1,188      1,686      2,356      2,599      3,413      2,599      4,194

  Pro forma basic and diluted net loss per ordinary
    share(1)........................................                                               $ (0.35)              $ (0.09)
  Weighted average number of ordinary shares used in
    computing pro forma basic and diluted net loss
    per ordinary share(1)...........................                                                 7,784                11,887

                                                                                                                    AS OF
                                                                            AS OF DECEMBER 31,                    MARCH 31,
                                                           ----------------------------------------------------   ---------
                                                             1995       1996       1997       1998       1999       2000
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments......  $     3    $     6    $    49    $ 1,442    $ 8,165     $ 7,001
  Working capital (deficit)..............................     (428)    (1,867)    (3,787)       484      7,002       5,475
  Total assets...........................................      348        488        680      2,384     10,850      10,097
  Long-term debt, less current portion...................       47         34         63      3,198      3,562       3,587
  Related party loan, less current portion...............    1,461      1,551      1,532      1,351      1,332       1,128
  Total shareholders' equity (deficit)...................   (1,734)    (3,152)    (5,024)    (3,726)     2,851       2,017

------------------------------

(1) See Note 2 to our consolidated financial statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS TOGETHER WITH OUR FINANCIAL STATEMENTS, RELATED NOTES AND OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO HISTORICAL INFORMATION, THE FOLLOWING DISCUSSION AND OTHER PARTS OF THIS PROSPECTUS CONTAIN FORWARD-LOOKING INFORMATION THAT INVOLVES RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY SUCH FORWARD-LOOKING INFORMATION DUE TO COMPETITIVE FACTORS AND OTHER FACTORS DISCUSSED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We develop, market and support software that enables companies to assure the scalability, efficiency and reliability of web applications. We incorporated in 1991 in Israel and commenced operations in 1993 to provide application-testing software. In 1994, we released our first product that focused on testing client server applications. With the emergence of the internet and e-business, we recognized a market opportunity for software to assess the performance of web applications. In 1997, we introduced WebLoad, which was initially focused on assessing the scalability of web applications. Since then, we have enhanced the functionality of WebLoad to provide an integrated solution to assess the performance and accelerate the deployment of web applications. In
February 2000, we introduced WebLoad Resource Manager, which is designed to facilitate the systematic verification of web application quality throughout the application development lifecycle and to accelerate the deployment of high performance web applications.

    Our revenues were $254,000, $966,000 and $5.1 million in 1997, 1998 and 1999 and $2.3 million for the three months ended March 31, 2000. We primarily derive our revenues from the license of our WebLoad and WebLoad Resource Manager solutions and, to a lesser extent, from related services including customer support, training and maintenance. Our net losses were $3.0 million, $2.7 million and $2.7 million in 1997, 1998 and 1999 and $1.1 million for the three months ended March 31, 2000. These net losses resulted primarily from the significant costs incurred in the development of our software, and in the expansion of our operations. We expect to increase our operating expenses and incur additional net losses for the foreseeable future.

    We recognize software license revenues upon delivery of our software to customers, provided persuasive evidence of an agreement exists, the fee is fixed or determinable and collection of the related receivable is probable. We allocate software license revenues under arrangements where we sell software and services together under one contract to each element based on their relative fair values, with these fair values being determined using the price charged when that element is sold separately. If fair value for a delivered element does not exist but the fair value does exist for all undelivered elements, we defer the fair value of the undelivered elements and recognize the remaining value for the delivered elements.

    We generally recognize software license revenues from resellers or distributors at time of shipment, provided that all other revenue recognition criteria set forth in governing statements of position on software revenue recognition have been met. We recognize services revenues from software maintenance agreements ratably over the term of the maintenance period, typically one year. We recognize services revenues from training as the services are performed. Amounts collected or billed prior to satisfying the above revenue recognition criteria are reflected as deferred revenue. Deferred revenue primarily represents deferred maintenance revenue.

    We license our software primarily through our direct sales force and, to a lesser extent, through indirect channels. To date, we have licensed our software to customers in North America, Europe, and the Middle East. Revenues derived from North America accounted for 90.2%, 94.2% and 86.8% of total revenues for 1997, 1998, 1999 and 88.3% of total revenues for the three months ended
March 31,

2000. While we expect to continue to derive the majority of our revenues from North America, we intend to derive an increasing percentage of our revenues from Europe and the Pacific Rim. Substantially all of our sales are denominated in U.S. dollars.

RECENT FINANCIAL DEVELOPMENTS

    For the second quarter of 2000, our total revenues were $2.7 million, of which $2.3 million were software license revenues and $376,000 were service revenues, and our operating loss was $2.0 million.

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated the percentage of total revenues of certain line items included in our statement of operations:

                                                                                        THREE MONTHS
                                               YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
                                         ------------------------------------      ----------------------
                                           1997          1998          1999          1999          2000
Revenues:
  Software licenses....................      96.9%        94.6%         92.0%         93.8%         85.3%
  Services.............................       3.1          5.4           8.0           6.2          14.7
                                         --------       ------        ------        ------        ------
    Total revenues.....................     100.0        100.0         100.0         100.0         100.0

Cost of revenues:
  Software licenses....................       6.7          6.1           6.7           6.1           6.7
  Services.............................       1.2          2.3           1.3           3.8           2.3
                                         --------       ------        ------        ------        ------
    Total cost of revenues.............       7.9          8.4           8.0           9.9           9.0
                                         --------       ------        ------        ------        ------
Gross profit...........................      92.1         91.6          92.0          90.1          91.0

Operating expenses:
  Research and development.............     583.1        145.8          33.4          61.5          34.3
  Sales and marketing..................     315.0        147.5          77.7          75.3          63.0
  General and administrative...........     251.5         50.0          23.3          22.5          29.5
  Stock-based compensation.............      75.2         15.4           4.6           3.3           8.0
                                         --------       ------        ------        ------        ------
    Total operating expenses...........   1,224.8        358.7         139.0         162.6         134.8
                                         --------       ------        ------        ------        ------

  Operating loss.......................  (1,132.7)      (267.1)        (47.0)        (72.5)        (43.8)

  Interest expense, net................    (125.6)       (20.9)         (6.0)        (15.1)         (1.8)

  Other income (expense), net..........      75.2          6.9          (0.7)         (3.6)         (0.7)
                                         --------       ------        ------        ------        ------

Net loss...............................  (1,183.1)%     (281.1)%       (53.7)%       (91.2)%       (46.3)%
                                         ========       ======        ======        ======        ======

THREE MONTHS ENDED MARCH 31, 1999 AND MARCH 31, 2000

  REVENUES

    TOTAL REVENUES. Total revenues increased 260.8%, from $628,000 for the three months ended March 31, 1999 to $2.3 million for the three months ended March 31, 2000.

    SOFTWARE LICENSES. Software license revenues increased 228.0%, from $589,000 for the three months ended March 31, 1999 to $1.9 million for the three months ended March 31, 2000. The increase was due to increased market acceptance of WebLoad and the introduction of our WebLoad Resource Manager product in February 2000, which represented 44.3% of software license revenues for the three months ended March 31, 2000.

    SERVICES. Services revenues increased 756.4%, from $39,000 for the three months ended March 31, 1999 to $334,000 for the three months ended March 31, 2000. The increase was due to higher maintenance and training revenues resulting from an increase in our customer base.

  COST OF REVENUES

    SOFTWARE LICENSES. Cost of software licenses consists principally of direct product costs, such as product media and packaging, as well as royalties due to third parties. Cost of software licenses increased from $38,000 for the three months ended March 31, 1999 to $153,000 for the three months ended March 31, 2000, representing 6.5% and 7.9% of software license revenues in the respective periods. The increase was due to product-related costs associated with increased licensing of our software.

    SERVICES. Cost of services consists principally of personnel-related costs associated with customer support and training. Cost of services increased from $24,000 for the three months ended March 31, 1999 to $52,000 for the three months ended March 31, 2000, representing 61.5% and 15.6% of services revenues in the respective periods. The dollar increase was due to increases in services personnel needed to support our growing customer base. The percentage decrease was due to economies of scale associated with our larger customer base.

  OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses consist principally of personnel and related expenses required to develop and enhance our products. Research and development expenses increased from $386,000 for the three months ended March 31, 1999 to $777,000 for the three months ended
March 31, 2000, representing 61.5% and 34.3% of total revenues in the respective periods. The dollar increase was due to increases in software engineering personnel and related spending associated with the establishment of a software development organization at our headquarters in Massachusetts during late 1999 and early 2000. The percentage decrease was due to our increased revenues.

    SALES AND MARKETING. Sales and marketing expenses consist principally of salaries and commissions earned by sales personnel, recruiting costs, trade show costs, travel and other marketing communication costs, such as advertising and promotion. Sales and marketing expenses increased from $473,000 for the three months ended March 31, 1999 to $1.4 million for the three months ended
March 31, 2000, representing 75.3% and 63.0% of total revenues in the respective periods. The dollar increase was due to the expansion of our sales force, additional hiring of marketing personnel, higher commission expenses associated with our higher sales, and higher occupancy and travel costs.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist principally of personnel and related expenses and costs. General and administrative expenses increased from $141,000 for the three months ended
March 31, 1999 to $668,000 for the three months ended March 31, 2000, representing 22.5% and 29.5% of total revenues in the respective periods. The dollar and percentage increases were due to increases in finance, administrative and information technology personnel to accommodate our growing U.S. operations. The increase is also due to the addition of $50,000 to our allowance for doubtful accounts in the first quarter of 2000 recorded to cover receivable balances that are past due more than 90 days.

    STOCK-BASED COMPENSATION. Stock-based compensation expenses increased from $21,000 for the three months ended March 31, 1999 to $181,000 for the three months ended March 31, 2000, representing 3.3% and 8.0% of total revenues in the respective periods. For grants to employees, these non-cash expenses represent the difference between the exercise price and the estimated fair value of our ordinary shares on the date that related options are granted. For grants to non-employees, these non-cash expenses represent the value of a particular grant as determined by the Black-Scholes valuation model. All stock-based compensation is expensed over the vesting period. Unearned compensation on the unvested options is deferred and included as a component of shareholders' equity.

Deferred stock-based compensation totaled $1.5 million at March 31, 2000, and will result in additional charges to operations through March 31, 2004.

    INTEREST EXPENSE, NET. Interest expense, net consists principally of interest expense incurred in connection with our existing term debt, offset by interest earnings. Interest expense, net decreased from $95,000 for the three months ended March 31, 1999 to $41,000 for the three months ended
March 31, 2000. The decrease was due to higher interest earnings resulting from the investment of proceeds from our December 1999 financing.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net consists principally of currency translation gains and losses. Other income (expense), net decreased from ($23,000) for the three months ended March 31, 1999 to ($17,000) for the three months ended March 31, 2000. The decrease was due to exchange rate fluctuations.

YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

  REVENUES

    TOTAL REVENUES. Total revenues were $254,000, $966,000 and $5.1 million in 1997, 1998 and 1999, representing increases of 280.3% from 1997 to 1998 and 428.0% from 1998 to 1999.

    SOFTWARE LICENSES. Software license revenues were $246,000, $914,000 and $4.7 million in 1997, 1998 and 1999, representing increases of 271.5% from 1997 to 1998 and 414.2% from 1998 to 1999. The increase from 1997 to 1998 was due to the establishment of our U.S. sales operations in mid-1998. The increase from 1998 to 1999 was due to a full year of sales of our WebLoad product in the U.S., as well as increased sales and marketing efforts by our larger sales force.

    SERVICES. Services revenues were $8,000, $52,000 and $409,000 in 1997, 1998 and 1999, representing increases of 550.0% from 1997 to 1998 and 686.5% from 1998 to 1999. The increases were due to an increased number of maintenance agreements related to our larger customer base and, to a lesser extent, additional training revenues associated with new customers.

  COST OF REVENUES

    SOFTWARE LICENSES. Cost of software licenses was $17,000, $59,000 and $340,000 in 1997, 1998 and 1999, representing 6.9%, 6.5% and 7.2% of software license revenues in the respective periods. The change in cost of software licenses as a percentage of software license revenues was due to changes in amounts expensed for royalties due to third parties and, to a lesser extent, in direct product fulfillment costs.

    SERVICES.  Cost of services was $3,000, $22,000 and $67,000 in 1997, 1998 and 1999, representing 37.5%, 42.3% and 16.4% of services revenues in the respective periods. The dollar increases were primarily due to increases in professional service and support personnel needed to meet the requirements of a growing customer base. The percentage decrease from 1998 to 1999 was due to economies of scale associated with our larger customer base.

  OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses were $1.5 million, $1.4 million and $1.7 million in 1997, 1998 and 1999, representing 583.1%, 145.8% and 33.4% of total revenues in the respective periods. The dollar decrease from 1997 to 1998 was principally the result of a decrease of $82,000 in research and development personnel spending. The dollar increase from 1998 to 1999 was primarily due to increases of $176,000 in salaries for software engineering personnel along with increases in outside contract service spending approximating $35,000. The percentage decrease for each of the periods was primarily due to our increased revenues.

    SALES AND MARKETING.  Sales and marketing expenses were $800,000,
$1.4 million and $4.0 million in 1997, 1998 and 1999, representing 315.0%, 147.5% and 77.7% of total revenues in the respective periods. The dollar increases were primarily due to increased sales and marketing personnel-related spending approximating $317,000 in 1998 and $1,205,000 in 1999, reflecting higher variable-based compensation associated with higher sales levels in each year, as well as spending to support our sales and marketing employee growth from four employees in 1997, to eight and 23 employees in 1998 and 1999. In addition, the dollar increase from 1998 to 1999 was also due to increased spending on marketing programs approximating $768,000. The percentage decrease for each of the periods presented was primarily due to our increased revenues.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $639,000, $483,000 and $1.2 million in 1997, 1998 and 1999, representing 251.5%,
50.0% and 23.3% of total revenues in the respective periods. The dollar decrease from 1997 to 1998 was primarily due to a reclassification of personnel costs from general and administrative to sales and marketing. The dollar increase from 1998 to 1999 was primarily due to increases in personnel-related spending of approximately $737,000 in connection with the establishment of our U.S. operations in 1998, which resulted in an increase in general and administrative personnel from four employees in 1998 to 13 in 1999. The percentage decrease for each of the periods presented was primarily due to our increased revenues.

    STOCK-BASED COMPENSATION. Stock-based compensation expenses were $191,000, $149,000 and $234,000 in 1997, 1998 and 1999, representing 75.2%, 15.4% and 4.6%
of total revenues in the respective periods.

    INTEREST EXPENSE, NET. Interest expense, net was $319,000, $202,000 and $305,000 in 1997, 1998 and 1999. The increase for each of the periods presented was due to interest expense incurred in connection with term debt facilities, partially offset by interest earnings.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net was $191,000, $67,000, and $(35,000), in 1997, 1998 and 1999. The changes for each of the periods presented was due to exchange rate fluctuations.

    PROVISION FOR INCOME TAXES. We have incurred significant operating losses for all periods since inception through March 31, 2000. We have recorded a valuation allowance for the full amount of our net deferred tax assets as the future realization of the tax benefit is not sufficiently assured.

QUARTERLY RESULTS OF OPERATIONS

    The information in the table below should be read in conjunction with our annual audited consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared this information on the same basis as our consolidated financial statements and the information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented.

    Our quarterly operating results have varied substantially in the past and may vary substantially in the future. You should not draw any conclusions about our future results for any period from the results of operations for any particular quarter.

    The following table sets forth unaudited quarterly results of operations data for the five quarters ended March 31, 2000, as well as such data expressed as a percentage of our total revenues for the periods presented.

                                                          THREE MONTHS ENDED
                                    ---------------------------------------------------------------
                                    MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                      1999        1999         1999            1999         2000
                                                            (IN THOUSANDS)
Revenues:
  Software licenses...............   $  589      $  965       $ 1,402        $ 1,745       $ 1,932
  Services........................       39          56           186            128           334
                                     ------      ------       -------        -------       -------
    Total revenues................      628       1,021         1,588          1,873         2,266

Cost of revenues:
  Software licenses...............       38          63           108            131           153
  Services........................       24           9            22             12            52
                                     ------      ------       -------        -------       -------
    Total cost of revenues........       62          72           130            143           205
                                     ------      ------       -------        -------       -------

Gross profit......................      566         949         1,458          1,730         2,061
                                     ------      ------       -------        -------       -------

Operating expenses:
  Research and development........      386         441           396            482           777
  Sales and marketing.............      473         819         1,073          1,608         1,427
  General and administrative......      141         187           297            567           668
  Stock-based compensation........       21          20           143             50           181
                                     ------      ------       -------        -------       -------
    Total operating expenses......    1,021       1,467         1,909          2,707         3,053
                                     ------      ------       -------        -------       -------

Operating loss....................     (455)       (518)         (451)          (977)         (992)

  Interest expense, net...........      (95)        (64)          (21)          (125)          (41)

  Other income (expense), net.....      (23)         (3)            4            (13)          (17)
                                     ------      ------       -------        -------       -------

Net loss..........................   $ (573)     $ (585)      $  (468)       $(1,115)      $(1,050)
                                     ======      ======       =======        =======       =======

                                                   AS A PERCENTAGE OF TOTAL REVENUES
                                    ---------------------------------------------------------------
                                    MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                      1999        1999         1999            1999         2000
Revenues:
  Software licenses...............     93.8%      94.5%         88.3%          93.2%         85.3%
  Services........................      6.2        5.5          11.7            6.8          14.7
                                      -----      -----         -----          -----         -----
    Total revenues................    100.0      100.0         100.0          100.0         100.0

Cost of revenues:
  Software licenses...............      6.1        6.2           6.8            7.0           6.7
  Services........................      3.8        0.9           1.4            0.6           2.3
                                      -----      -----         -----          -----         -----
    Total cost of revenues........      9.9        7.1           8.2            7.6           9.0
                                      -----      -----         -----          -----         -----

Gross profit......................     90.1       92.9          91.8           92.4          91.0

Operating expenses:
  Research and development........     61.5       43.2          24.9           25.8          34.3
  Sales and marketing.............     75.3       80.2          67.6           85.8          63.0
  General and administrative......     22.5       18.3          18.7           30.3          29.5
  Stock-based compensation........      3.3        2.0           9.0            2.7           8.0
                                      -----      -----         -----          -----         -----
    Total operating expenses......    162.6      143.7         120.2          144.6         134.8
                                      -----      -----         -----          -----         -----

Operating loss....................    (72.5)     (50.8)        (28.4)         (52.2)        (43.8)

  Interest expense, net...........    (15.1)      (6.2)         (1.3)          (6.6)         (1.8)

  Other income (expense), net.....     (3.6)      (0.3)          0.3           (0.7)         (0.7)
                                      -----      -----         -----          -----         -----

Net loss..........................    (91.2)%    (57.3)%       (29.4)%        (59.5)%       (46.3)%
                                      =====      =====         =====          =====         =====

    Our software license revenues increased in each of the five quarters ended March 31, 2000. We believe this trend of increasing revenues is primarily due to increased market acceptance of our products, and, for the quarter ended
March 31, 2000, due to the introduction of our WebLoad Resource Manager product. Services revenues have also increased in each of these quarters, other than the quarter ended December 31, 1999, primarily due to the recognition of maintenance revenues from our growing installed customer base, and, to a lesser extent, training services associated with increased licensing of our products.

    As a result of our limited operating history, we cannot forecast operating expenses based on historical results. Accordingly, we base our anticipated level of expenses in part on future revenue projections. Most of our expenses are fixed in the short term and we may not be able to quickly reduce spending if revenues are lower than we have projected. Our ability to forecast our quarterly revenues accurately is limited, given our short operating history, the length of our sales cycle, particularly with respect to our WebLoad Resource Manager product, and other uncertainties in our business. If revenues in a particular quarter do not meet projections, our net losses in a given quarter would be greater than expected. As a result, investors should not rely on the results of one quarter as an indication of future performance.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, we have financed our operations primarily through the sale of equity securities, demand and term debt borrowings and the sale of our products and services. As of March 31, 2000, we have raised approximately
$14.9 million, net of offering costs, from the issuance of ordinary and preferred shares. As of March 31, 2000, we had $7.0 million in cash, cash equivalents and short-term investments.

    We have term loans with Bank Hapoalim B.M., an Israeli bank, with an aggregate principal balance of $3.6 million as of March 31, 2000, of which $600,000 of principal matures in March 2001 and $3.0 million matures in June 2001. These loans bear interest at LIBOR plus 1.5%. We also have a loan from Rad Data Communications Ltd., a related party, the principal balance of which as of March 31, 2000 equaled $1.4 million. This loan is required to be paid in full with proceeds from this offering. This loan bears no stated interest but the outstanding principal amount of this loan is adjusted annually based on changes in the Israeli Consumer Price Index and must be repaid at an annual rate equal to 3.0% of all annual revenues over a base amount of $1.5 million.

    Cash used in operating activities was $2.5 million, $2.4 million and $1.5 million in 1997, 1998 and 1999 and $419,000 for the three months ended March 31, 2000. Cash used in 1997 was primarily due to a net loss of $3.0 million partially offset by depreciation, other noncash charges and modest changes in working capital accounts. Cash used in 1998 was primarily due to a net loss of $2.7 million, also partially offset by depreciation and other noncash charges and small working capital account changes. Cash used in 1999 was primarily due to a net loss of $2.7 million, partially offset by depreciation, other noncash charges, deferred interest payments on the Company's bank term debt, and small net changes to accounts receivable and accrued liabilities. Cash used for the three months ended March 31, 2000 was due to a net loss of $1.0 million and an increase in accounts receivable, offset in part by depreciation, other noncash charges and an increase in accrued liabilities.

    Cash used in investing activities was $221,000, $446,000 and $884,000 in 1997, 1998 and 1999 and $2.7 million for the three months ended March 31, 2000. Cash used in investing activities was primarily for purchases of property and equipment and short term investment activities for each period presented.

    Cash provided by (used in) financing activities was $2.7 million, $4.0 million and $8.9 million in 1997, 1998 and 1999 and ($93,000) for the three months ended March 31, 2000. Cash provided by financing activities for each of the periods presented consisted primarily of proceeds from private sales of preferred shares, and net borrowings under bank term financing facilities. Cash used in financing activities for the three months ended March 31, 2000 consisted principally of repayment of principal on term notes.

    We expect an increase to our operating expenses, particularly sales and marketing and research and development expenses, for the foreseeable future as we execute our business plan. As a result, we anticipate that these operating expenses, as well as planned capital expenditures and repayment of existing term debt, will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions or investments in complementary businesses, technologies or product lines. We believe that the net proceeds from this offering will be sufficient to meet our anticipated needs for working capital, term debt retirement and capital expenditures for at least the next
12 months. Thereafter, we may find it necessary to obtain additional equity or debt financing. In the event additional financing is required, we may not be able to raise it on acceptable terms or at all.

IMPACT OF INFLATION AND CURRENCY FLUCTUATIONS

    Substantially all our revenues are received, and a large portion of our expenses are incurred, in U.S. dollars. In 1999, approximately 92.0% and 60.0% of our revenues and expenses, respectively, were denominated in U.S. dollars. A portion of our expenses, mainly salary and personnel costs related to our employees in Israel, is incurred in New Israeli Shekels, or NIS. The salaries of our Israel-based employees are partially linked to inflation in Israel. As a result, the U.S. dollar cost of our Israeli operations is influenced by inflation in Israel, but may be offset by a devaluation of the NIS in relation to the U.S. dollar. Any increase in the rate of inflation in Israel may have a negative effect on our operating results, unless such inflation is offset by a devaluation of the NIS in relation to the U.S. dollar. In addition to our operations in Israel, we intend to expand our operations internationally. Accordingly, we incur and expect to incur additional expenses in non-U.S. dollar currencies.

    In 1997 and 1998, the rate of inflation in Israel was 7.0% and 8.6%, and the devaluation of the NIS against the U.S. dollar was 8.8% and 17.6%. In 1999, the rate of inflation was 1.3%, and the rate of appreciation of the NIS against the U.S. dollar was 0.1%. We cannot assure you that we will not be materially adversely affected in the future if inflation in Israel exceeds the devaluation of the NIS against the dollar, or if the timing of such devaluation lags behind increases in inflation in Israel. Exchange rates between the NIS and the dollar fluctuate continuously, and therefore exchange rate fluctuations and especially larger periodic devaluations will have an impact on our operating results and period-to-period comparisons of our results. The effects of foreign currency translations are reported in our financial statements in current operating results.

    The following table presents information about the rate of inflation in Israel, the rate of devaluation of the NIS against the U.S. dollar, and the rate of inflation of Israel adjusted for the devaluation:

                                                            ISRAELI INFLATION
     YEAR ENDED            ISRAELI           ISRAELI          RATE ADJUSTED
    DECEMBER 31,        INFLATION RATE   DEVALUATION RATE    FOR DEVALUATION
        1997                  7.0%              8.8%              (1.7)%

        1998                  8.6              17.6               (7.7)

        1999                  1.3              (0.1)               1.3

    We believe that neither inflation in Israel, nor exchange rate fluctuations between the NIS and the U.S. dollar, historically has had a material effect on our operations.

GOVERNMENT GRANTS

    The Government of Israel, through the Office of the Chief Scientist, encourages research and development projects that result in products for export. We received grants of approximately $605,000 from the Office of the Chief Scientist through December 31, 1996, which were used to fund our initial product. Since December 31, 1996, we have neither applied for nor received any additional grants from the Office of the Chief Scientist. Pursuant to the terms of these grants, we are obligated to pay royalties of 3.0% to 5.0% of revenues derived from sales of products funded with these grants, up to 100.0% to 150.0% of certain grant amounts received. In the event that a project funded by the Office of the Chief Scientist does not result in the development of a product that generates revenues, we would not be obligated to repay the grants we received for the product's development. The terms of the grant also require that the know-how from the research and development which is used to produce the product may not be transferred to third parties without the approval of the research committee. As of March 31, 2000, our maximum potential royalty obligation to the Office of the Chief Scientist in respect of grants received is approximately $670,000, of which $418,000 has been accrued and $56,000 has been paid.

EFFECTIVE CORPORATE TAX RATE

    Israeli companies are generally subject to tax at the rate of 36.0% of taxable income. However, we have derived, and expect to continue to derive, a substantial portion of our income under our Approved Enterprise capital investment program. Subject to compliance with applicable requirements, this income will be tax exempt for a period of two years and will be subject to a reduced corporate tax rate of 25.0% in the following five years. If we do not comply with the applicable requirements, the tax benefits may be canceled. We believe that we comply with these conditions. If we operate under more than one approval, or if our capital investments are only partially approved, our effective tax rate will be a weighted combination of the various applicable tax rates. We may not be able to obtain approval for additional Approved Enterprise programs. Since we have incurred tax losses through December 31, 1999, we have not yet used the tax benefits for which we are eligible.

MARKET RISK

    We currently do not invest in, or hold for trading or other purposes, any financial instruments subject to market risk. We currently pay interest on our loan facilities based on the London interbank offered rate and the Israeli Consumer Price Index, or the Israeli CPI. As a result, changes in the general level of interest rates or the Israeli CPI directly affect the amount of money payable by us under these facilities. However, because our outstanding debt under these facilities has never exceeded $5.5 million, and as we expect to repay these facilities with the proceeds of this offering, we do not expect our exposure to market risk from changes in interest rates or the Israeli CPI to be material.

RECENT ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. To date, we have not engaged in derivative and hedging activities, and accordingly do not believe that the adoption of the SFAS No. 133 will have a material impact on our financial reporting and related disclosures. We will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the Effective Date of FASB Statement No. 133," in fiscal year 2001.

    On December 3, 1999, the staff of the Securities and Exchange Commission
(SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." SAB 101, as amended, summarizes some of the staff's interpretations of the application of generally accepted accounting principles to revenue recognition. All registrants are expected to apply the accounting and disclosure requirements that are described in SAB 101, which is effective for periods beginning after December 15, 2000. We do not expect that the adoption of the guidance required by SAB 101 will have a material impact on our financial condition or results of operations.

    In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25." The interpretation clarifies the application of APB Opinion No. 25 in certain situations, as defined. The interpretation is effective July 1, 2000, but covers certain events occurring during the period after December 15, 1998, but before the effective date. To the extent that events covered by this interpretation occur during the period after December 15, 1998, but before the effective date, the effects of applying this interpretation would be recognized on a prospective basis from the effective date. Accordingly, upon initial application of the final interpretation, (a) no adjustments would be made to the financial statements for periods before the effective date and (b) no expense would be recognized for any additional compensation cost measured that is attributable to periods before the effective date. We expect that the adoption of this interpretation would not have any effect on the financial statements included elsewhere in this prospectus.

                                    BUSINESS

    THE FOLLOWING DESCRIPTION OF OUR BUSINESS SHOULD BE READ IN CONJUNCTION WITH THE INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DESCRIPTION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE FACTORS SET FORTH IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We provide innovative e-performance software solutions that enable companies to assure the performance of their business-critical web applications. Our award-winning software allows internet-based companies and traditional enterprises to accelerate the deployment of their web applications and enables the successful implementation of their e-business strategies.

    Our software products, WebLoad and WebLoad Resource Manager, are based on internet standards and offer an integrated solution to comprehensively assess the scalability, efficiency and reliability of web applications. Our software provides detailed performance analysis and allows companies to verify the performance of their web applications throughout the development lifecyle. As a result, companies can better identify and quickly address performance bottlenecks and other problems, and accelerate the successful deployment of their web applications. Our products and their key features are:

    - WebLoad: efficiently and accurately simulates the large number and many types of users, extreme fluctuations in traffic and complex usage patterns associated with the internet.

    - WebLoad Resource Manager: facilitates the systematic verification of application quality throughout the application development life cycle, from design to development and deployment.

    We have over 500 customers worldwide, including American Express, Bowstreet, Compaq, Dell Computer, EarthLink, eBay, Fidelity Investments, Harvard University, Hewlett-Packard, Lucent Technologies, NCR, Phone.com, Reynolds & Reynolds, Sun Microsystems, and Vanguard.

INDUSTRY BACKGROUND

  GROWTH AND EVOLUTION OF E-BUSINESS

    The internet has emerged as a global medium that enables millions of people worldwide to communicate and obtain information, and is fundamentally changing the way companies conduct business. Innovative internet-based companies, whose success is tied exclusively to their online offerings, are introducing new business models and challenging established companies in many industries. At the same time, traditional enterprises have recognized the potential of e-business and are increasingly moving critical business processes and operations to the internet. Companies are using the internet to sell goods and services, interact with customers, suppliers and partners and communicate with employees, as well as to streamline complex business processes and improve productivity. Forrester Research estimates that e-business will grow from approximately $657 billion in 2000 to approximately $6.8 trillion in 2004.

  IMPORTANCE OF WEB APPLICATION PERFORMANCE

    Due to their increasing use of the internet, companies have come to rely on the performance of their web applications. If a company's web applications perform poorly, or fail entirely, the resulting financial and business costs can be substantial, including lost revenues, customer defections, business interruptions and damage to its reputation. For example, if an e-commerce company's web applications fail to deliver high levels of service to its customers, the company may lose customers and revenue opportunities. Similarly, if a manufacturer's web applications perform poorly, the manufacturer could experience bottlenecks in its supply chain and decreased production rates. According to a 1999 study by Zona Research, as much as $4.4 billion per year of e-business revenues in the United States may be lost due to unacceptable download times. In order to successfully compete in this emerging e-business environment, companies must rapidly deploy web applications and assure the performance of these applications.

    The performance of web applications includes the following key elements:

    - SCALABILITY: must scale to accommodate very large numbers of concurrent users and complex usage patterns;

    - EFFICIENCY: must operate rapidly and efficiently without deteriorating response time or processing bottlenecks; and

    - RELIABILITY: must consistently function as intended when deployed and integrated into a company's existing and evolving systems.

    The following chart depicts a typical web application and the complex e-business environment in which it operates.

[GRAPH]

  CHARACTERISTICS OF WEB APPLICATIONS

    Web applications have the following characteristics that present significant challenges to their successful development, deployment and ongoing operation:

    - COMPLEXITY. Web applications typically involve the integration of many hardware and software systems and technologies from multiple vendors often requiring close collaboration among a wide array of technology, media and graphic specialists;

    - UNPREDICTABLE LOADS AND STRESSES. Web applications are available to a potentially large number of users and can be subject to large traffic spikes;

    - NONSTOP OPERATION. Due to the business-critical nature of e-business initiatives, web applications must be available to users on a constant basis with minimal or no downtime for upgrades or modifications;

    - RAPIDLY EVOLVING TECHNOLOGIES. Web applications are typically developed using software that is continuously changing as new technologies and standards emerge;

    - INTENSE TIME-TO-MARKET PRESSURES. Companies are under intense competitive pressure to rapidly develop and deploy their web applications; and

    - CONTINUOUSLY MODIFIED AND UPDATED. Web applications are typically modified and updated on a continuous basis as companies add new content and functionality and incorporate new technologies and standards.

  OUR MARKET OPPORTUNITY

    As e-business continues to grow, companies are placing greater reliance on their web applications and are increasingly exposed to the risks associated with web application failures. The Newport Group estimates that 52.0% of companies deploying web applications experience performance and scalability failures.

    To date, companies have typically used conventional testing software to separately and sequentially test the scalability, efficiency and reliability of web applications. In addition, such software is generally used just prior to deployment. Application errors identified late in the development cycle are often difficult to fix and result in extended development cycles, delayed deployment, higher costs and lost business opportunities.

    We believe that the continued adoption of e-business and companies' increasing reliance on web applications create a significant market opportunity for solutions that assure the scalability, efficiency and reliability of web applications and facilitate their rapid deployment. In our view, this opportunity is best addressed by solutions that:

    - efficiently and accurately simulate internet operating conditions;

    - offer integrated and comprehensive performance assessment capabilities;

    - allow performance assessment early in development process;

    - provide detailed performance analyses to assist companies in better identifying and quickly resolving performance bottlenecks and other problems; and

    - enable collaboration among all parties involved in the development and deployment of web applications.

OUR SOLUTION

    We are a leading provider of e-performance software that enables companies to assure the performance of business-critical web applications. We address the performance requirements of web applications throughout their lifecycle, from initial design through development, deployment and ongoing modifications and upgrades. In meeting these requirements, companies are able to mitigate the financial and business costs that can result from unsuccessful deployment and failures of their web applications. By assuring the rapid and successful deployment of our customers' web applications, our software enables our customers to accelerate their e-business strategies and:

    - increase revenues;

    - attract and retain customers;

    - improve operating efficiencies; and

    - enhance their reputations.

    Key features of our software include:

    COMPREHENSIVE E-PERFORMANCE SOFTWARE. Our software provides an integrated solution to simultaneously verify the scalability, efficiency and reliability of web applications. In addition, our software can assure a web application's overall performance, the performance of an application's specific components and determine critical thresholds where performance starts to deteriorate.

    DESIGNED FOR WEB APPLICATIONS. Our software is specifically designed for the complex internet computing environment and is based on internet standards, such as JavaScript, Java, ActiveX, Hypertext Markup Language, or HTML, Extensible Markup Language, or XML, and the Document Object Model, or DOM. This enables efficient simulation of very large numbers of users, extreme fluctuations in traffic and complex user demands placed on web applications and allows our software to be readily adaptable to emerging internet technologies.

    DETAILED PERFORMANCE ANALYSIS. Our software automatically monitors 75 performance criteria and supports an unlimited number of additional user-defined criteria. Unlike existing solutions, companies using our products have the ability to verify the performance of web applications for each simulated user or transaction. By identifying the points in a user's interaction where a web application fails, our comprehensive measurement and reporting mechanisms expedite the process of problem resolution.

    VERIFICATION EARLY IN THE DEVELOPMENT LIFECYCLE. Our software assists companies in identifying and resolving issues with their web applications at every point in the development life cycle. Resolving issues as early as possible in the development life cycle can lower the cost of developing web applications and accelerate the deployment of scalable, high performance web applications.

    FACILITATE COLLABORATION THROUGHOUT THE DEVELOPMENT PROCESS. With our software, designers, developers, quality assurance and information technology professionals can store and share test scripts, test results and templates, allowing previously isolated technical teams within a company to work on a coordinated and collaborative basis.

    EASE OF USE. All of our performance assessments are generated using JavaScript, the computer language most commonly used by web application developers. This avoids the learning curve and costs associated with other products which utilize proprietary scripting languages.

    EFFICIENT USE OF RESOURCES. We design our products to make efficient use of a company's available computer resources, thereby reducing the hardware requirements and investments needed to simulate heavy user traffic. In addition, our software allows users to share company resources on an as-needed basis.

OUR STRATEGY

    Our objective is to be the leading provider of software solutions that enable companies to successfully implement their e-business strategies by assuring the performance of their business-critical web applications. Key elements of our strategy are:

  EXTEND PRODUCT LEADERSHIP

    We believe that our software provides the most comprehensive verification of web applications, including scalability, efficiency and reliability, and is the first solution supporting DOM-based verification, which enables quicker identification and resolution of application errors. In addition to the DOM, our award-winning software is based on internet standards such as JavaScript and XML and has been recognized as an industry-leading solution that is used for benchmarking the performance of web applications by testing laboratories, trade media and independent software vendors. We intend to further extend our product leadership through focused internal development, strategic partnerships and potentially the acquisition of complementary technologies or businesses.

  CAPITALIZE ON OUTSOURCING TRENDS

    Increasingly, many companies are outsourcing the development, testing and hosting of their web applications to third parties. We believe that web integration, testing and hosting service providers represent a significant market opportunity for our software. We have recently entered into an agreement with KeyLabs, a subsidiary of Exodus Communications, a leading internet hosting company, for use of our software to test the performance of its customers' hosted web applications. We intend to pursue similar partnerships with other web integration, testing and hosting service providers.

  TARGET EMERGING MARKET OPPORTUNITIES, INCLUDING WIRELESS INTERNET ACCESS

    Our software is based on internet standards and is adaptable to emerging internet-based technologies. We plan to continue to rapidly develop and market new product features that we believe will expand our market opportunities. Our software supports the Wireless Access Protocol, or WAP, and can verify the performance of web applications accessed through wireless devices such as cellular telephones, personal digital assistants and pagers. As web applications become increasingly accessible by wireless devices, the number of users and the frequency of use of these applications will substantially increase. We believe the resulting increase in traffic volume will further drive demand for our software.

  DEVELOP AND EXPAND STRATEGIC RELATIONSHIPS

    We believe that strategic relationships with industry leaders enable us to accelerate our market penetration and visibility, and maintain our technology leadership. We collaborate with Bluestone, Compaq, Dell Computer, Exodus Communications/KeyLabs, and Sun Microsystems, as well as other internet software providers. These relationships help to ensure that our software is optimized for use with their product offerings and promote market awareness of our products. We plan to continue to develop strategic technology and marketing relationships with leading providers of e-business software.

  LEVERAGE OUR INSTALLED CUSTOMER BASE

    To date, we have licensed our software to over 500 companies worldwide, including Fortune 1000 companies, such as American Express, Dell Computer and Fidelity Investments, and leading internet-based companies, such as EarthLink, eBay and Phone.com. As our customers pursue additional e-business strategies and increase the capabilities of their web applications to accommodate increasing numbers of users, we believe there is a significant opportunity to increase the use of our software, including our recently introduced WebLoad Resource Manager product, within our installed customer base.

  EXPAND SALES OPERATIONS

    We currently market and distribute our products primarily through a direct sales force, and to a lesser extent through indirect channels. We intend to continue to grow our direct sales force and develop additional indirect sales channels. To date we have primarily sold our software in the U.S. and Europe. We currently have offices in the U.S. and Israel and intend to open additional offices as well as expand our sales operations in the U.S., Europe and the Pacific Rim.

PRODUCTS

    Our current product line consists of:

    - WebLoad: software that assures the performance of web applications by efficiently simulating very large numbers of users, extreme fluctuations in traffic and the complex user demands placed on web applications within an e-business operating environment; and

    - WebLoad Resource Manager: enterprise software that promotes efficient use of resources, facilitates collaboration and enables increased productivity by allowing developers, quality assurance, or QA, and information technology staff to share the same testing technologies, methodologies and resources throughout the application development life cycle. This enables the systematic verification of web application quality at all stages and facilitates rapid deployment.

    Together, WebLoad and WebLoad Resource Manager provide a comprehensive solution that enables users to verify their application's scalability, efficiency and reliability at each point in the application development cycle. We believe WebLoad and WebLoad Resource Manager are the only products that combine all aspects of the web application performance verification process into a single solution. Our products are designed specifically for the internet, and employ internet-standard technologies such as JavaScript, Java, ActiveX, HTML, XML and the DOM. Using a standards-based approach makes our products easier to use and readily adaptable to new technology standards.

  WEBLOAD

    Using WebLoad, customers create scripts that simulate users' interactions with web applications. These scripts are built in JavaScript, the web standard for application scripting. WebLoad includes recorders that enable customers to rapidly generate scripts by copying interactions between a web browser and a web application. WebLoad also enables more advanced users to create highly complex interactions using JavaScript and WebLoad's script authoring tools.

    WebLoad can run multiple different scripts simultaneously which reflect different user interactions with the underlying application. These differences may be task based (for example, a retail application might mix browsers with purchasers), or based on other user characteristics, such as their connection speed, the browser they are using, or their Secure Socket Layer, which is an encryption configuration.

    WebLoad executes scripts for multiple simulated users, or virtual clients, on load generation machines, such as existing servers, that are centrally managed by the customer. The customer can schedule these virtual clients independently to simulate fluctuating user traffic patterns. Alternatively, a customer can use WebLoad's Cruise Control feature, which steadily increases the number of virtual clients interacting with an application until that application fails to perform based on one or more customer-defined performance criteria. Cruise Control allows our customers to readily and rapidly determine the maximum user load their application can support while maintaining specified performance criteria.

    WebLoad efficiently generates large numbers of virtual clients requiring significantly less computer memory than competing products with comparable functionality. This benefits companies by significantly reducing the cost of hardware required to simulate large numbers of users.

    While a performance session is running, WebLoad generates over 75 different pre-defined statistical measurements which are displayed to the user in real time. Our customers can also add an unlimited number of user-defined measurements and timers, as well as monitor the performance profile of the components within a customer's internet architecture. WebLoad reports these data points on a per client and per transaction level, thus providing detailed information about the potential causes of any detected application failures during the simulation and allowing customers to rapidly and effectively address any performance issues. Customers can analyze this performance data and readily export it to industry-standard, third-party formats, such as Microsoft Excel.

    WebLoad has received the following awards:

    - 1999 PC Week Analyst's Choice Award;

    - 1999 Java Developer's Journal Award; and

    - 2000 Crossroads A-List Award.

Key features and benefits of WebLoad are summarized below.

               FEATURE                                         USER BENEFIT
-------------------------------------  ------------------------------------------------------------
Integrated Single Product Solution     - Single solution that verifies web application performance prior to deployment and enables accelerated application
                                         development.

Internet Simulation                    - Provides users with the ability to emulate different types and speeds of internet connections.

                                       - Emulates any browser including all releases of Microsoft and Netscape browsers for maximum real-world simulation.

                                       - Enables users to assign unique IP addresses to virtual
                                       clients in order to facilitate the assessment of system
                                         components including firewalls, load balancers and
                                         routers.

JavaScripting and Authoring            - Delivers internet standard scripting for familiar writing and editing, providing flexibility and automatic generation of scripts using standard web browsers.

DOM Based                              - Provides efficient verification of application integrity.

Table Compare                          - Enables easy definition of expected results and comparison with actual results for regression analysis.

Virtual Client Throttle                - Enables users to dynamically adjust internet traffic
                                       during performance sessions.

Unlimited Client Generation            - Optimized, distributed architecture for efficient,
                                       unlimited load generation.

Data Drilling                          - Allows users to drill down and verify the performance of web applications at the per-user, per-transaction level.

Cruise Control                         - Predictive tool for establishing and verifying the
                                       performance thresholds of web applications.

Web Application Server Integration     - Seamless integration with leading web application server platforms.

Comprehensive Performance Analysis     - Over 75 performance metrics for testing flexibility and
                                       accuracy and customer metrics.

                                       - Integrates data from Windows NT and Unix Performance
                                       Monitors providing a full performance picture of the web
                                         application.

Comprehensive Test Session Reports     - Save and compare graphical and statistical test reports
                                       for measuring the scalability and integrity of an
                                         application over time.

  WEBLOAD RESOURCE MANAGER

    WebLoad Resource Manager addresses the needs of companies to systematically verify web application quality and standardize their web application performance solution across the application design, development, quality assurance and information technology functions. It allows companies to centrally-manage and share WebLoad resources, so that a web application's architecture, design, implementation and hardware environment can all be tested using the same technology at each step of the development life cycle. Verification performed earlier in the development process generally results in earlier problem detection, lower costs and more rapid application development. Companies using WebLoad Resource Manager can therefore capitalize on WebLoad's comprehensive, integrated, standard-based approach to facilitate the rapid delivery of higher quality web applications.

    A depiction of a WebLoad Resource Manager deployment within an enterprise is shown below.

                                    [GRAPH]

    Key features and benefits of WebLoad Resource Manager include:

    COORDINATED MANAGEMENT OF RESOURCES. Customers who license WebLoad Resource Manager receive a fixed number of virtual clients which may be distributed throughout the enterprise upon an as-needed basis. For example, a customer with a license for 10,000 virtual clients could allocate all 10,000 for use in one performance session, or alternatively, could conduct several concurrent performance sessions with any number of virtual clients, up to an aggregate of 10,000. WebLoad Resource Manager provides central administrative controls for managing access to virtual clients and load generating hardware on a per-user, per-group basis.

    COLLABORATIVE AND ACCELERATED DEVELOPMENT. By enabling the sharing of resources and verification technologies throughout the application development lifecycle, WebLoad Resource Manager enables developers, QA engineers and IT staff to use a common solution across the entire project. Using the same technology in all phases of application development and deployment enables easy communication across these functions. For example, WebLoad Resource Manager permits a QA engineer to save a test script that identified a problem in the web application, and allows a developer to share that test script in order to reproduce, diagnose and fix the problem. Similarly, by using WebLoad Resource Manager early in the development phase, developers can share their test scripts with QA engineers, increasing the shared understanding of what verification work has already been performed and allowing the QA function to scale these tests further.

    WEBLOAD WORKSTATIONS. The WebLoad Workstation is a full feature version of WebLoad, specifically designed to integrate with WebLoad Resource Manager. The WebLoad Workstation can be used independently, in order to record, edit and test user simulations with up to twenty virtual clients. The WebLoad Workstation can also be connected to WebLoad Resource Manager over a company's network, in order to perform full scale testing and to share test scripts.

CUSTOMERS

    To date, we have licensed our software to over 500 customers worldwide. Our customers include Fortune 1000 companies and internet-based companies across a broad range of industries, including financial services, technology, retail, manufacturing, telecommunication, health care and education.

    The following is a list of our 50 largest customers, by revenue from January 1, 1999 to April 30, 2000. We derived 32.6% and 45.6% of our revenue from these customers for the twelve month period ended December 31, 1999 and the four months ended April 30, 2000.

FINANCIAL SERVICES

American Express
Chase Manhattan Bank
Fidelity Investments
Fiserv
MBNA Hallmark Information Services
Minnesota Mutual
PNC Bank
State Street Bank
Travelers
UBS AG
Vanguard

SOFTWARE

Bluestone
Bowstreet
Kana Communications
Ventix Systems

TECHNOLOGY

Compaq
Dell Computer
Hewlett-Packard
iNautix
Lucent Technologies
NCR
Nortel Networks
Per Se Technologies
Sun Microsystems

E-BUSINESS SERVICES

Active Touch
Agillion
American Management Systems
Drinks.com
EarthLink
eBay
Icarian
KPHV Corporation
LOIS Inc.
Macromedia
Mambo.com
Panurgy NY Metro
Phone.com

TELECOMMUNICATIONS

BellSouth
Genuity
LHS Priority Call
NTN Communications
Telcordia

OTHER

Campus Pipeline
Harvard University
Mindersoft
Pearson Education
Politzer & Haney
Reynolds & Reynolds
SkillSoft
Xceed

CASE STUDIES

    The following case studies illustrate the challenges faced by representative customers in deploying their web applications and the benefits they derived from using our WebLoad and WebLoad Resource Manager software.

EXODUS COMMUNICATIONS/KEYLABS

    Exodus provides internet hosting services for enterprises with mission-critical internet operations and has over 2,200 customers and 27,000 customer servers worldwide.

    Exodus' customers rely on its hosting services for the operation of their business-critical web applications and websites. Through its recently acquired KeyLabs subsidiary, Exodus also provides services to help its customers anticipate, identify and resolve performance issues with their web applications and websites. Given the importance of e-business for its customers, these services offer a significant growth opportunity and Exodus wanted to increase the use of these services among its customers. In addition, by providing these services, Exodus can protect its infrastructure from the bottlenecks created by poorly functioning web applications. KeyLabs had been using several internally developed and proprietary software tools to assess the performance of web applications. Exodus was looking for a standards-based solution that could simultaneously verify the performance of its customers' web applications from several geographically-dispersed locations in order to more accurately simulate the operating environment and diversity of users of the internet.

    Exodus chose our WebLoad and WebLoad Resource Manager software as its solution to assure the performance of its customers' web applications and websites. WebLoad Resource Manager's flexibility and ease of use enables Exodus to assess the performance of a web application from an unlimited number of servers. Currently, Exodus uses approximately 200-300 machines across many locations. In addition, using our software Exodus can verify the performance of a customer's web application or of a specific function during the development phase as well as provide a comprehensive assessment of the overall performance of a web application just prior to deployment. Exodus' customers can also assure the proper functioning of their web applications through ongoing, periodic tests in order to identify critical thresholds where their applications' performance deteriorates. As a result, customers can address potential bottlenecks and failures before they occur.

BLUESTONE

    Bluestone provides application server software that enables businesses to extend information over the web in a controlled manner and to support high volumes of users and interactions.

    Bluestone's customers rely on its application server software to build and deploy their own web applications. As a key component of its customers' e-business infrastructure, it is critical that Bluestone's software perform as expected once deployed. Bluestone required a solution to assure the scalability, efficiency and reliability of its application server software and provide authoritative performance criteria for its growing customers base. Bluestone wanted an easy to use solution based on internet standards that could effectively simulate the complex environment of the internet and enable its developers to identify and resolve performance issues prior to deployment.

    Bluestone selected our WebLoad software after many of its customers were also using it to verify the performance of their own web applications. WebLoad's ease of use and JavaScripting capability, which is internet standards-based and familiar to most technology professionals, were very important for Bluestone. Bluestone is using WebLoad to benchmark the performance of its software and rapidly address performance problems, thereby reducing the time and expense associated with deploying applications for its customers. Bluestone also purchased our WebLoad Resource Manager software to simulate internet traffic and users from many load generation servers. In addition, as part of its sales and marketing efforts, Bluestone relies on our software to demonstrate to prospective customers how well its software can perform.

BOWSTREET

    Bowstreet provides software that enables companies to rapidly build scalable business-to-business web sites and applications customized for each supplier, business partner and customer.

    Bowstreet's innovative software enables companies to quickly migrate critical business processes to the internet in order to conduct e-business. Bowstreet's software allows companies to rapidly deploy customized business-to-business web sites and applications which must be highly scalable and reliable in order to perform specific functions for an enterprise's suppliers, business partners and customers. In order to assure both the scalability and reliability of its products, Bowstreet required a solution to assess the performance of its software throughout the development cycle, and to simulate the effects of the complex internet environment.

    During the development of its flagship software solution, Bowstreet used WebLoad to assess the software's scalability and reliability, and continues to rely on WebLoad to verify the performance of additional product functionality. Bowstreet also recently licensed WebLoad Resource Manager for use throughout its software development organization. WebLoad Resource Manager enables Bowstreet engineers to collaborate throughout the development lifecycle and accelerate the development of applications. WebLoad Resource Manager allows Bowstreet to assess the reliability of specific application functions during development, and ensure the scalability of its software, resulting in the rapid identification and resolution of application errors and faster time-to-market deployments.

SALES AND MARKETING

    SALES. We sell our products principally through a direct sales force. Our direct sales force consists of sales personnel and sales engineers located at our headquarters in Burlington, Massachusetts, as well as our offices in San Ramon, California and Tel Aviv, Israel. In addition, we have indirect channel partners, principally consisting of web system integrators and web hosting companies, and international distributors in Europe and Israel. We intend to expand our direct sales force and our pre-sales engineering personnel in the United States and Europe and add personnel to assist us in broadening our indirect distribution channels worldwide.

    MARKETING. We engage in a variety of product marketing activities and provide product information through our website. We offer a free trial of our WebLoad software that can be downloaded from our website. Our marketing programs are aimed at informing customers of the benefits of our software, increasing the market awareness of our products and generating demand across all market segments. Our marketing strategy includes participating in trade shows and conferences, promoting special events and cultivating relationships with key technology analysts about the competencies and benefits of our solution.

CUSTOMER SUPPORT

    We offer a range of support and training services to our customers. We believe that providing a high level of customer service and technical support is necessary to achieve rapid product implementation which, in turn, is essential to customer satisfaction and continued license sales and revenue growth. We provide telephone and e-mail technical support from our corporate office in Burlington, Massachusetts and from our development center in Israel. We track support requests through a series of customer databases, including current status reports and historical customer interaction logs. We use customer feedback as a source of ideas for product improvements and enhancements. We also provide training and consulting to assist our customers in the development and deployment of e-business applications using our products.

RESEARCH AND DEVELOPMENT

    Our research and development efforts are focused on enhancing our core technology and developing additional functionality and capabilities for our WebLoad and WebLoad Resource Manager products. We conduct our research and development principally from our facility in Israel, augmented by our development group in the U.S. Our software development approach consists of a methodology that provides guidelines for planning, controlling and implementing projects. This approach uses a cross-functional, team-based development and release process. Our development group works closely with our sales and marketing groups, who provide customer and market requirements, and senior management that provides strategic input, to assist in defining product direction and to ensure that the right products are brought to market successfully. Members of our research and development group have extensive experience working with web technologies and software testing solutions. We believe that our future performance will depend in large part on our ability to enhance our current product line, develop new products and maintain our leadership role in providing innovative solutions for verifying the performance and scalability of web applications. As a result, we intend to continue to make significant investments in our research and development initiatives.

PRODUCT TECHNOLOGY AND ARCHITECTURE

    Our technologies are built on an open, portable architecture, based on industry standard technologies. Our products may be deployed on Windows 98, Windows NT, Windows 2000 or Sun Solaris operating systems and we intend to make them available on Linux in the near future. Our products incorporate the web standard scripting language, JavaScript, enabling our customers to easily develop, deploy and manipulate the scripts required to assess the performance of their web applications. We have also extended JavaScript to enable integration of Java, ActiveX and XML and work with other standard web technologies, such as SSL encryption schemes. Integration with these standard technologies helps ensure our products are available for use regardless of the customer's operating environment.

    Use of JavaScript as a core technology enables our products to perform extensive functional verification capabilities without the need for a browser graphical user interface, or GUI. JavaScript exposes to users the DOM. Our DOM extensions readily make XML available to the script developer in a familiar paradigm making it easier to extend a web application to include XML interactions. Our efficient browser emulator minimizes the use of computer memory, thereby enabling companies to simulate a larger number of virtual clients in order to place considerable load, or stress, on the underlying application infrastructure.

    We have developed an application architecture that scales to any arbitrary test size, delivering consistent throughput for any arbitrary load size, independent of the number of machines used to generate the load. We employ a 32-bit, multi-threaded and multi-process implementation, which dynamically adjusts and allocates new processes as the load requirements are raised. This ensures that load generators are optimized for the test and the load demanded of them, as well as readily taking advantage of multi-processor machines to increase performance.

COMPETITION

    The web application performance and testing solutions market is intensely competitive, subject to rapid change and significantly affected by new product introductions and other activities of market participants. Our primary competitors include companies who mainly offer application testing software, such as Mercury Interactive. In addition, we compete against companies that provide a broader spectrum of development tools that include some verification functionality, such as Rational Software.

    We expect that competition will intensify in the future and that additional competitors will enter the market with competing products as the size and visibility of the market opportunity increases.

Increased competition is likely to result in pricing pressures, reduced margins and may result in the failure of our products to achieve or maintain market acceptance, any of which could have a material adverse effect on our business, results of operations and financial condition. Some of our competitors have longer operating histories, better brand recognition, a larger installed base of customers and substantially greater financial, technical, marketing and other resources than we do. In addition, we anticipate that there will be continuing consolidation in the web application products market and related markets such as computer software, media and communications. Consequently, our competitors may be acquired by, receive investments from, or enter into other commercial relationships with, larger, well-established and well-financed companies. Therefore, they may be able to respond more quickly to new or changing opportunities, technologies, standards or customer requirements. Many of these competitors also have broader and more established distribution channels that may be used to deliver competing products directly to customers through bundling or other means. If competitors were to bundle competing products with their products, the demand for our products might be substantially reduced and our ability to distribute our products successfully would be substantially diminished.

    We believe the principal competitive factors affecting our market include:

    - the ability to accurately emulate the internet, including efficient simulation of very large numbers of users, extreme fluctuations in traffic and complex user demands placed on web applications;

    - breadth and depth of features for detecting and resolving software errors early in the development cycle;

    - ease of use and interactive user features;

    - price and total cost of use, including hardware requirements;

    - ability to stay technically current and compatible with rapidly emerging and changing web technologies and standards; and

    - compatibility with the user's existing network components and software systems.

    To expand our customer base, we must continue to innovate and improve the performance of our products. Although we believe that our solution competes favorably with respect to these factors, our market is relatively new and is developing rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, technical and other resources.

PROPRIETARY RIGHTS

    Our success and ability to compete depend upon our proprietary technology. In addition, we rely on copyright, trade secret and trademark law to protect our proprietary information. We also typically enter into an agreement with each of our employees, consultants and customers to control their access to and distribution of our software, documentation and other proprietary information. Nevertheless, a third party could copy or otherwise obtain our software or other proprietary information without our authorization, or could develop software competitive to ours. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology or duplicate our products or our other intellectual property. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. We expect that it will become more difficult for us to monitor the use of our products if we increase our international presence.

    There has been substantial litigation in the software and internet industries regarding intellectual property rights. It is possible that, in the future, third parties can claim that we, or our current or potential future products, infringe on their intellectual property. We expect that software product developers will increasing be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in industry segments overlaps. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause product licensing delays or require us to license or pay royalties for certain products in order to continue to sell our products. Licensing or royalty agreements, if required, may not be available on terms acceptable to us or at all. As a result, our business could be harmed.

FACILITIES

    We do not own any real property. We lease an 11,228 square foot facility in Burlington, Massachusetts for our corporate headquarters under a lease that expires in 2005. In addition, we lease approximately 7,700 square feet in Tel Aviv, Israel for our principal research and development operations under a lease that expires on August 31, 2001 and is renewable for another four years. We also lease space for our sales operations in California and London. We believe that suitable additional space will be available to us, when needed, on commercially reasonable terms.

EMPLOYEES

    As of July 7, 2000 we had 102 employees worldwide, of whom 36 were employed in research and development, 35 in sales and marketing, 22 in management and administration and 9 in technical support. Of our employees, 58 are based in the United States, 42 are based in Israel and 2 are based in Europe. None of our employees is represented by a labor union and we consider our relations with employees to be good.

    Although our Israeli employees are not party to any collective bargaining agreement, all of our Israeli employees are subject to Israeli labor laws and certain provisions of collective bargaining agreements among the Government of Israel, the General Federation of Labor in Israel and Coordinating Bureau of Economic Organizations. These provisions and laws principally concern the length of the work day, minimum daily wages for workers, procedures for dismissing employees, determination of severance pay and other conditions of employment.

LEGAL PROCEEDINGS

    We are not party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following are our current directors, executive officers, key employees and two individuals that will serve as our directors upon completion of this offering, and their respective ages as of May 15, 2000:

NAME                                 AGE                              POSITION
Yehuda Zisapel (3)..........          57           Chairman of the Board
Ilan Kinreich (3)...........          42           Chief Executive Officer, President and Director
Michal Blumenstyk...........          38           Vice President, Product Development
Andrew Cabot................          35           Vice President, Marketing
James Clemens...............          37           Vice President, Sales
Edward M. Durkin............          39           Chief Financial Officer
Meir Halberstam.............          36           Vice President, Finance
Phil Hollows................          35           Vice President, Technology
Zohar Zisapel (1)...........          50           Director
William J. Geary (2)(3).....          41           Director
Shai Beilis (3).............          52           Director
Jack Elaad (1)..............          52           Director
Thomas Bennett (1)..........          44           Director
Robert Steinkrauss                    48           Director
  (2)(3)(4).................
Christopher M. Stone                  43           Director
  (2)(3)(4).................

------------------------

(1) Will cease to serve as a director upon completion of this offering.

(2) Audit Committee member.

(3) Compensation Committee member.

(4) Will serve as a director upon completion of this offering.

    YEHUDA ZISAPEL has served as our chairman since our inception. Mr. Zisapel is also a founder and a director of RAD Data Communications Ltd., a data communications company, and BYNET Data Communications Ltd., a distributor of data communications products, chairman of the board of directors of RIT Technologies, a technology company and is a director of several other companies in the RAD-BYNET group, including SILICOM Ltd. and RADCOM Ltd. Mr. Zisapel holds a B.Sc. and an M.Sc. degree in electrical engineering from the Technion, Israel Institute of Technology and a M.B.A. from Tel Aviv University. Yehuda Zisapel and Zohar Zisapel are brothers.

    ILAN KINREICH has served as our Chief Executive Officer and President since inception of our operations in 1993. From August 1989 to February 1991, Mr. Kinreich was a co-founder and Vice President of Research and Development at Mercury Interactive, a software testing company. From May 1985 until joining Mercury Interactive, Mr. Kinreich held the position of Research and Development Manager at Daisy Systems. Prior to that, Mr. Kinreich was part of the integration team for the Lavi jet fighter. Prior to this, Mr. Kinreich served seven years in the Israel Defense Forces, holding the rank of Captain, where he led development and deployment of command and control systems. Mr. Kinreich holds a B.Sc. in Mathematics and Computer Science from Bar Ilan University.

    MICHAL BLUMENSTYK joined us as Vice President, Product Development in November 1995. From May 1994 until joining us, Ms. Blumenstyk was a project manager and Testware Engineering department manager at BVR Technologies, a technology company. From September 1990 until joining BVR Technologies,
Ms. Blumenstyk was a team leader in the Research and Development group at

Technomatix Technologies. Ms. Blumenstyk holds a M.Sc. in Computer Science from Columbia University, New York, N.Y.

    ANDREW CABOT joined us as our Vice President, Marketing in August 1998. From July 1996 until joining us, Mr. Cabot managed the security and communications product families at Cheyenne Software and Computer Associates
International Ltd., a technology company. From July 1994 until joining Cheyenne Software and Computer Associates, Mr. Cabot was a co-founder of Mediatrends Software and was responsible for managing the Quip communications product line. Mr. Cabot holds a B.A. in Liberal Studies from Northeastern University.

    JAMES CLEMENS joined us as our Vice President, Sales in April 2000. From December 1998, until joining us, Mr. Clemens served as Vice President, Sales at LiveVault Corporation, formerly Network Integrity, a software company. From September 1988, until joining Network Integrity, Mr. Clemens served in several positions for Silicon Graphics, and was most recently Area Vice President.
Mr. Clemens has a B.A. in Computer Science from Dartmouth College.

    EDWARD M. DURKIN joined us as our Chief Financial Officer in April 2000. From April 1996 until joining us, Mr. Durkin served as Vice President, Chief Financial Officer and Treasurer of StarBurst Communications Corporation, a software company. From March 1993 until joining StarBurst, Mr. Durkin served as the Director of Finance and Administration for CrossComm Corporation. In addition, Mr. Durkin has 10 years of public accounting experience as a Certified Public Accountant with Ernst & Young, LLP. Mr. Durkin has a B.S., cum laude, in accounting from the University of Massachusetts.

    MEIR HALBERSTAM joined us as our Vice President, Finance in February 1997 and served as our Chief Financial Officer until April 2000. From 1992 until joining us, Mr. Halberstam worked at National Semiconductor (Israel), as the company controller. Prior to that, Mr. Halberstam worked for 3 years at two accounting offices as an auditor. Mr. Halberstam is a qualified Certified Public Accountant and holds a B.A. in Economics and Accounting from Bar-Ilan University.

    PHIL HOLLOWS joined us as our Vice President, Technology in October 1999. From October 1995, until joining us, Mr. Hollows was, most recently, the Technical Director for Kronos, a software company, where he was responsible for technical strategy and implementation for the Timekeeper Systems Division. From May 1993, until joining Kronos, Inc., Mr. Hollows was the Managing Consultant in New York for the executive information system consultancy Metapraxis, Inc.
Mr. Hollows holds a B.A. in Physics from The Queen's College, Oxford, England.

    ZOHAR ZISAPEL has served as a director since our inception. Mr. Zisapel is also a founder and a director of RAD Data Communications Ltd. and has served as President of RAD Data since 1982. Mr. Zisapel is a director of other companies in the RAD-BYNET group, including SILICOM Ltd., RADCOM Ltd., and RIT Technologies Ltd. Mr. Zisapel received B.Sc. and M.Sc. degrees in electrical engineering from the Technion, Israel Institute of Technology and a M.B.A. degree from Tel Aviv University. Zohar Zisapel and Yehuda Zisapel are brothers. Zohar Zisapel will cease to serve as a director upon completion of this offering.

    WILLIAM J. GEARY has served as a director since December 1999. Mr. Geary has been a General Partner of North Bridge Venture Partners III, L.P. since its inception in August 1998, a General Partner of North Bridge Venture Partners II, L.P. since its inception in September 1996, and a Principal of North Bridge Venture Partners, L.P. since its inception in March 1994. Mr. Geary has also been a General Partner of North Bridge Venture Partners IV, L.P. since its inception in September 1999. Mr. Geary serves as a director in eBenX, Inc. and 2nd Century Communications, Inc. and several private technology companies
Mr. Geary holds a B.S. from Boston College, School of Management and is a Certified Public Accountant.

    SHAI BEILIS has served as a director since May 1998. Mr. Beilis has been the Chairman and Managing Partner of Formula Ventures Ltd. since December 1998. From January 1995 until joining Formula, Mr. Beilis served as the Chief Executive Officer of Argotec Ltd., a wholly-owned subsidiary of Formula Systems
(1985) Ltd. established in 1993 to capitalize on investment opportunities in the IT sector where he was responsible for initiating, overseeing and managing Argotec's investments. Before joining Formula Systems (1985) Ltd., Mr. Beilis served as Chief Executive Officer of Clal Computers and Technology Ltd. and was employed by Digital Equipment Corporation. Mr. Beilis serves as a director for Formula Systems (1985) Ltd., Crystal System Solutions Ltd., Applicom Software Industries Ltd. and several private companies. Mr. Beilis holds a B.S. degree in Mathematics and Economics from the Hebrew University in Jerusalem and a M.S. in Computer Science from the Weizmann Institute of Science.

    JACK ELAAD has served as a director since July 1998. Since May 1996,
Mr. Elaad has been the chairman of Sadot Research and Development Fund and Chief Executive Officer of Aria Razel Investment and Management Ltd. From May 1995 until joining Sadot, Mr. Elaad was a director of U.D.S. Ltd. Mr. Elaad serves as a director on the board of Aria Razel Management and Investment Ltd., Aria Razel Enterprise and Management (1992) Ltd., Igal Investment Ltd., Sadot Research and Development Fund Ltd., Idcide Inc., Silentium Ltd., Crediview Inc. Mr. Elaad has a B.A. and a M.B.A. from the Hebrew University of Jerusalem. Mr. Elaad will cease to serve as a director upon completion of this offering.

    THOMAS BENNETT has served as a director since September 1999. Since
April 1997, Mr. Bennett has served as the Senior Vice President of Business Development for Computer Associates Ltd. From June 1978 until joining Computer Associates, Mr. Bennett was employed by Policy Management Systems Corp., now Mynd Corporation, a enterprise software and electronic commerce systems company. Mr. Bennett currently serves on the board of I-Storm and several private companies. Mr. Bennett attended the University of South Carolina. Mr. Bennett will cease to serve as a director upon completion of this offering.

    ROBERT STEINKRAUSS will serve as a director upon completion of this offering. From November 1999 to April 2000, Mr. Steinkrauss served as Vice President and General Manager of the WAN Systems Group of Lucent Technologies Inc. Prior to that, Mr. Steinkrauss served as President of Xedia Corporation from February 1998 to November 1999. From February 1995 to February 1998,
Mr. Steinkrauss served as Chairman, President and Chief Executive Officer of Raptor Systems Inc. which was sold to Axent Technologies Inc. in February 1998. Mr. Steinkrauss received a B.A. from Boston College, magna cum laude, and is a Certified Public Accountant.

    CHRISTOPHER M. STONE will serve as a director upon completion of this offering. Mr. Stone is a founder and has served as President and Chief Executive Officer of Tilion, Inc. since its inception in January 2000. Tilion is an infrastructure service provider for in-the-net commerce analytics. From August 1997 to October 1999, Mr. Stone served as Executive Vice President of corporate strategy and development at Novell, Inc. From 1989 to 1992, Mr. Stone served as Chief Executive Officer of the Object Management Group Inc., a software development standardization group of which he was also a founder. Mr. Stone currently serves on the board of directors of Entrust Technologies, Inc.
Mr. Stone holds a B.S. in Computer Science from University of New Hampshire and an Executive M.B.A. from University of Virginia's Darden School of Business.

COMMITTEES OF THE BOARD OF DIRECTORS

    Our board of directors has standing audit and compensation committees. The audit committee upon completion of this offering will consist of Messrs. Geary, Steinkrauss and Stone. The audit committee oversees the engagement of our independent public accountants, reviews the annual financial statements and the scope of the annual audits and considers matters relating to accounting policy and internal contracts.

    The compensation committee currently consists of Messrs. Yehuda Zisapel, Kinreich, Geary and Beilis. The compensation committee administers our three option plans: the Key Employee Share Incentive Plan (1996), the Affiliate Employees Option Plan (1997) and the United States Share Incentive Plan (2000). The compensation committee administers these plans and is authorized to submit recommendations to our board of directors as to the issuance of options under the plans. Under the Companies Law, the authority to issue options vests exclusively with our board of directors.

ALTERNATE DIRECTORS

    Our Articles of Association provide that a director may appoint, by written notice to us, an individual to serve as an alternate director. Any alternate director will have all of the rights and obligations of the director appointing him or her, except the power to appoint an alternate (unless the instrument appointing him or her provides otherwise) and the right to remuneration. The alternate director may not act at any meeting in which the director appointing him or her is present. Currently, no alternate directors have been appointed. A person who is not qualified to be appointed as a director, or a person who already serves as a director or an alternate director, may not be appointed as an alternate director.

INDEPENDENT DIRECTORS

    Upon the completion of this offering, our ordinary shares will be listed for quotation on the Nasdaq National Market and we will be subject to the rules of the Nasdaq National Market applicable to listed companies. Under the Nasdaq rules, we are required to appoint a minimum of three independent directors, and our audit committee is required to be comprised of at least three independent directors, all of whom are financially literate and one of whom has accounting or related management expertise. The independence standard under the Nasdaq rules excludes any person who is a current or former employee of a company or its affiliates as well as the immediate family members of an executive officer of a company or its affiliates. Upon completion of this offering, Messrs. Geary, Steinkrauss and Stone, will meet the independence standard and the audit committee member requirements of the Nasdaq rules.

EXTERNAL DIRECTORS

    The Israeli Companies Law, 1999, became effective on February 1, 2000. Under the Companies Law, companies incorporated under the laws of Israel whose shares have been offered to the public in or outside of Israel are required to appoint two independent, or external, directors. A person may not be appointed as an external director if the person's relative, partner, employer or any entity under the person's control has, as of the date of the person's appointment as external director, or had, during the preceding two years, any affiliation with:

    - the company;

    - any entity controlling the company; or

    - any entity controlled by the company or by this controlling entity.

    The term affiliation includes:

    - an employment relationship;

    - a business or professional relationship maintained on a regular basis;

    - control; and

    - service as an office holder.

    A person may not serve as an external director if the person's position or other business creates, or may create, a conflict of interest with the person's responsibilities as an external director or may adversely impact such person's ability to serve as an external director. Until the lapse of two years from termination of office, a company may not engage an external director to serve as an office holder and cannot employ or receive professional services from that person, either directly or indirectly, including through an entity controlled by that person.

    The term of an external director is three years and may be extended for an additional three years. Each committee of a company's board of directors is required to include at least one external director.

    External directors are elected by a majority vote at a shareholders' meeting, provided that either:

    - the majority of shares voting in favor of the election includes at least one third of the shares of non-controlling shareholders voted at the meeting; or

    - the total number of shares of non-controlling shareholders voted against the election of the external director does not exceed one percent of the aggregate voting rights in the company.

    External Directors are entitled to compensation as provided in regulations adopted under the Companies Law and are otherwise prohibited from receiving any other compensation, directly or indirectly, in connection with service provided as a director.

    We intend to appoint Messrs. Steinkrauss and Stone, who, subject to shareholder approval, will serve as directors upon completion of this offering, as external directors under the Companies Law. The appointment of the external directors requires shareholder approval, as set forth in the Companies Law. We will also appoint the external directors to committees of our board of directors as required by applicable law.

    Under the Companies Law, if, at the time external directors are to be appointed, all current members of the board of directors are of the same gender, then at least one external director must be of the other gender. We intend to appoint a female director upon, or prior to, the appointment of the two external directors.

AUDIT COMMITTEE; INTERNAL AUDITOR

    Pursuant to the Companies Law, the board of directors of a public company must appoint an audit committee, as well as an internal auditor. The audit committee must be comprised of at least three directors, including all of the external directors. The audit committee may not include the chairman of the board, any director employed by the company or providing to the company services on a regular basis, or a controlling shareholder or his relative. The Companies Law also requires the board of directors of a public company to appoint an internal auditor recommended by the audit committee. The role of the internal auditor is to examine, among other things, whether the company's acts comply with the law and orderly business procedure. The internal auditor may be an employee of the company but may not be an affiliate or office holder, or a relative of any affiliate or office holder, and may not be a member of the company's independent accounting firm or its representative. We will constitute our audit committee so that it will comply with the Companies Law.

FIDUCIARY DUTIES OF OFFICE HOLDERS

    The Companies Law imposes fiduciary duties on a company's "office holders," which include a director, general manager, chief executive officer, executive vice president, vice president, any person performing the foregoing functions without regard to such person's title and any other manager directly subordinate to the general manager. An office holder's fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of skill with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of care includes a duty to use reasonable means to obtain:

    - information on the advisability of a given action brought for his approval or performed by him by virtue of his position; and

    - all other significant information pertaining to these actions.

    The duty of loyalty requires the office holder to act in good faith and for the company's benefit and includes a duty to:

    - avoid any conflict of interest between the office holder's position in the company and any other position held by him or his personal affairs;

    - avoid any competition with the company;

    - avoid exploiting any business opportunity of the company to receive a personal gain for himself or others; and

    - disclose to the company any information or documents relating to the company's affairs which the office holder has received due to his position as an office holder.

    Each person listed in the table under "--Directors, Executive Officers and Key Employees" above is an office holder. Under the Companies Law, all arrangements as to compensation of an office holder who are not directors require approval of the board of directors and, with respect to indemnification and insurance of these office holders, also require audit committee approval. Arrangements regarding the compensation of directors, including in their capacity as officers of the company, require audit committee, board of directors and shareholder approval.

APPROVAL OF RELATED PARTY TRANSACTIONS UNDER ISRAELI LAW

    The Companies Law requires that an office holder of a company promptly disclose any personal interest that he or she may have and all related material information known to him or her, relating to any existing or proposed transaction by the company. This would include disclosure of a personal interest of any corporation in which the office holder is a 5.0% or greater shareholder, director, or general manager or in which he or she has the right to appoint at least one director or the general manager. If the transaction is an extraordinary transaction, that is, a transaction other than in the ordinary course of business, otherwise than on market terms, or is likely to have a material impact on the company's profitability, assets or liabilities, the office holder must also disclose any personal interest of the office holder's spouse, siblings, parents, grandparents, descendants, spouse's descendants, and their spouses. Once an office holder complies with this disclosure requirement, if the transaction is not an extraordinary transaction, the Companies Law provides that only the approval of the board of directors is required, unless the articles of association provide otherwise. Approval of these types of transactions is conditioned on the transaction not being adverse to the company's interest. If the transaction is an extraordinary transaction, then, in addition to any approval stipulated by the articles of association, it must also be approved by the company's audit committee and then by the board of directors, and, under certain circumstances, by a meeting of the shareholders of the company. A director who has a personal interest in a matter which is considered at a meeting of the board of directors or the audit committee, may generally not be present at this meeting or vote on this matter.

    The Companies Law applies the same disclosure requirements to a controlling shareholder of a public company. A controlling shareholder may include a shareholder that holds 25.0% or more of the voting rights in a public company if no other shareholder owns more than 50.0% of the voting rights in the company. Subject to exceptions specified in regulations promulgated under the Companies Law, extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, and the terms of compensation of a controlling shareholder who is an office holder or employee, require the approval of the audit committee, the board of directors and a majority of the shareholders of the company in a general meeting, provided that either:

    - the majority of shares voting in favor of the transaction includes at least one-third of the shareholders who have no personal interest in the transaction and are present at the meeting; or

    - the total number of shares of those who have no personal interest in the transaction and who vote against the transaction does not exceed one percent of the voting rights in the company.

    A private offer for the issuance of securities that will increase the relative holdings of a shareholder that holds five percent or more of the company's outstanding share capital, or that will cause any person to become, as a result of the issuance, a holder of five percent or more of the company's outstanding share capital, requires approval by the board of directors and the shareholders of the company. However, regulations promulgated under the Companies Law provide that this type of private issuance does not require these approvals in the case of companies, such as us, whose shares are offered publicly only outside of Israel.

INDEMNIFICATION, INSURANCE AND EXCULPATION OF OFFICE HOLDERS

    Our articles of association provide that, to the extent permitted by the Companies Law, we may indemnify our office holders for liability or expense incurred by an office holder as a result of an act done by him in his capacity as an office holder, as follows:

    - financial liability imposed on him in favor of another person by a court judgment, including a settlement judgment or an arbitrator's award approved by a court; and

    - reasonable litigation expenses, including attorney's fees, expended by an office holder or charged to him by a court, in proceedings filed against him by us or on our behalf or by another person, or in a criminal charge from which he was acquitted, or in a criminal charge of which he was convicted of a crime which does not require a finding of criminal intent.

    The Companies Law and our Articles of Association provide that, subject to certain limitations, we may undertake in advance to indemnify our office holders.

    Our articles of association provide that, to the extent permitted by the Companies Law, we may enter into a contract for the insurance of the liability of our office holders in respect of a liability imposed on an office holder as a result of an act done by him in his capacity as an office holder, including the following:

    - a breach of his duty of care to us or to another person;

    - a breach of his duty of loyalty to us, provided that he acted in good faith and had reasonable grounds to assume that his act would not harm us; or

    - financial liability imposed upon him in favor of another person.

    These provisions are specifically limited in their scope by the Companies Law, which provides that a company may not indemnify or procure insurance for the liability of an office holder for:

    - a breach of the duty of loyalty, unless the office holder acted in good faith and had reasonable grounds to assume that the action would not harm the company;

    - an intentional or reckless breach of the duty of care;

    - an act done with the intent to unlawfully realize personal gain; or

    - a criminal fine or penalty imposed on the office holder.

    In addition, our articles of association provide that, to the extent permitted by the Companies Law, we may release an office holder, in advance, from liability, in whole or in part, for damages resulting from a breach of his duty of care to us.

    We have agreed to indemnify our office holders to the fullest extent permitted under the Companies Law. In June 2000, we procured liability insurance in the amount of $5,000,000, insuring our directors and officers in connection with their service to us.

    In July 2000, we have undertaken to indemnify, subject to the provisions of the Companies Law, our office holders, for liability or expense incurred thereby in connection with certain claims, specified in the arrangement, related to an action or inaction on the part of the office holder while serving in such capacity. The indemnity for any such claim will not exceed a specified maximum amount. In addition, this arrangement includes an exemption and release of our office holders from any liability related to any breach by an office holder of said officer's duty of care to us, to the maximum extent permitted by the Companies Law.

COMPENSATION OF DIRECTORS

    We reimburse our Directors for expenses incurred to attend meetings of our Board of Directors and any committees of the Board of Directors. Currently, our Directors who are not officers do not receive any other compensation.

EXECUTIVE COMPENSATION

    The following table sets forth for the total compensation, during the year ended December 31, 1999, paid to or accrued for our Chief Executive Officer and President. Two other executive officers' salary and bonus exceeded $100,000 for 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                         ANNUAL COMPENSATION   COMPENSATION AWARDS
                                                         -------------------   --------------------
                                                                               NUMBER OF SECURITIES
NAME AND PRINCIPAL POSITION                               SALARY     BONUS      UNDERLYING OPTIONS
Ilan Kinreich..........................................  $140,451   $45,000          147,510
  Chief Executive Officer
  and President

Andrew Cabot...........................................   107,810    20,000          107,810
  Vice President, Marketing

Patricia Nagle (1).....................................    92,307    38,098          184,390
  Vice President, Sales

------------------------

(1) Ms. Nagle served as our Vice President, Sales through February 2000.

OPTION GRANTS IN 1999

    The following table presents each grant of stock options during the fiscal year ended December 31, 1999, to each of the individuals listed in the Summary Compensation Table. We have never granted stock appreciation rights.

    The potential realizable value is calculated based on the 62-month term of the option at the time of grant. Stock price appreciation of 5.0% and 10.0% is assumed pursuant to the rules promulgated by the SEC does not represent our estimate of future share price performance. The potential realizable value at 5.0% and 10.0% appreciation are calculated by:

    - multiplying the number of ordinary shares under the option by the initial public offering price of $10.00 per share;

    - assuming that the aggregate stock value derived from that calculation compounds at the annual 5.0% or 10.0% rate shown in the table until the expiration of the options; and

    - subtracting from that result the aggregate option exercise price.

    Percentages shown under "Percent of Total Options Granted to Employees in 1999" are based in an aggregate of 857,060 options granted to our employees under our Key Employee Share Incentive

Plan (1996) during 1999. The exercise price of each option is equal to the fair market value of our ordinary shares on the date of grant as determined by our board of directors.

                                          INDIVIDUAL GRANTS
                          --------------------------------------------------
                                        PERCENT OF                             POTENTIAL REALIZABLE VALUE
                          NUMBER OF    TOTAL OPTIONS                             AT ASSUMED ANNUAL RATES
                          SECURITIES    GRANTED TO     EXERCISE                OF SHARE PRICE APPRECIATION
                          UNDERLYING     EMPLOYEES      PRICE                       FOR OPTION TERMS
                           OPTIONS          IN           PER      EXPIRATION   ---------------------------
NAME                       GRANTED         1999         SHARE        DATE          5%              10%
Ilan Kinreich...........   147,510         17.2%        $0.68      9/28/2004   $1,692,686       $2,059,387
Andrew Cabot............   107,810         12.6          0.68      9/28/2004   1,237,126         1,505,135
Patricia Nagle..........   184,390         21.5          0.68     10/23/2004   2,115,887         2,574,269

  OPTION VALUES AT DECEMBER 31, 1999

    The following table presents the number and value of securities underlying unexercised options that are held by each of the individuals listed in the Summary Compensation Table as of December 31, 1999.

    Amounts shown under the column "Value of Unexercised in-the-Money Options at December 31, 1999" are based on the initial public offering price of $10.00, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares.

                      AGGREGATED OPTION EXERCISES IN 1999
                       AND DECEMBER 31, 1999 OPTION VALUE

                                                        NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                           SHARES                   OPTIONS AT DECEMBER 31, 1999         DECEMBER 31, 1999
                         ACQUIRED ON     VALUE      -----------------------------   ---------------------------
NAME                      EXERCISE      REALIZED     EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
Ilan Kinreich..........          --    $      --       427,978         110,632      $4,253,530     $1,031,090
Andrew Cabot...........          --           --        26,953          80,857      $  251,202     $  753,587
Patricia Nagle.........          --           --            --         184,390              --     $1,718,515

EQUITY AND OTHER INCENTIVES

  SHARE OPTION PLANS

    As of July 31, 2000, pursuant to resolutions of our board of directors, a total of 4,311,862 ordinary shares had been reserved for the granting of options to our employees, officers, directors, consultants and affiliate employees pursuant to our share option plans. These options have been reserved and granted pursuant to our Key Employee Share Incentive Plan (1996), Affiliate Employees Option Plan (1997) and United States Share Incentive Plan (2000).

    Options granted under our option plans generally vest over a period of between three to five years. Of the options reserved under the share option plans, options to purchase 455,640 ordinary shares have been exercised, options to purchase 3,209,389 shares were outstanding as of the date of this prospectus, at a weighted average exercise price of $1.78 share and options to purchase up to 646,833 ordinary shares are available for future grant.

    The compensation committee administers these plans and is authorized to submit recommendations to our board of directors as to the issuance of options under the plans. Under the Companies Law, the authority to issue options vests exclusively with our board of directors. Each grantee is responsible for all personal tax consequences of the grant and the exercise thereof.

    Our board of directors may terminate or amend our share option plans, provided that any action by our board of directors which will alter or impair the rights of an option holder requires the prior consent of that option holder.

    We have resolved that from the date of the closing of this offering and thereafter we will issue options under the Key Employee Share Incentive Plan
(1996) and the United States Share Incentive Plan (2000) exclusively. From the date of the closing of this offering and thereafter, we will not issue options under the Affiliate Employees Option Plan (1997).

  GENERAL PROVISIONS APPLICABLE TO THE UNITED STATES SHARE INCENTIVE PLAN (2000)

    Options granted under the United States Share Incentive Plan (2000) may be either (i) options intended to qualify as "incentive stock options" under
Section 422 of the Internal Revenue Code of 1986, as amended or
(ii) non-qualified stock options. Incentive stock options may only be granted to our employees. The aggregate fair market value, determined on the date of grant, of ordinary shares issuable pursuant to incentive stock options that become exercisable in any calendar year under any of our existing or future potential incentive stock plans may not exceed $100,000. Incentive stock options granted under this Plan may not be granted at a price less than the fair market value of our ordinary shares on the date of grant, or 110.0% of fair market value in the case of employees holding more than 10.0% of our voting stock. Non-qualified stock options granted under our plan may not be granted at an exercise price less than the par value per share of our ordinary shares on the date of the grant. Incentive stock options granted under this plan expire not more than 10 years from the date of grant, or not more than five years from the date of grant in the case of incentive stock options granted to an employee or officer holding 10.0% or more of our voting stock. An option granted under the plan is not transferable by the option holder except by will or by the laws of descent and distribution or as otherwise determined by the Board of Directors and set forth in the applicable option agreement.

EMPLOYMENT AGREEMENTS

    At the start of their employment, our employees in the United States generally sign offer letters specifying basic terms and conditions of employment as well as agreements that include confidentiality, non-compete provisions and assignment of intellectual property rights related to their employment. At the start of their employment, our employees in Israel generally sign written employment agreements that include confidentiality and non-compete provisions.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information known to us regarding the beneficial ownership of our ordinary shares as of July 31, 2000 giving effect to conversion of all our preferred shares into ordinary shares and as adjusted to reflect the sale of the ordinary shares in this offering by:

    - each person known by us to beneficially own more than 5.0% of our ordinary shares;

    - each named executive officer;

    - each of our directors; and

    - all of our directors and executive officers as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares under options and warrants held by that person that are currently exercisable or exercisable within 60 days of July 31, 2000 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.

    Except as indicated in the footnotes to this table and pursuant to state community property laws, each shareholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Ownership percentages before offering are based on 12,366,572 ordinary shares outstanding on a pro forma basis on July 31, 2000 and ownership percentages after offering are based on the same number plus 4,000,000 ordinary shares to be issued upon completion of this offering. This table assumes no exercise of the underwriters' over-allotment option.

    Unless otherwise noted below, each shareholder's address is c/o RadView Software Ltd., 7 New England Executive Park, Burlington, Massachusetts 01803.

                                                           TOTAL SHARES            PERCENTAGE OF
                                                        BENEFICIALLY OWNED        ORDINARY SHARES
                                                      -----------------------   -------------------
                                                        BEFORE       AFTER       BEFORE     AFTER
BENEFICIAL OWNER                                       OFFERING     OFFERING    OFFERING   OFFERING
FIVE PERCENT SHAREHOLDERS
Computer Associates International, Inc. (1).........   1,548,900    1,635,067     12.5%      10.0%
Formula Ventures (2)................................   2,518,656    2,604,823     20.4%      15.9%
North Bridge Venture Partners III, L.P. (3).........   1,666,666    1,666,666     13.5%      10.2%
Sadot Research and Development Fund Ltd. (4)........   1,510,959    1,510,959     12.2%       9.2%

DIRECTORS AND EXECUTIVE OFFICERS
Zohar Zisapel (5)...................................   2,051,320    2,079,522     16.6%      12.7%
Yehuda Zisapel (6)..................................   2,060,249    2,079,522     16.7%      12.7%
Ilan Kinreich (7)...................................     523,434      523,434      4.2%       3.2%
Andrew Cabot (8)....................................      71,780       71,780        *          *
Michal Blumenstyk (9)...............................      66,450       66,450        *          *
Edward M. Durkin....................................          --           --       --         --
Meir Halberstam (10)................................      40,000       40,000        *          *
Phil Hollows........................................          --           --       --         --
James Clemens.......................................          --           --       --         --
William J. Geary (3)................................   1,666,666    1,666,666     13.5%      10.2%
Shai Beilis (2).....................................   2,518,656    2,604,823     20.4%      15.9%
Jack Elaad (4)......................................   1,510,959    1,510,959     12.2%       9.2%
Thomas Bennett (1)..................................   1,548,900    1,635,067     12.5%      10.0%
Robert Steinkrauss..................................          --           --       --         --
Christopher M. Stone................................          --           --       --         --
All executive officers and directors as a group (15
  persons)..........................................  12,043,533   12,278,223     95.1%      75.0%

------------------------

* Represents beneficial ownership of less than one percent of our ordinary shares.

(1) Represents 1,548,900 ordinary shares owned of record by Computer Associates International, Inc. and 86,167 ordinary shares issuable to Computer Associates International, Inc. upon the closing of this offering. Our director, Thomas Bennett, is a Senior Vice President, Business Development of Computer Associates International, Inc. Mr. Bennett has no voting or investment power over the ordinary shares held by Computer Associates International, Inc. and disclaims beneficial ownership of these shares. Computer Associates International, Inc. is a public company traded on The Nasdaq National Market. Based on its most recent Proxy Statement on Form 14A filed with the SEC on July 7, 1997, its directors are Russell M. Artzt, William F.P. deVogel, Irving Goldstein, Richard A. Grasso, Shirley Strum Kenny, Sanjay Kumar and Charles B. Wang. The address of Computer Associates International, Inc. is One Computer Associates Plaza, Islandia, NY 11749.

(2) Represents 1,524,510 ordinary shares owned of record by Formula Ventures L.P; 428,887 ordinary shares owned of record by FV-PEH L.P.; 489,701 ordinary shares owned of record by Formula Ventures (Israel) L.P.; 75,558 ordinary shares owned of record by Shem Basum Ltd. and 86,167 ordinary shares in the aggregate issuable to Formula Ventures L.P., FV-PEH L.P., Formula Ventures (Israel) L.P., and Shem Basum Ltd. upon the closing of this offering and distributed among them as follows: 52,157 ordinary shares will be issued to Formula Ventures L.P., 14,674 ordinary shares will be issued to FV-PEH L.P., 16,751 ordinary shares will be issued to Formula Ventures (Israel) L.P., and 2,585 ordinary shares will be issued to Shem Basum Ltd. Shai Beilis, our director, is the managing director of Formula Ventures L.P., Formula Ventures Ltd. and the principal shareholder and a director of Shem Basum Ltd. Shai Beilis disclaims beneficial ownership of the shares held of record by Formula Ventures L.P.; FV-PEH L.P. and Formula Ventures (Israel) L.P. except to the extent of his pecuniary interest therein. Shai Beilis has sole voting and investment power and is the beneficial owner of the 75,558 ordinary shares owned of record by Shem Basum Ltd. Formula Ventures L.P., FV-PEH L.P. and Formula Ventures (Israel) L.P. are part of an affiliated group of investment entities managed by Formula Ventures Ltd. and Formula Ventures Partners (Cayman Islands) Ltd., a subsidiary thereof. Micha Gaiger, Yigal Erlich, Shai Beilis, Ariel Sela, Moshe Shachaf, Dan Goldstein, by virtue of their board position in Formula Venture Ltd., and Ben-Arie Reuven and Ari Sternberg, by virtue of their board position in Formula Venture Partners (Cayman Islands) Limited, each share voting and dispositive power with respect to the shares held by Formula Ventures L.P.; FV-PEH and Formula Ventures (Israel) L.P. Decisions with respect to voting and investment of the shares owned of record are made by majority vote and as managing director, Shai Beilis shares voting and investment power over the ordinary shares held by Formula Ventures L.P., FV-PEH L.P. and Formula Ventures (Israel) L.P. The address of Formula Ventures (Israel) L.P. is 11 Galgalei Haplada St., Herzliya, Israel 46733. The address of each of Formula Ventures L.P. and FV-PEH L.P. is c/o Michael Fiamenbaum 666 Fifth Avenue, New York, New York, USA. The address of Shem Basum Ltd. is 39 Shderot Hagalim, Herzliya, Israel 46120.

(3) Represents 1,666,666 ordinary shares owned of record by North Bridge Venture Partners III, L.P. The General Partner of North Bridge Venture Partners III, L.P. is North Bridge Venture Management III, L.P. Our director Mr. William
    J. Geary is a partner of North Bridge Venture Management III, L.P.
    Mr. Geary shares voting and investment power over these shares, however, he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Edward T. Andersen, William J. Geary, Richard D'Amore and Jeffrey P. McCarthy, by virtue of their management position in North Bridge entities, each have voting and dispositive power with respect to the shares held by North Bridge Venture Partners III, L.P. The address of North Bridge Venture Partners III, L.P. is 950 Winter Street, Suite 4600, Waltham, MA 02451.

(4) Represents 1,510,959 ordinary shares owned of record by Sadot Research and Development Fund Ltd. Upon the closing of this Offering, 226,644 of these ordinary shares will be transferred to Arya Razel Enterprise and Management
    (1992) Ltd. Jack Elaad, our director, is a director of Sadot

    Research and Development Fund Ltd. and Arya Razel Enterprise and Management
    (1992) Ltd. Mr. Elaad disclaims beneficial ownership of these shares. Sadot Research and Development Fund Ltd. is a publicly held Israeli company traded on the Tel Aviv Stock Exchange. Avraham Radgansky, Yossi Bert, Yakov Sadeh, Shammai Mittelman, Graham Jeffrey Wolfman, Jack Elaad, Yitzhak Koul and Itzhak Inbar are the directors of Sadot Research and Development Fund Ltd. and share voting and dispositive power with respect to the shares held by Sadot Research and Development Fund Ltd. Avraham Radginsky, Ben Zion Israel and Jack Elaad are the directors of Arya Razel Enterprise and Management
    (1992) Ltd. and share voting and dispositive power with respect to the shares held by Arya Razel Enterprise and Management (1992) Ltd. The address of Sadot Research and Development Fund Ltd. and Arya Razel Enterprise and Management (1992) Ltd. is Textile House, 2 Kaufman Street, Tel Aviv, Israel 61500.

(5) Represents 678,891 ordinary shares owned of record by Zohar Zisapel; 678,774 ordinary shares owned of record by Michael and Klil Holdings (93) Ltd.; 678,774 ordinary shares owned of record by Lomsha Ltd.; 14,881 ordinary shares owned by Rad Data Communications Ltd. and 43,083 ordinary shares issuable to Zohar Zisapel upon the closing of this offering. Zohar Zisapel is a principal shareholder and a director of each of Michael and Klil Holdings (93) Ltd., Lomsha Ltd. and of Rad Data Communications Ltd. and is also Chairman of Rad Data Communications Ltd. The 14,881 ordinary shares owned by Rad Data Communications are held in trust for a group of employees of companies in which Zohar and/or Yehuda Zisapel are principal shareholders and/or directors. Rad Data Communications Ltd. serves as trustee of this trust. Under the terms of the trust, the trustee has the power to vote the shares but no investment power over the shares. The terms of the trust provide that immediately prior to the closing of this offering the trust shall dissolve and the shares are to be distributed to the beneficiaries of the trust. Zohar Zisapel is not one of the beneficiaries and he disclaims beneficial ownership of the shares held in trust. Zohar Zisapel's address is 8 Hanechoshet Street, Tel Aviv, Israel, 69710.

(6) Represents 2,036,439 ordinary shares owned of record by Yehuda Zisapel; 8,929 and 14,881 ordinary shares held by Bynet Data Communication Ltd. and Rad Data Communications Ltd., respectively and 43,083 ordinary shares issuable to Yehuda Zisapel (or entities controlled by him) upon the closing of this offering. Yehuda Zisapel is a principal shareholder and a director of each of Bynet Data Communication Ltd. and Rad Data Communications Ltd. and is also president of Rad Data Communications Ltd. The 8,929 and 14,881 ordinary shares held respectively by Bynet Data Communication Ltd. and Rad Data Communications are held in two trusts for a group of employees of companies in which Zohar and or Yehuda Zisapel are principal shareholders and/or directors. Rad Data Communications Ltd. and Bynet Data Communication Ltd. are each the trustee in one of these trusts. Under the terms of these trusts, the trustee has the power to vote the shares but no investment power over the shares. The terms of these trusts provide that immediately prior to the closing of this offering these trusts are to be dissolved and the shares are to be distributed to the respective beneficiaries of the trusts. Yehuda Zisapel is not one of the beneficiaries of either of these trusts and he disclaims beneficial ownership of the shares held in trust. Yehuda Zisapel's address is 8 Hanechoshet Street, Tel Aviv, Israel, 69710.

(7) Represents 403,005 ordinary shares owned of record and 120,429 options exercisable within 60 days of July 31, 2000.

(8) Represents 71,780 options exercisable within 60 days of July 31, 2000.

(9) Represents 66,450 options exercisable within 60 days of July 31, 2000.

(10) Represents 40,000 options exercisable within 60 days of July 31, 2000.

                 CERTAIN TRANSACTIONS WITH EXECUTIVE OFFICERS,
                    DIRECTORS AND FIVE PERCENT SHAREHOLDERS

    Since April 1997, there has not been nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5.0% of our ordinary shares or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than the transactions described below.

  TRANSACTIONS WITH RAD DATA COMMUNICATIONS LTD.

    On, January 1, 1993, we borrowed an amount in NIS equal to $1.2 million from Rad Data Communications Ltd. Messrs. Yehuda and Zohar Zisapel are our directors and principal shareholders of Rad Data Communications Ltd. This loan bears no interest and is linked to changes in the Israeli consumer price index that occurred since the date of its transfer to the Company. At the end of each year, we pay Rad Data Communications Ltd. 3.0% of any revenue above $1.5 million as repayment of this loan. As of March 31, 2000, a balance of $1.4 million of the loan was outstanding. By the terms of the loan, we must repay the outstanding balance with the proceeds of this offering.

    In addition, we have contracted for legal, accounting, purchasing and administrative services, car maintenance and insurance from the Rad-Bynet group, which is controlled by Messrs. Yehuda Zisapel and Zohar Zisapel, our directors. We are not obligated to contract for any of these services and we can terminate our contracts for any reason with a brief notice period. In the aggregate, we paid less than $60,000 per year for the last three years for these services and believe that the terms of our contracts were at least as favorable as we could have obtained from an unaffiliated third party.

  DISTRIBUTION AGREEMENT

    In November 28, 1995, we signed a non-exclusive Distribution Agreement with one of our shareholders Platinum Technology Inc. (which has since been acquired by Computer Associates International, Inc. and is a wholly owned subsidiary thereof). Under the agreement, we received 30.0% royalties on all of our products sold by Computer Associates. In 1999, this agreement was assigned by Platinum Technology, Inc. to Computer Associates International, Inc. In 1999, Computer Associates paid us $26,000. We terminated this agreement and entered into a new agreement in December 1999. Under the new agreement, we will provide normal post sale help desk support for Computer Associates' current customers that use our WebLoad products. Computer Associates pays us a fixed fee of $40,000 per year for such support.

  SECURED PROMISSORY NOTES

    In June 2000, we approved the acceptance of promissory notes as payment of the aggregate exercise price of stock options held by Ilan Kinreich, our director, President and Chief Executive Officer and three of our other office holders. Ilan Kinreich's note is limited to the amount of $150,000. The other notes are limited to the amount of $30,000 each. None of these individuals will exercise options with these notes prior to the closing of this offering. Amounts outstanding under such notes, if actually issued, shall bear 8% interest per annum. The entire unpaid principal balance and all accrued interest shall be due and payable in 2005. The notes shall be secured by the shares issued upon the exercise of the related options.

  INSURANCE POLICY AND INDEMNIFICATION ARRANGEMENT

    In June 2000, we procured liability insurance insuring our directors and officers in connection with their service to us in an amount of $5,000,000. In July 2000, we undertook to indemnify, subject to the provisions of the Companies Law, our office holders for liability incurred in connection with certain claims specified in the arrangement, related to an action or inaction on the part of the office holder while serving in such capacity. The indemnity for any such claim will not exceed a specified maximum amount. In addition, this arrangement includes an exemption and release of our office holders from any liability related to any breach by an office holder of said officer's duty of care to us, to the maximum extent permitted by the Companies Law.

  RECENT SALES OF UNREGISTERED SECURITIES

    The following executive officers, directors or holders of more than 5.0% of our voting securities purchased securities as of the dates shown below. All share and per share data in this chapter have been retroactively restated to reflect two stock splits occurred since April 1997.

                                                      SERIES A                 SERIES A
                                         SERIES A    OPTIONS FOR              OPTIONS FOR   SERIES B
INVESTORS                                PREFERRED    ORDINARY     SERIES A    ORDINARY     PREFERRED   ORDINARY
---------                                 SHARES       SHARES      WARRANT      SHARES       SHARES      SHARES
Yehuda Zisapel.........................   168,300       262,500    168,300       262,500     294,839     880,000
Zohar Zisapel..........................    56,100        87,500     56,100        87,500      98,291     293,400
Lomsha Ltd.............................    56,100        87,500     56,100        87,500      98,274     293,300
Michael and Klil Holdings (93) Ltd.....    56,100        87,500     56,100        87,500      98,274     293,300
Computer Associates International,
  Inc./ Platinum Technology, Inc.......   291,400       454,600         --            --          --     802,900
Entities Affiliated with the Formula
  Ventures/Argotec Ltd.................   420,700       656,300    420,700       656,300     364,656          --
Sadot Research and Development Fund
  Ltd..................................   252,400       393,700    252,400       393,700     218,759          --
Ilan Kinreich..........................        --            --         --            --          --     391,100
Average Purchase Price.................   $  2.97      NIS 0.01    $  2.97      NIS 0.01     $  2.10    $    .68

    Under an agreement dated May 1997, we issued 336,500 ordinary shares at a purchase price of approximately $2.97 per share in a private placement to Platinum Technology, Inc. (which has since been acquired by Computer Associates International, Inc. and is a wholly owned subsidiary thereof), for an aggregate gross consideration of $1,000,000. In December 1999, Platinum Technology, Inc. transferred all of these ordinary shares to Computer Associates International, Inc.

    Under an agreement dated May 1998, we issued 168,300 Series A Preferred Shares to Yehuda Zisapel, 56,100 Series A Preferred Shares to Zohar Zisapel, 56,100 Series A Preferred Shares to Lomsha Ltd., which is controlled by Zohar Zisapel, 56,100 Series A Preferred Shares to Michael and Klil Holdings (93) Ltd., which is controlled by Zohar Zisapel, 291,400 Series A Preferred Shares to Platinum Technology, Inc., 201,900 Series A Preferred Shares to Sadot Research and Development Fund Ltd. and 420,700 Series A Preferred Series Shares to Argotec Ltd. The purchase price was approximately $2.97 per share.

    The seven investors that participated in the Series A Preferred Shares Private Offering paid an aggregate gross consideration of $3,716,000. Purchasers in the Series A Preferred Shares Private Offering also received warrants to purchase in the aggregate up to an additional 1,250,600 Series A Preferred Shares at an exercise price of $2.97 per share. Pursuant to the Series A Preferred Shares Private Offering, we also granted to these purchasers options to purchase an aggregate of 1,950,900 ordinary shares at a per share exercise price equal to the par value of our ordinary shares (the "First Options"). The First Options are exercisable upon or after the occurrence of the earlier of:

    - one (1) year following the closing of the Series A Preferred Shares Private Offering;

    - the happening of any one of certain liquidation events; or

    - an initial public offering of our ordinary shares under certain circumstances.

    In addition, we granted to these purchasers additional options to purchase an aggregate of 1,950,900 ordinary shares at a per share exercise price equal to the par value of our ordinary shares (the "Additional Options"). The Additional Options are exercisable upon or after the warrants described above shall have been exercised, or in the event any purchaser exercises in-part its warrant, such purchaser shall be entitled to exercise a quantity of these options equal in proportion to the warrants exercised by it, and after the occurrence of the earlier of:

    - two (2) years following the closing of the Series A Preferred Shares Private Offering;

    - the happening of any one of certain liquidation events; or

    - an initial public offering of our ordinary shares under certain circumstances.

    The First and the Additional Options expire upon the occurrence of the earlier of:

    - the closing of an initial public offering of our ordinary shares under certain circumstances;

    - the sale of substantially all of our assets or issued shares to a third party; or

    - after five years shall have elapsed from the closing of the Series A Preferred Shares Private Offering.

    As part of the May 1998 private offering, we also granted to Argotec Ltd., Platinum Technology, Inc., Yehuda Zisapel and Zohar Zisapel (or entities controlled by the Zisapels) the right to receive in the aggregate upon the closing of an initial public offering of our ordinary shares under certain circumstances, as a bonus, a number of our ordinary shares equal to 3.0% of the Company's then issued share capital, on a fully diluted basis, but not more than 258,500 ordinary shares, subject to adjustment for stock splits and other forms of recapitalization, with each of (i) Platinum Technology, Inc., (ii) Yehuda and Zohar Zisapel (or entities controlled by the Zisapels), and (iii) Argotec Ltd. eligible to receive one third of the shares issuable under the aforesaid right. In 1998 Argotec Ltd. transferred its right to receive one third of these shares and all of its Series A Preferred Shares, warrants, First Options and Additional Options mentioned above, to Formula Ventures L.P., FV-PEH L.P., Formula Ventures (Israel) L.P. and Shem Basum Ltd. In December 1999, Platinum Technology Inc. transferred its aforesaid right to receive one third of these shares, and all of its Series A Preferred Shares, its First and Additional Options and its warrant mentioned above to Computer Associates International, Inc.

    Under an agreement dated August 1998 we issued a total of 50,500 Series A Preferred Shares at a purchase price of approximately $2.97 per share in a private placement to Sadot Research and Development Fund Ltd. for an aggregate gross consideration of $150,000. In addition, upon the completion of the investment, we issued to Sadot Research and Development Fund Ltd.:

    - a warrant to purchase up to 50,500 additional Series A Preferred Shares at an exercise price per share of $2.97;

    - options to purchase 78,700 ordinary shares which were deemed part of the First Options and may be exercised under the same terms and conditions as detailed above in connection with the First Options.

    - additional options to purchase 78,700 ordinary shares which were deemed part of the Additional Options and may be exercised under the same terms and conditions as detailed above in connection with the Additional Options.

    In July 1999, we issued 1,595,400 ordinary shares at a purchase price per share equal to the par value of our ordinary shares to nine investors pursuant to the exercise of First Options granted to those investors in connection with their respective purchases, during the months of May 1998 and August 1998 as described above, of our Series A Preferred Shares for an aggregate consideration of

NIS 15,954 which is equivalant to approximately $3,871 at the exchange rate of the NIS against dollar as of July 1999.

    In July 1999, we issued 1,022,800 Series A Preferred Shares at a purchase price of $2.97 per share to 10 investors pursuant to the exercise of warrants granted to those investors in connection with their respective purchases, during the months of May 1998 and August 1998 as described above, of our Series A Preferred Shares for an aggregate consideration of $3,039,250.

    Under an agreement dated December 1999, we issued 2,172,238 Series B-1 Preferred Shares and 732,527 Series B-2 Preferred Shares at a purchase price of $2.10 per share in a private placement to 15 investors for an aggregate gross consideration of $6,100,006.50.

    In June 2000, we issued 11,905 Series B-1 Preferred Shares at a per share price of $2.10 to each of Ilan Kinreich, our Chief Executive Officer, and one other individual.

    In June 2000, we issued 656,300 ordinary shares at a purchase price per share equal to the par value of our ordinary shares to Formula Ventures L.P., Formula Ventures (Israel) L.P., FV-PEH L.P. and Shem Basum Ltd., pursuant to the exercise of the Additional Options held by these investors.

    In July 2000, we issued 391,100 ordinary shares at a purchase price per share equal to the par value of our ordinary shares to Ilan Kinreich pursuant to the exercise of options held by him.

    In July 2000, we issued 933,800 ordinary shares at a purchase price per share equal to the par value of our ordinary shares to Zohar Zisapel, Michael and Klil Holdings (93) Ltd., Lomsha Ltd., Yehuda Zisapel, Sadot Research and Development Fund Ltd. and Shrem Pudim Kelner and Co. Ltd. pursuant to the exercise of options held by them.

    In August 2000, we issued 454,600 ordinary shares at a purchase price per share equal to the par value of our ordinary shares to Computer Associates pursuant to the exercise of options held by it.

    Upon the closing of this offering, 118,110 ordinary shares, 75,720 Series A Preferred shares and 32,814 Series B-1 Preferred Shares currently held by Sadot Research and Development Fund Ltd. will be transferred by Sadot Research and Development Fund Ltd. to Arya Razel Enterprise and Management (1992) Ltd.

    Under our incorporation documents, our founding agreement and the dissolution of a certain trust arrangement, we have issued to each of Yehuda and Zohar Zisapel an aggregate of 880,000 ordinary shares. In April 1997, Zohar Zisapel transferred 293,300 ordinary shares to each of Lomsha Ltd. and Michael and Klil Holding (93) Ltd., companies in which Zohar Zisapel is a principal shareholder and a director. In addition, under an agreement dated
November 1995, we have issued 466,400 ordinary shares, respectively, to Platinum Technology, Inc.

    In connection with the private placements, we granted certain of our holders registration rights. These rights allow holders to require us to register their shares under the federal securities laws under certain circumstances. All of these holders have waived their registration rights in connection with this offering.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares.

    We will have an aggregate of 16,366,572 ordinary shares outstanding upon completion of this offering. Of these shares, the 4,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by affiliates under Rule 144 of the Securities Act.

    The following table indicates approximately when the 12,366,572 ordinary shares that are not being sold in this offering, but which will be outstanding at the time this offering is complete, will be eligible for sale into the public market, under the provisions of Rule 144 or 701:

ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN PUBLIC MARKET

APPROXIMATE NUMBER OF SHARES                       DESCRIPTION
----------------------------                       -----------
 4,000,000................     After the date of this prospectus, freely tradable
                               shares sold in this offering.
12,366,572................     After 180 days from the date of this prospectus,
                               the lock-up period will expire and these shares
                               will be saleable under Rule 144 (subject, in some
                               cases, to applicable holding periods and volume
                               limitations).

LOCK-UP AGREEMENTS

    All of our officers and directors, all of our existing shareholders and substantially all of our option holders have signed lock-up agreements under which they agreed not to dispose of or hedge any ordinary shares or any securities convertible into or exchangeable for ordinary shares for a period of 180 days after the date of this prospectus without the prior written approval of Donaldson, Lufkin & Jenrette Securities Corporation. However, 25.0% of the ordinary shares subject to the restrictions described above, other than shares owned by employees of the Company, will be released from these restrictions if the reported last sale price of our ordinary shares on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 consecutive trading days ending on the last trading day of the 90-day period after the date of this prospectus and the second trading day after the first public release of our quarterly results. An additional 25.0% of the shares subject to the restrictions describe above will be released if the reported last sale price of our ordinary shares on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 consecutive trading days ending on the last trading day of the 135-day period after the date of the prospectus. Donaldson, Lufkin & Jenrette Securities Corporation may, in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned ordinary shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1.0% of the number of ordinary shares then outstanding, which will equal
      approximately       ordinary shares immediately after this offering; or

    - the average weekly trading volume of the ordinary shares on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 in connection with the sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person:

    - who is not considered to have been one of our affiliates at any time during the 90 days preceding a sale; and

    - who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate,

is entitled to sell his shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, these shares may be sold immediately upon the completion of this offering.

RULE 701

    In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases ordinary shares from us under a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell these shares. These shares can be resold 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with restrictions, including the holding period, contained in Rule 144.

    The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of these options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold:

    - by persons other than affiliates subject only to the manner of sale provisions of Rule 144; and

    - by affiliates under Rule 144 without compliance with its one year minimum holding period requirement.

OPTIONS

    We intend to file a registration statement on Form S-8 under the Securities Act covering all of the ordinary shares issuable upon the exercise of options under our share option plans or otherwise granted to persons eligible for such registration. Upon the effectiveness of the registration statement on Form S-8, such shares will be immediately available for sale in the public market, subject to the terms of grant of the related options and any applicable lock-up agreements.

                          DESCRIPTION OF SHARE CAPITAL

DESCRIPTION OF SHARES

    THE FOLLOWING IS A DESCRIPTION OF THE MATERIAL TERMS OF OUR SHARE CAPITAL. FOR ADDITIONAL INFORMATION, SEE OUR MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION, AS AMENDED, COPIES OF WHICH HAVE BEEN FILED AS EXHIBITS 3.1, 3.2 AND 3.3 TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART.

    As of July 31, 2000, our authorized share capital consists of 25,000,000 ordinary shares par value NIS 0.01 per share, of which 6,239,740 ordinary shares are issued and outstanding.

    As of the date of this prospectus, we are authorized to issue 3,500,000 Series A Preferred Shares of which 2,337,000 are issued and outstanding, 4,267,473 Series B-1 Preferred Shares of which 2,196,048 are issued and outstanding and 732,527 Series B-2 Preferred Shares, all of which are issued and outstanding. Upon completion of this offering, all the outstanding preferred shares will automatically be converted into an aggregate of 5,265,575 ordinary shares, and our entire authorized share capital pursuant to our articles of association, as amended upon the completion of the offering, will consist of 25,000,000 ordinary shares.

    Our current shareholders will own 12,366,572 or 75.6% of the ordinary shares outstanding immediately following this offering, assuming no exercise of the underwriters' over-allotment option. See "Principal Shareholders."

    Upon completion of this offering, all outstanding ordinary shares, including the ordinary shares issued in this offering, will be validly issued and fully paid and will not have preemptive rights. The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by our memorandum of association, our articles of association or the laws of the State of Israel, except for citizens of certain countries which are, or have been, in a state of war with Israel.

DIVIDEND AND LIQUIDATION RIGHTS

    When issued, the ordinary shares offered in this offering will be entitled to the full amount of any cash dividend, share dividend or dividend in kind declared in or after the date of this prospectus. Under the Companies Law and our Articles of Association, we may pay dividends in any currency. However, we presently intend to pay dividends, if any are declared, in U.S. dollars.

    Holders of ordinary shares are entitled to receive dividends out of profits legally available for distribution, provided that such distribution does not create a reasonably foreseeable risk of insolvency. Declaration of a dividend requires approval by an ordinary shareholders' resolution, which may decrease but not increase the amount proposed by the Board. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their respective holdings. These rights may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

VOTING, SHAREHOLDERS' MEETING AND RESOLUTIONS

    Holders of ordinary shares have one vote for each share held on all maters submitted to a vote of shareholders. We will set a record date to determine voter eligibility. Voting rights may be affected by the grant of any special voting rights to the holders of any shares of a class with preferential rights that may be authorized in the future. The quorum required for a general meeting of shareholders consists of two or more shareholders present in person or by proxy or who have delivered a deed of vote indicating their manner of voting, and who hold, or represent in the aggregate at least 33 1/3% of the voting power of the company. If convened upon request of shareholder pursuant to the provisions of the Companies Law, a meeting adjourned for lack of quorum will be dissolved. In any other case, it is adjourned to the same day in the next week at the same time and place, or at a time and place as the chairman of the meeting may determine with the consent of the holders of a majority of the voting power represented at the meeting. At the adjourned meeting, the two shareholders present in person, or by proxy or by deed of vote, constitute a quorum regardless of the number of shares represented.

    Our articles of association provide, subject to applicable law, that all resolutions of the shareholders require a simple majority. However, a resolution with respect to our liquidation will require a 75.0% majority. Under the Companies Law, shareholder meetings generally require a prior notice of a least 21 days.

    Under the Companies Law and our articles of association, we may hold shareholder meetings anywhere in the world. We presently intend to hold shareholder meetings in the U.S.

    The Companies Law requires that

    - any amendment to the articles of association;

    - an increase of the company's authorized share capital;

    - a merger; or

    - certain other acts and transactions including compensation to directors, the appointment of external directors and arrangements pertaining to insurance and/or indemnification and/or exemption of office holders;

    be approved by a general meeting of the shareholders.

PROXIES

    We intend to solicit proxies from shareholders. The proxies will comply with the regulations under the Securities Exchange Act of 1934 and the Companies Law.

TRANSFER OF SHARES

    Fully paid ordinary shares are issued in registered form and may be transferred freely, unless the transfer is restricted or prohibited by another instrument or applicable law.

ELECTION OF DIRECTORS

    The ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of ordinary shares conferring more than 50.0% of the voting power have the power to elect all of the directors, to the exclusion of the remaining shareholders, subject to specific requirements under the Companies Law with respect to the election of external directors.

SHAREHOLDER DUTIES

    Under the Companies Law, a shareholder has a duty to act in good faith towards the company and other shareholders and to refrain from improperly exploiting his power in the company, including, among other things, when voting in the general meeting of shareholders.

    In addition, a shareholder has the general duty to refrain from depriving rights of other shareholders. Furthermore, any controlling shareholder, any shareholder who knows that it possesses the power to determine the outcome of a shareholder vote and any shareholder that, under the provisions of the articles of association, has the power to appoint an office holder in the company or another power towards the company, is under a duty to act in fairness towards the company. The Companies Law does not describe the substance of these duties.

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REGISTRATION RIGHTS

    We have entered into an agreement with substantially all our existing shareholders entitling them to registration rights. Pursuant to the agreement, at any time commencing one year and ending four years following the closing of this offering, subject to certain other requirements, shareholders constituting at least 30.0%

    - of the aggregate total ordinary shares subject to registration rights that were not issued upon conversion of our preferred shares and ordinary shares issued to holders of our Series A Preferred Shares upon conversion of such Series A Preferred Shares, as a group, or

    - shareholders constituting at least 30.0% of the ordinary shares issued to holders of our Series B Preferred Shares upon conversion of such Series B Preferred Shares,

may request one time in writing that all or part of the requesting parties' ordinary shares be registered for public trading.

    In addition, we must notify all other holders of ordinary shares entitled to registration rights of any written request for registration by the requesting parties' of their ordinary shares and we must use our best efforts to register in such registration for public sale all, subject to reduction by the managing underwriter in the event of an underwritten public offering, of the ordinary shares that the other holders request we register following our notification.

    Pursuant to this agreement, such shareholders also have the right to have all or a portion of their ordinary shares, subject to reduction by the managing underwriter in the event of an underwritten public offering, included in registrations of our ordinary shares commenced by us, including the registration of ordinary shares in this offering. Pursuant to an amendment to the registration rights agreement these registration rights do not apply to this offering. Upon the completion of this offering, 10,905,665 of our outstanding ordinary shares will be subject to this registration rights agreement.

MERGERS AND ACQUISITIONS; ANTI-TAKEOVER PROVISIONS

    MERGER. The Companies Law requires that each company that is party to a merger approve the transaction by its board of directors and a vote of the majority of its shares, provided that the merger is not objected to be a majority of the shares present at the meeting after excluding shares held by the other party to the merger or any person holding at least a 25.0% interest in the other party, including their relatives or entities under their control. Under specified conditions, a court may allow these shares to be included. In addition, the Companies Law does not require court approval of a merger other than in specified situations. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may be completed only after at least 70 days have passed from the time that the requisite proposals for the merger have been filed with the Israeli Registrar of Companies. Notwithstanding the approval requirements set forth in the Companies Law, the law provides that with respect to companies which have been incorporated prior to the effectiveness of the Companies Law, the approval of a merger requires a 75.0% shareholder majority, and an amendment of the articles of association will be required to reduce this 75.0% majority requirement. Our articles of association, as amended upon completion of the offering, require the vote of a simple majority of shareholders to approve a merger. In addition, the Companies Law contains provisions regarding "arrangements" between a company and its shareholders. Those arrangements require approval of the transaction by at least 75.0% of the shares and a majority in number of the shareholders voting on the proposed transaction at a shareholders' meeting, as well as court approval. This entails the possibility of additional delay and the imposition of further approval requirements at the court's discretion.

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    TENDER OFFER.  The Companies Law also provides that an acquisition of shares of a public company on the open market must be made by means of a tender offer, if as a result of the acquisition the purchaser would become a 25.0% shareholder of the company, and there is no other 25.0% shareholder in the company, or if there is already an existing 25.0% shareholder, if as a result of the acquisition the purchaser would hold more than 45.0% of the company's shares and there is no majority shareholder in the company. If a person becomes a holder of 25.0% or more than 45.0% of the voting rights in the company, as described above, other than by means of a tender offer, the shares held by him exceeding these percentages will not grant any voting rights to this shareholder. Regulations promulgated under the Companies Law provide that the foregoing tender offer rules do not apply to companies whose shares are publicly traded outside of Israel, if pursuant to the applicable foreign laws there is a restriction on the acquisition of any level of control of the company or if the acquisition of any level of control of the company requires the purchaser to make a tender offer to public shareholders. In addition, under the Companies
Law, if following any acquisition of shares, the acquiror will hold more than 90.0% of the company's shares or class of shares, the acquisition may not be made other than through a tender offer to acquire all of the shares or class of shares. The acquiror is entitled to acquire all such shares if the holdings of the shareholders who have not accepted the offer are less than 5.0% of the company's outstanding shares or the relevant class of shares. A shareholder holding more than 90.0% of a company's shares, or class of shares, is prevented from purchasing additional shares as long as it holds such amount of shares. Under the Companies Law, shares purchased in violation of the foregoing requirements will not grant any rights to their holders and are deemed "dormant" shares.

    Finally, Israeli tax law treats certain acquisitions, particularly stock-for-stock swaps between an Israeli company and a foreign company, less favorable than current United States tax law. Israeli tax law may, for instance, subject a shareholder who exchanges his ordinary shares for shares in a foreign company to immediate taxation.

MODIFICATION OF CLASS RIGHTS

    Under our articles of association, the rights attached to any class, unless otherwise provided by the terms of the class, including voting, rights to dividends and the like, may be varied by:

    - written consent of holders of more than fifty percent (50%) of the issued shares of such class; or

    - adoption of a resolution of a separate general meeting of the holders of the shares of such class adopted by more than fifty percent (50%) of the votes of the shareholders who are entitled to vote and who actually voted in such separate general meeting.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our ordinary shares is EquiServe, L.P.

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                              CONDITIONS IN ISRAEL

    We are incorporated under the laws of the State of Israel, and substantially all of our research and development facilities are located in Israel. Accordingly, we are directly affected by political, economic and military conditions in Israel. Our operations would be materially adversely affected if major hostilities involving Israel should occur or if trade between Israel and its present trading partners should be curtailed.

POLITICAL CONDITIONS

    Since the establishment of the State of Israel in 1948, a state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel. However, a peace agreement between Israel and Egypt was signed in 1979, a peace agreement between Israel and Jordan was signed in 1994 and, since 1993, several agreements between Israel and Palestinian representatives have been signed. In addition, Israel and several Arab States have announced their intention to establish trade and other relations and are discussing certain projects. Israel has not entered into any peace agreement with Syria or Lebanon, and there have been difficulties in the negotiations with the Palestinians. We cannot be certain as to how the peace process will develop or what effect it may have upon RadView.

    Despite the progress towards peace between Israel, its Arab neighbors and the Palestinians, certain countries, companies and organizations continue to participate in a boycott of Israeli firms. RadView does not believe that the boycott has had a material adverse effect on its business, but restrictive laws, policies or practices directed towards Israel or Israeli businesses may have an adverse impact on the expansion of RadView's business.

ARMY SERVICE

    Generally, all male adult citizens and permanent residents of Israel under the age of 48, unless exempt, are obligated to perform military reserve duty annually. Additionally, all such residents may be called to active duty at any time under emergency circumstances. Currently, some of our key employees are obligated to perform annual reserve duty. While we have operated effectively under these requirements since we began operations, no assessment can be made as to the full impact of such requirements on our workforce or business if conditions in Israel should change, and no prediction can be made as to the effect on us of any expansion or reduction of such obligations.

ECONOMIC CONDITIONS

    Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. The Israeli government has, for these and other reasons, intervened in various sectors of the economy, employing, among other means, fiscal and monetary policies, import duties, foreign currency restrictions and controls of wages, prices and foreign currency exchange rates. The Israeli government's monetary policy contributed to relative price and exchange rate stability in recent years, despite fluctuating rates of economic growth and a high rate of unemployment. There can be no assurance that the Israeli government will be successful in its attempts to keep prices and exchange rates stable. Price and exchange rate instability may have a material adverse effect on our business.

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                        TAXATION AND GOVERNMENT PROGRAMS

ISRAELI TAX CONSIDERATIONS AND FOREIGN EXCHANGE REGULATION

    THE FOLLOWING IS A SUMMARY OF THE CURRENT TAX STRUCTURE APPLICABLE TO COMPANIES IN ISRAEL, WITH SPECIAL REFERENCE TO ITS EFFECT ON US. THE FOLLOWING ALSO CONTAINS A DISCUSSION OF ISRAELI TAX CONSEQUENCES MATERIAL TO PERSONS PURCHASING THE ORDINARY SHARES OFFERED HEREBY AND ISRAELI GOVERNMENT PROGRAMS BENEFITING US. TO THE EXTENT THAT THE DISCUSSION IS BASED ON TAX LEGISLATION WHICH HAS NOT BEEN SUBJECT TO JUDICIAL OR ADMINISTRATIVE INTERPRETATION, THE VIEWS EXPRESSED IN THE DISCUSSION MIGHT NOT BE ACCEPTED BY THE TAX AUTHORITIES IN QUESTION. THE DISCUSSION IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, AS LEGAL OR PROFESSIONAL TAX ADVICE AND DOES NOT EXHAUST ALL POSSIBLE TAX CONSIDERATIONS.

    PROSPECTIVE PURCHASERS OF OUR ORDINARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES, ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

TAXATION OF RADVIEW

  GENERAL CORPORATE TAX STRUCTURE

    Israeli companies are subject to tax at the rate of 36.0% of taxable income. However, the effective tax rate payable by a company which derives income from an Approved Enterprise may be considerably less, as further discussed below.

  TAX BENEFITS UNDER THE LAW FOR THE ENCOURAGEMENT OF CAPITAL INVESTMENTS, 1959

    The Law for the Encouragement of Capital Investments, 1959, as amended, known as the Investment Law, provides that, upon application to the Investment Center of the Ministry of Industry and Commerce of the State of Israel, a proposed capital investment in eligible facilities may be designated as an Approved Enterprise. Each certificate of approval for an Approved Enterprise relates to a specific investment program delineated both by its financial scope, including its capital sources, and by its physical characteristics, for example, the equipment to be purchased and utilized pursuant to the program. The tax benefits derived from any such certificate of approval relate only to taxable income attributable to the specific Approved Enterprise. If a company has more than one approval or only a portion of its capital investments are approved, its effective tax rate is the result of a weighted combination of the applicable rates. The tax benefits under the Investment Law may not be available with respect to income derived from products manufactured outside of Israel.

    Taxable income of a company derived from an Approved Enterprise is subject to tax at a reduced rate of 25.0%. This tax rate is subject to additional reductions depending on the percentage of foreign investment in the relevant company. The tax rate is 20.0% if the foreign investment is 49.0% or more but less than 74.0%; 15.0% if the foreign investment is 74.0% or more but less than 90.0%; and 10.0% if the foreign investment is 90.0% or more. The lowest level of foreign investment during the year will be used to determine the relevant tax rate for that year. These tax benefits are granted for a period generally not exceeding seven years commencing with the year in which the Approved Enterprise first generates taxable income. In the case of a company with foreign investment exceeding 25.0%, these tax benefits will be granted for a period of 10 years. The period of the benefits is limited to 12 years from commencement of production or 14 years from the date of approval, whichever is earlier. A company owning an Approved Enterprise may elect to receive an "alternative package of benefits," under which its undistributed income derived from an Approved Enterprise will be exempt from tax for a period of between two and ten years from the first year of taxable income, depending on the geographic location of the Approved Enterprise within Israel, and such company will be eligible for the tax benefits under the Investment Law for the remainder of the benefit period. Dividends paid from income attributable to an Approved Enterprise are subject to a 15.0% withholding tax rate if the dividends are distributed during the reduced tax period or within 12 years thereafter. In the case of a company with foreign

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investment exceeding 25.0%, there is no time limitation to the 15.0% reduced withholding tax rate imposed on dividends paid from income attributable to the Approved Enterprise.

    Each application to the Investment Center is reviewed separately. A decision whether to approve or reject an application is based on criteria set forth in the Investment Law and regulations thereunder, the then prevailing policy of the Investment Center, the specific objectives of the applicant company set forth in such application and financial criteria of the applicant company. Accordingly, a company cannot be certain in advance whether its application will be approved. In addition, the benefits available to an Approved Enterprise are conditional upon the fulfillment of the conditions stipulated in the Investment Law and regulations thereunder and the criteria set forth in the specific certificate of approval. In the event that these conditions are violated, in whole or in part, the violating party would be required to refund the amount of tax benefits, in addition to the Israeli consumer price index linkage adjustment and interest.

    On May 7, 1998, our production facilities in Tel Aviv were granted Approved Enterprise status under the Investment Law. We have elected to receive the alternative package of benefits. We derived, and expect to continue to derive, a portion of our income from our Approved Enterprise facilities. Subject to compliance with the requirements of the Investment Law and with the terms set forth in the grants of Approved Enterprise status received by us, income derived from our Approved Enterprise facility will be tax exempt for a period of two years after we have taxable income and will be subject to a reduced tax of up to 25.0% for the following five to eight years.

    Subject to the provisions of the law relating to income under the alternative package of benefits, all dividends are considered to be attributable to the entire enterprise and their effective tax rate is the result of a weighted combination of the applicable tax rates. We currently intend to reinvest the amount of our tax exempt income and not to distribute such income as a dividend. In the event that we do pay a dividend from a tax exempt income that is derived from our Approved Enterprise pursuant to the alternative package of benefits, we would be required to pay corporate tax on the amount intended to be distributed as dividends at the rate which would have been applicable had we not elected the alternative package of benefits, which rate is not higher than 25.0% and to withhold at source on behalf of the dividend recipient an additional 15.0% of the amount, distributed as dividends.

    The Investment Law also provides that an Approved Enterprise is entitled to accelerated depreciation on its property and equipment that are included in an approved investment program.

    There is no certainty that the Israeli government will continue to provide the same, or similar, tax benefits in the future.

  GRANTS UNDER THE LAW FOR THE ENCOURAGEMENT OF INDUSTRIAL RESEARCH AND DEVELOPMENT, 1984

    Under the Law for the Encouragement of Industrial Research and Development, 1984, or Research Law, a research and development program which meets specified criteria and is approved by a committee of the Office of the Chief Scientist is eligible for grants of up to 50.0% of the program's expenses, as defined by the committee. The recipient of the grants is required to return the grants by the payment of royalties on the sale of products developed using the grants. Regulations promulgated under the Research Law provide for the payment of royalties to the Office of the Chief Scientist ranging from 3.0% to 6.0% on the sale of products developed using such grants until 100.0% of the dollar linked grant is repaid. Following the full payment of such royalties, there is no further liability for payment, so long as the technology and manufacturing remain in Israel. We received grants under the Research Law.

    The terms of grants under the Research Law require that we manufacture in Israel the products developed with these grants. Under the regulations promulgated under the Research Law, any such product may be manufactured outside Israel by us or another entity, if prior approval is received from the Office of the Chief Scientist. Ordinarily, as a condition to obtaining such approval, we would be

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required to pay increased royalties. If the manufacturing is performed by us, the increased rate would ordinarily be one percentage point above the otherwise applicable rate. If the manufacturering is performed by an entity other than us the rate of the royalties would be adjusted to a percentage equal to the ratio of the amount of grant received from the Office of the Chief Scientist, linked to the dollar, divided by the amount of grant received from the Office of the Chief Scientist, linked to the dollar, and the investment(s) made by us in the project. The total amount to be repaid to the Office of the Chief Scientist would also be adjusted to 120.0%, 150.0% or 300.0% of the grant if the manufacturing volume that is performed outside Israel is less than 50.0%, between 50.0% and 90.0% or more than 90.0%, respectively. The technology developed pursuant to the terms of these grants may not be transferred to third parties without the prior approval of a governmental committee under the Research Law. Approval is not required for the export of any products resulting from such research or development. Approval of the transfer of technology may be granted only if the recipient abides by all the provisions of the Research Law and regulations thereunder, including the restrictions on the transfer of know how and the obligation to pay royalties in an amount that may be increased. Approval to manufacture products outside of Israel or consent to the transfer of technology, if requested, might not be granted.

    Pursuant to regulations promulgated under the Research Law in November 1998, effective with regard to Office of the Chief Scientist grants received under programs approved after January 1, 1999, repayments of such grants will be subject to interest at an annual rate of LIBOR for 12 months applicable to dollar deposits, based on the LIBOR rate published on the first day of each year.

    Since December 31, 1996, we have not applied for any additional grants pursuant to the Research Law.

  TAX BENEFITS FOR RESEARCH AND DEVELOPMENT

    Israeli tax law allows a tax deduction in the year incurred for expenditures, including capital expenditures, in scientific research and development projects, if the expenditures are approved by the relevant Israeli Government Ministry and the research and development is for the benefit of the enterprise and is carried out by or on behalf of the company seeking such deduction. Expenditures not so approved are deductible over a three year period.

  TAX BENEFITS UNDER THE LAW FOR THE ENCOURAGEMENT OF INDUSTRY (TAXES), 1969

    According to the Law for the Encouragement of Industry (Taxes), 1969, or Industry Encouragement Law, an "industrial company" is a company resident in Israel, at least 90.0% of the income of which, in any tax year, determined in NIS, exclusive of income from certain loans, capital gains, interest and dividends, is derived from an "industrial enterprise" owned by it. An "industrial enterprise" is defined as an enterprise whose major activity in a given tax year is industrial production activity. We believe that we currently qualify as an "industrial company" within the definition of the Industry Encouragement Law.

    Under the Industry Encouragement Law, industrial companies, including us, are entitled to the following preferred corporate tax benefits:

    - amortization of purchases of know how, patents or rights to utilize patents over an eight-year period for tax purposes;

    - an election to file a consolidated tax return with related Israeli industrial companies which satisfy conditions set forth in the Industry Encouragement Law; and

    - accelerated depreciation rates on equipment and buildings.

    Eligibility for the benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority. However, the Israeli tax authorities may determine that we do not qualify as an industrial company. In addition, we might not continue to qualify as an industrial

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company in the future. As a result of either of the foregoing, the benefits described above might not be available in the future.

  SPECIAL PROVISIONS RELATING TO TAXATION UNDER INFLATIONARY CONDITIONS

    The Income Tax Law (Inflationary Adjustments), 1985, or Inflationary Adjustments Law, represents an attempt to overcome the problems presented to a traditional tax system by an economy undergoing rapid inflation. The Inflationary Adjustments Law is highly complex. The features which are material to us can be described as follows:

    - a special tax adjustment for the preservation of equity whereby certain corporate assets are classified broadly into fixed (inflation resistant) assets and non fixed (soft) assets. Where a company's equity, as defined in such law, exceeds the depreciated cost of its fixed assets, the company may take a deduction from taxable income that reflects the effect of the annual rate of inflation on such excess, up to a ceiling of 70.0% of taxable income in any single tax year, with the unused portion carried forward on a linked basis. If the depreciated cost of fixed assets exceeds a company's equity, then such excess multiplied by the annual rate of inflation is added to taxable income;

    - subject to limitations set forth in the Inflationary Adjustments Law, depreciation deductions on fixed assets and losses carried forward are adjusted for inflation based on the increase in the Israeli consumer price index; and

    - gains on sales of traded securities which are capital assets and ordinarily exempt from tax are taxable under the Inflationary Adjustments Law.

TAXATION OF OUR SHAREHOLDERS

  CAPITAL GAINS TAX

    Israeli law imposes a capital gains tax on the sale of capital assets. The law distinguishes between the inflationary surplus and the real gain. The inflationary surplus is a portion of the total capital gain which is equivalent to the increase of the relevant asset's purchase price which is attributable to the increase in the Israeli consumer price index between the date of purchase and the date of sale. The real gain is the excess of the total capital gain over the inflationary surplus. The inflationary surplus accumulated from and after December 31, 1993 is exempt from any capital gains tax in Israel, while the real gain is added to ordinary income, which is taxed at ordinary rates of 30.0% to 50.0% for individuals and 36.0% for corporations.

    Under current law, sales of our ordinary shares offered by this prospectus other than sales by entities which are subject to the Inflationary Adjustment Law are exempt from Israeli capital gains tax for so long as they are quoted on Nasdaq or listed on a stock exchange in a country appearing in a list approved by the Controller of Foreign Currency and we qualify as an industrial company. The Israeli tax authorities might determine that we do not qualify as an industrial company. We might not maintain our Nasdaq listing or our status as an industrial company in the future. Notwithstanding the foregoing, dealers in securities in Israel are taxed at regular tax rates applicable to business income.

    Pursuant to the Convention Between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended, or a U.S.-Israel tax treaty, the sale, exchange or disposition of ordinary shares which are held as a capital asset by a person who qualifies as a resident of the United States within the meaning of the U.S.-Israel tax treaty and who is entitled to claim the benefits afforded to such resident by the U.S.-Israel tax treaty, or treaty U.S. resident, generally, will not be subject to the Israeli capital gains tax unless such treaty U.S. resident holds, directly or indirectly, shares representing 10.0% or more of our voting power during any part of the 12-month period preceding such sale, exchange or disposition. A sale, exchange or disposition of ordinary shares by a treaty U.S. resident who holds, directly or indirectly, shares representing 10.0% or

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more of our voting power at any time during such preceding 12-month period would be subject to such Israeli tax, to the extent applicable.

  TAXATION OF NON-RESIDENT HOLDERS OF SHARES

    Non-residents of Israel are subject to income tax on income accrued or derived from sources in Israel or received in Israel. Such sources of income include passive income such as dividends, royalties and interest, as well as non-passive income from services rendered in Israel. Under the U.S.-Israel tax treaty, on distributions to a treaty U.S. resident of dividends other than bonus shares, or stock dividends, income tax at the rate of 25.0%, or in some cases 12.5% for dividends not generated by an approved enterprise if the non-resident is a U.S. corporation and holds at least 10.0% of our voting power, and 15.0% for dividends generated by an approved enterprise, is withheld at source.

    Under a recent amendment to the Inflationary Adjustments Law, non-Israeli corporations might be subject to Israeli taxes on the sale of traded securities of an Israeli company, unless they are exempt under an applicable tax treaty such as the U.S.-Israel tax treaty.

    For information with respect to the applicability of Israeli capital gains taxes on the sale of ordinary shares by United States residents, see "--Capital Gains Tax," above.

NEW ISRAELI TAX REFORM PROPOSALS

    On May 4, 2000, a committee chaired by Avi Ben Bassat, the Director General of the Israeli Ministry of Finance, issued its report recommending a major reform in the Israeli tax system. The proposed tax reform, which could become effective as of January 1, 2001, provides for material changes in the current Israeli tax structure and may have adverse tax consequences on us, as well as on our shareholders. Before entering into effect, the tax reform must be approved by the Israeli legislature. The Israeli Minister of Finance has enacted certain directives related to the committee's proposals with immediate effect. We cannot predict whether, and to what extent, the Ben Bassat committee's proposals, or any of them, will eventually be adopted and enacted into law. Significant changes recommended by the Ben Bassat committee include, among others:

    - imposing a capital gains tax of 25.0% on individuals, and possibly a higher rate on entities, on sales of our ordinary shares, subject to any applicable tax treaty; and

    - replacing the existing initial tax exemption granted with respect to income generated from an Approved Enterprise under the "alternative package of benefits" with a 10.0% tax rate, and eliminating the differences between foreign and Israeli investors with respect to the tax rates applicable to income derived from an Approved Enterprise.

  FOREIGN EXCHANGE REGULATION

    Dividends paid to the holders of the ordinary shares offered hereby, and any amounts payable upon our dissolution, liquidation or winding up, as well as the proceeds of any sale in Israel of the ordinary shares to an Israeli resident, may be paid in non-Israeli currency or, if paid in Israeli currency, may be converted into freely repatriable dollars at the rate of exchange prevailing at the time of conversion. We do not currently expect to pay dividends in the foreseeable future.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    Subject to the limitations described in the next paragraph, the following discussion describes the material United States federal income tax consequences to a holder of our ordinary shares who purchases such shares pursuant to this offering. Such holder is referred to for purposes of this discussion as a U.S. holder, if such holder is:

    - a citizen or resident of the United States;

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    - a corporation created or organized in the United States or under the laws of the United States or of any state;

    - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

    - a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

    Several aspects of U.S. federal income tax generally relevant to a holder other than a U.S. holder, or a Non-U.S. holder, are also discussed below.

    This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

    This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each person's decision to purchase ordinary shares. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular U.S. holder based on such holder's individual circumstances. In particular, this discussion considers only U.S. holders that will own ordinary shares as capital assets, that is, generally as investments and does not address the potential application of the alternative minimum tax or the United States federal income tax consequences to U.S. holders that are subject to special treatment, including:

    - broker-dealers;

    - insurance companies;

    - taxpayers who have elected mark-to-market accounting;

    - tax-exempt organizations;

    - financial institutions or "financial services entities";

    - taxpayers who hold ordinary shares as a part of a straddle, "hedge" or "conversion transaction" with other investments;

    - holders owning directly, indirectly or by attribution at least 10.0% of our voting power; and

    - taxpayers whose functional currency is not the U.S. dollar.

    This discussion does not address any aspect of United States federal gift or estate tax, or state, local or non-United States tax laws. Additionally, the discussion does not consider the tax treatment of partnerships or persons who hold ordinary shares through a partnership or other pass-through entity.

    Each prospective investor is advised to consult such person's own tax advisor with respect to the specific tax consequences to such person of purchasing, holding or disposing of our ordinary shares.

  TAXATION OF DIVIDENDS PAID ON ORDINARY SHARES

    We have never paid dividends, and we currently do not intend to pay dividends in the future. In the event that we do pay a dividend, and subject to the discussion of the passive foreign investment company, or PFIC, rules below, a U.S. holder will be required to include in gross income as ordinary income the amount of any distribution paid on ordinary shares, including any Israeli taxes withheld from the amount paid, on the date the distribution is received to the extent the distribution is paid out of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. holder's basis in the ordinary shares and, to the extent of such basis, will be treated as capital gain.

    Distributions of current or accumulated earnings and profits paid in foreign currency to a U.S. holder will be includible in the income of a U.S. holder in a U.S. dollar amount calculated by reference to the exchange rate on the date the distribution is received (or treated as received). A U.S. holder that receives a foreign currency distribution and converts the foreign currency into U.S. dollars subsequent to receipt will have foreign exchange gain or loss based on any appreciation or depreciation in the value of the foreign currency against the U.S. dollar, which will generally be U.S. source ordinary income or loss.

    U.S. holders may have the option of claiming the amount of any Israeli income taxes withheld at source either as a deduction from gross income or as a dollar-for-dollar credit against their United States federal income tax liability. Individuals who do not claim itemized deductions, but instead utilize the standard deduction, may not claim a deduction for the amount of the Israeli income taxes withheld, but such individuals may still claim a credit against their United States federal income tax liability. The amount of foreign income taxes which may be claimed as a credit in any year is subject to complex limitations and restrictions, which must be determined on an individual basis by each shareholder. The total amount of allowable foreign tax credits in any year generally cannot exceed the pre-credit U.S. tax liability for the year attributable to foreign source taxable income. A U.S. holder will be denied a foreign tax credit with respect to Israeli income tax withheld from dividends received on the ordinary shares to the extent such U.S. holder has not held the ordinary shares for at least 16 days of the 30-day period beginning on the date which is 15 days before the ex-dividend date or to the extent such U.S. holder is under an obligation to make related payments with respect to substantially similar or related property. Any days during which a U.S. holder has substantially diminished its risk of loss on the ordinary shares are not counted toward meeting the 16-day holding period required by the statute. In addition, distributions of our current or accumulated earnings and profits will be foreign source passive income for United States foreign tax credit purposes and may not qualify for the dividends received deduction available to corporations.

  TAXATION OF THE DISPOSITION OF ORDINARY SHARES

    Subject to the discussion of the PFIC rules below, upon the sale, exchange or other disposition of our ordinary shares, a U.S. holder will generally recognize capital gain or loss in an amount equal to the difference between such U.S. holder's basis in the ordinary shares, which is usually the cost of such shares, and the amount realized on the disposition. If, as anticipated, the ordinary shares are publicly traded, a disposition of shares will be considered to occur on the "trade date," regardless of the holder's method of accounting. Capital gain from the sale, exchange or other disposition of ordinary shares held more than one year is long-term capital gain and is eligible for a maximum 20.0% rate of taxation for individuals. Gain or loss recognized by a U.S. holder on a sale, exchange or other disposition of ordinary shares generally will be treated as United States source income or loss for United States foreign tax credit purposes. The deductibility of a capital loss recognized on the sale, exchange or other disposition of ordinary shares is subject to limitations.

  TAX CONSEQUENCES IF WE ARE A PASSIVE FOREIGN INVESTMENT COMPANY

    We will be a PFIC if 75.0% of our gross income in a taxable year, including the pro rata share of the gross income of any company, U.S. or foreign, in which we are considered to own 25.0% or more of the shares by value, is passive income. Alternatively, we will be considered to be a PFIC if 50.0% or more of our assets in a taxable year, averaged over the year and ordinarily determined based on fair market value and including the pro rata share of the assets of any company in which we are considered to own 25.0% or more of the shares by value, are held for the production of, or produce, passive income. Passive income includes amounts derived by reason of the temporary investment of funds raised in this offering. If we were a PFIC, and a U.S. holder did not make a qualifying election either to treat us as a "qualified electing fund" or mark our shares to market:

    - Excess distributions by us to a U.S. holder would be taxed in a special way. "Excess distributions" are amounts received by a U.S. holder with respect to our stock in any taxable year that exceed 125.0% of the average distributions received by such U.S. holder from us in the shorter of either the three previous years or such U.S. holder's holding period for ordinary shares before the present taxable year. Excess distributions must be allocated ratably to each day that a U.S. holder has held our stock. A U.S. holder must include amounts allocated to the current taxable year in its gross income as ordinary income for that year. A U.S. holder must pay tax on amounts allocated to each prior taxable year at the highest rate in effect for that year on ordinary income and the tax is subject to an interest charge at the rate applicable to deficiencies for income tax.

    - The entire amount of gain that is recognized by a U.S. holder upon the sale or other disposition of ordinary shares will also be considered an excess distribution and will be subject to tax as described above.

    - The tax basis in shares of our stock that were acquired from a decedent who was a U.S. holder would not receive a step-up to fair market value as of the date of the decedent's death but would instead be equal to the decedent's basis, if lower.

    The special PFIC rules described above will not apply to a U.S. holder if the U.S. holder makes an election to treat us as a "qualified electing fund" in the first taxable year in which the U.S. holder owns ordinary shares and if we comply with specified reporting requirements. Instead, a shareholder of a qualified electing fund is required for each taxable year to include in income a pro rata share of the ordinary earnings of the qualified electing fund as ordinary income and a pro rata share of the net capital gain of the qualified electing fund as long-term capital gain, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. The QEF election is made on a shareholder-by-shareholder basis and can be revoked only with the consent of the Internal Revenue Service, or IRS. A shareholder makes a QEF election by attaching a completed IRS Form 8621, including the PFIC annual information statement, to a timely filed United States federal income tax return and by filing such form with the IRS Service Center in Philadelphia, Pennsylvania. Even if a QEF election is not made, a shareholder in a PFIC who is a U.S. person must file a completed IRS Form 8621 each year. Notwithstanding the foregoing, ordinary shares held by a U.S. holder will not be treated as stock in a QEF (and the QEF income rules would not apply) in any year in which we cease to be a PFIC, provided the U.S. holder's holding period for such shares does not include any period in which we were a PFIC without such U.S. holder having an effective QEF election in place with respect to such shares.

    A U.S. holder of PFIC stock which is publicly traded could elect to mark the stock to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the PFIC stock and the U.S. holder's adjusted tax basis in the PFIC stock. Losses would be allowed only to the extent of net mark-to-market gain previously included by the U.S. holder under the election for prior taxable years. If the mark-to-market election were made, then the rules set forth above would not apply for periods covered by the election. A market-to-market election, however, will not provide for an increase in the tax basis of our ordinary shares to fair market value on the date of a U.S. holder's death and would not prevent the PFIC rules from continuing to apply with respect to ordinary shares held by a U.S. holder even after we cease to be a PFIC.

    The tests for determining PFIC status are applied annually and, although it is difficult to make accurate predictions of future income and assets relevant to this determination, there can be no assurance that we will not be a PFIC in 2000 or a subsequent year. U.S. holders who hold ordinary shares during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC, subject to certain exceptions for U.S. holders who made a QEF election. U.S. holders are strongly urged to consult their tax advisors about the PFIC rules, including the consequences to them of making a mark-to-market or QEF election with respect to our ordinary shares in the event that we qualify as a PFIC.

  TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF ORDINARY SHARES

    Except as described in "--United States Federal Income Tax
Considerations--Information Reporting and Back-up Withholding" below, a non-U.S. holder of ordinary shares will not be subject to U.S. federal income or withholding tax on the payment of dividends on, and the proceeds from the disposition of, ordinary shares, unless:

    - such item is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States and, in the case of a resident of a country which has a treaty with the United States, such item is attributable to a permanent establishment or, in the case of an individual, a fixed place of business, in the United States;

    - the non-U.S. holder is an individual who holds the ordinary shares as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and does not qualify for an exemption; or

    - the non-U.S. holder is subject to tax pursuant to the provisions of United States tax law applicable to U.S. expatriates.

  INFORMATION REPORTING AND BACK-UP WITHHOLDING

    U.S. holders generally are subject to information reporting requirements with respect to dividends paid in the United States on ordinary shares. Under existing regulations, such dividends are not subject to back-up withholding. U.S. holders are generally subject to information reporting and back-up withholding at a rate of 31.0% on proceeds paid from the disposition of ordinary shares unless the U.S. holder provides IRS Form W-9 or otherwise establishes an exemption.

    Non-U.S. holders generally are not subject to information reporting or back-up withholding with respect to dividends paid on, or upon the disposition of, ordinary shares, provided that such non-U.S. holder provides a taxpayer identification number, certifies to its foreign status, or otherwise establishes an exemption.

    Treasury regulations effective January 1, 2001 may alter the rules regarding information reporting and back-up withholding. In particular, those regulations would impose back-up withholding on dividends paid in the United States on ordinary shares unless the U.S. holder provides IRS Form W-9 or otherwise establishes an exemption. Prospective investors should consult their tax advisors concerning the effect, if any, of these Treasury regulations on an investment in ordinary shares.

    The amount of any back-up withholding will be allowed as a credit against a U.S. or non-U.S. holder's United States federal income tax liability and may entitle such holder to a refund, provided that certain information is furnished to the IRS.

                                  UNDERWRITING

GENERAL

    Subject to the terms and conditions contained in an underwriting agreement dated August 8, 2000, each of the underwriters named below, for whom Donaldson, Lufkin & Jenrette Securities Corporation, U.S. Bancorp Piper Jaffray Inc., Wit SoundView Corporation and DLJDIRECT Inc. are acting as representatives, has agreed to purchase from us the number of ordinary shares shown opposite its name below:

NAME                                                          NUMBER OF SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.........      1,520,000
U.S. Bancorp Piper Jaffray Inc..............................        836,000
Wit SoundView Corporation...................................        684,000
DLJDIRECT Inc...............................................         60,000
Bear, Stearns & Co. Inc.....................................         40,000
Dain Rauscher Incorporated..................................         40,000
Deutsche Bank Securities Inc................................         40,000
A.G. Edwards & Sons, Inc....................................         40,000
First Union Securities, Inc.................................         40,000
FleetBoston Robertson Stephens Inc..........................         40,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........         40,000
Salomon Smith Barney Inc....................................         40,000
C.E. Unterberg, Towbin......................................         40,000
Adams, Harkness & Hill, Inc.................................         20,000
Advest Inc..................................................         20,000
Robert W. Baird & Co. Incorporated..........................         20,000
Chatsworth Securities LLC...................................         20,000
Crowell, Weedon & Co........................................         20,000
Fahnestock & Co. Inc........................................         20,000
First Albany Corporation....................................         20,000
Hoefer & Arnett, Incorporated...............................         20,000
Janney Montgomery Scott LLC.................................         20,000
Johnston, Lemon & Co. Incorporated..........................         20,000
Ladenburg Thalmann & Co. Inc................................         20,000
McDonald Investments Inc., a KeyCorp Company................         20,000
Needham & Company, Inc......................................         20,000
Pacific Crest Securities Inc................................         20,000
Parker/Hunter Incorporated..................................         20,000
Pennsylvania Merchant Group.................................         20,000
Ragen Mackenzie Incorporated................................         20,000
Raymond James & Associates, Inc.............................         20,000
Sanders Morris Harris.......................................         20,000
Sands Brothers & Co. Ltd....................................         20,000
Scott & Stringfellow, Inc...................................         20,000
Stephens Inc................................................         20,000
Suntrust Equitable Securities Corporation...................         20,000
Sutro & Co. Incorporated....................................         20,000
Tucker Anthony Cleary Gull..................................         20,000
Wachovia Securities Inc.....................................         20,000
H.C. Wainwright & Co., Inc..................................         20,000
                                                                  ---------
  Total.....................................................      4,000,000
                                                                  =========

    The underwriting agreement provides that the underwriters' obligations to purchase and accept delivery of the ordinary shares offered by this prospectus are subject to approval by their counsel of legal matters concerning the offering and depend on the satisfaction of the conditions contained in the underwriting agreement. If any of the ordinary shares are purchased by the underwriters under the underwriting agreement, then all of the ordinary shares which the underwriters have agreed to purchase under the underwriting agreement (other than those shares covered by the over-allotment option described below) must be purchased.

COMMISSIONS AND EXPENSES

    The representatives had advised us that the underwriters propose to offer the ordinary shares directly to the public at the public offering price presented on the cover page of this prospectus, and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $0.42 per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $0.10 per share to brokers and dealers. After the initial offering, the underwriters may change the offering price and other selling terms at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    An electronic prospectus will be available on the web sites maintained by DLJDIRECT Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, and Wit Capital Corporation, an affiliate of Wit SoundView Corporation. In addition, other dealers purchasing shares from Wit SoundView Corporation in this offering have agreed to make a prospectus in electronic format available on web sites maintained by each of these dealers. Other than the prospectus in electronic format, the information on these web sites relating to the offering is not part of this prospectus and had not been approved or endorsed by us or the underwriters and should not be relied upon by prospective investors.

    The following table summarizes the underwriting discounts and commissions we will pay. The underwriting discounts and commissions are equal to the public offering price per share less the amount paid to us per share. The underwriting discounts and commissions will equal 7.0% of the public offering price.

                                                                 WITHOUT            WITH
TOTAL PER SHARE                                               OVER-ALLOTMENT   OVER-ALLOTMENT
Underwriting discounts and commissions to be paid by us.....    $2,800,000       $3,220,000

    We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses but excluding underwriting discounts and commissions, will be approximately $2,400,000.

OVER-ALLOTMENT OPTION

    We have granted to the underwriters an option to purchase up to an aggregate of 600,000 additional ordinary shares, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time, in whole or in part, and from time to time, until 30 days after the date of the underwriting agreement. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional ordinary shares proportionate to that underwriter's initial commitment as indicated in the preceding table, and we will be obligated, under the over-allotment option, to sell the ordinary shares to the underwriters.

LOCK-UP AGREEMENTS

    We, our executive officers and directors, all of our existing shareholders and substantially all of our option holders are subject to agreements providing that, with certain limited exceptions, we will not:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly any shares of ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares; or

    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares, whether any such transaction described above is to be settled by delivery of ordinary shares or other securities, in cash or otherwise for a period of 180 days after the date of this prospectus without the prior written approval of Donaldson, Lufkin & Jenrette Securities Corporation. However, 25.0% of the ordinary shares subject to the restrictions described above, other than shares owned by employees of the Company, will be released from these restrictions if the reported last sale price of our ordinary shares on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 consecutive trading days ending on the last trading day of the 90-day period after the date of this prospectus and the second trading day after the first public release of our quarterly results. An additional 25.0% of the shares subject to the restrictions described above will be released if the reported last sale price of our ordinary shares on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 consecutive trading days ending on the last trading day of the 135-day period after the date of this prospectus.

    Donaldson, Lufkin & Jenrette Securities Corporation may release some or all of these shares from such restrictions prior to the expiration of the 180-day period lock-up period, although it has no current intention of doing so. See "Shares Eligible For Future Sale--Lock-up Agreements."

    In addition, during such 180-day period, we have also agreed not to file any registration statement with respect to the registration of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

OFFERING PRICE DETERMINATION

    Before this offering, there has been no public market for the ordinary shares. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of the ordinary shares, the representatives will consider:

    - prevailing market conditions;

    - our historical performance and capital structure;

    - estimates of our business potential and earnings prospects;

    - an overall assessment of our management; and

    - the consideration of these factors in relation to market valuation of companies in related businesses.

INDEMNIFICATION

    We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement and to contribute to payments that the underwriters may be required to make for these liabilities.

DIRECTED SHARE PROGRAM

    The underwriters have reserved up to 300,000 shares of our ordinary shares to be sold in this offering for sale to some of our employees and associates of our employees and directors, and to other individuals or companies who have commercial arrangements or personal relationships with us. Through this directed share program, we intend to ensure that those individuals and companies that have supported us, or who are in a position to support us in the future, have the opportunity to purchase our ordinary shares at the same price that we are offering for shares to the general public. Prospective participants will not receive any investment materials other than a copy of this prospectus, and will be permitted to participate in this offering at the initial public offering price presented on the cover page of this prospectus. No commitment to purchase shares by any participant in the directed share program will be accepted until after the registration statement of which this prospectus is part is effective and an initial public offering price has been established. The number of shares available for sale to the general public will be reduced by the number of shares sold through the directed share program. Any shares reserved for the directed share program which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    In connection with the offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the ordinary shares. Specifically, the underwriters may create a syndicate short position by making short sales of our ordinary shares and may purchase our ordinary shares on the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in the offering. Short sales can be either "covered" or "naked." "Covered" short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. "Naked" short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. The underwriters may close out any covered short position by either exercising their over-allotment portion or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed ordinary shares in syndicate covering transactions, in stabilizing transactions or in some other way or if Donaldson, Lufkin & Jenrette Securities Corporation receives a report that indicates clients of such syndicate members have "flipped" the ordinary shares. These activities may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

OFFERS AND SALES IN ISRAEL

    The underwriters have agreed that:

    - they will offer or sell the ordinary shares in Israel to potential purchasers limited to a number and type that shall not require the publication of a prospectus under Israeli law;

    - they will deliver to us the names and addresses of these potential purchasers within seven days of the consummation of this offering; and

    - they will obtain representations from each of these potential purchasers who purchases ordinary shares that he is purchasing ordinary shares for investment purposes only, and not for the purposes of resale.

                                 LEGAL MATTERS

    The validity of the ordinary shares being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Sharir, Shiv, Friedman & Co., Tel Aviv, Israel. Some legal matters concerning this offering relating to United States law will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. A member of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. beneficially owns 23,810 Series B-1 Preferred Shares.

    Some legal matters concerning this offering relating to Israeli law will be passed upon for the underwriters by Yigal Arnon & Co., Jerusalem, Israel. Some legal matters concerning this offering relating to United States law will be passed upon for the underwriters by Goodwin, Procter & Hoar LLP.

                                    EXPERTS

    Our financial statements at December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 appearing in this prospectus have been audited by Luboshitz Kasierer, a member firm of Arthur Andersen, as stated in their report on the financial statements appearing elsewhere in this prospectus, and are included in reliance upon their report given upon the authority of this firm as experts in auditing and accounting.

                      ENFORCEABILITY OF CIVIL LIABILITIES

    Service of process upon us, some of our directors and officers, and the Israeli experts named in this prospectus, who reside outside the United States, may be difficult to obtain within the United States. Furthermore, because some of our assets and some of our directors and officers are located outside the United States, any judgment obtained in the United States against us or these directors and officers may not be collectible within the United States.

    We have been informed by our legal counsel in Israel, Sharir, Shiv, Friedman & Co., that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to certain time limitations, Israeli courts may enforce United States final executory judgments for liquidated amounts in civil matters obtained after due trial before a court of competent jurisdiction, according to the rules of private international law currently prevailing in Israel, that enforce similar Israeli judgements, provided that:

    - service of process has been effected and the defendant has had a reasonable opportunity be heard;

    - the judgment or the enforcement thereof are not contrary to the law, public policy, security or sovereignty of the State of Israel;

    - the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

    - an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

    We have irrevocably appointed RadView Software, Inc., our U.S subsidiary, as our agent to receive service of process in any action against us in any federal court or court of the Commonwealth of Massachusetts arising out of this offering or any purchase or sale of securities in connection with this offering. We have not given our consent for this agent to accept service of process in connection with any other claim.

    The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange of such foreign currency on the date of payment, and may be converted into foreign currency and transferred out of Israel. The judgment debtor may also make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act relating to this offering of our ordinary shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the Securities and Exchange Commission allow us to omit various information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

    You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the Securities and Exchange Commission without charge at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the material may be obtained by mail from the public reference branch of the Securities and Exchange Commission at this address at rates specified by the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. In addition, this registration statement and our other reports are publicly available through the website maintained by the Securities and Exchange Commission on the internet's worldwide web located at http://www.sec.gov.

    After this registration statement is declared effective, we intend to comply with the reporting requirements of the Securities Exchange Act of 1934. We will file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We intend to furnish our shareholders with annual reports containing financial statements audited by our independent auditors and quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

                             RADVIEW SOFTWARE LTD.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
Report of Independent Public Accountants....................    F-2

Consolidated Balance Sheets as of December 31, 1998 and 1999
  (audited) and March 31, 2000 (unaudited) and Pro Forma
  March 31, 2000 (unaudited)................................    F-3

Consolidated Statements of Operations for the Years Ended
  December 31, 1997, 1998 and 1999 (audited) and for the
  Three Months Ended March 31, 1999 and 2000 (unaudited)....    F-4

Consolidated Statements of Shareholders' Equity (Deficit)
  for the Years Ended December 31, 1997, 1998 and 1999
  (audited) and the Three Months Ended March 31, 2000
  (unaudited) and Pro Forma March 31, 2000 (unaudited)......    F-5

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1998 and 1999 (audited) and the Three
  Months Ended March 31, 1999 and 2000 (unaudited)..........    F-6

Notes to the Consolidated Financial Statements..............    F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
RadView Software Ltd.:

    We have audited the accompanying consolidated balance sheets of RadView Software Ltd. and subsidiary as of December 31, 1998 and 1999 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the three years ended December 31, 1997, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RadView Software Ltd. and subsidiary as of December 31, 1998 and 1999 and the results of their operations and their cash flows for the three years ended December 31, 1997, 1998 and 1999 in conformity with accounting principles generally accepted in the United States.

Luboshitz Kasierer
Member Firm of Arthur Andersen

Tel-Aviv, Israel
March 31, 2000

                             RADVIEW SOFTWARE LTD.

                          CONSOLIDATED BALANCE SHEETS

                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                                                PRO FORMA
                                                              DECEMBER 31,        MARCH 31,     MARCH 31,
                                                           -------------------   -----------   -----------
                                                             1998       1999        2000          2000
                                                                                 (UNAUDITED)    (NOTE 2)
                                                                                               (UNAUDITED)
                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (Note 3).....................  $  1,126   $  7,652    $  4,475      $  4,807
  Short-term investments (Note 4)........................       316        513       2,526         2,526
  Accounts receivable, net (Note 14).....................       229      1,281       1,093         1,093
  Prepaid expenses and other current assets..............       100        322         399           399
                                                           --------   --------    --------      --------
      Total current assets...............................     1,771      9,768       8,493         8,825
Property and Equipment, net (Note 5).....................       447        783       1,263         1,263
Deposits with Insurance Companies (Note 9)...............       166        199         203           203
Deposits.................................................        --        100         138           138
                                                           --------   --------    --------      --------
      Total..............................................  $  2,384   $ 10,850    $ 10,097      $ 10,429
                                                           ========   ========    ========      ========

     LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Short-term bank loans..................................  $    585   $     --    $     --      $     --
  Current maturities of long-term loans..................        31         17          17            17
  Related party loan (Note 7)............................        63        115         237           237
  Accounts payable.......................................       120        560         354           354
  Other payables and accrued expenses (Note 6)...........       413      1,598       1,670         1,670
  Deferred revenue.......................................        75        476         740           740
                                                           --------   --------    --------      --------
      Total current liabilities..........................     1,287      2,766       3,018         3,018
LONG-TERM LIABILITIES:
  Long-term loans (Note 8)...............................     3,198      3,562       3,587         3,587
  Related party loan (Note 7)............................     1,351      1,332       1,128         1,128
  Accrued severance pay (Note 9).........................       274        339         347           347
                                                           --------   --------    --------      --------
      Total long-term liabilities........................     4,823      5,233       5,062         5,062
                                                           --------   --------    --------      --------
      Total liabilities..................................     6,110      7,999       8,080         8,080
                                                           --------   --------    --------      --------
SHAREHOLDERS' EQUITY (Deficit) (Note 11):
  Series A preferred shares of NIS 0.01 par value--
    Authorized--3,500,000 shares
    Issued and outstanding--1,314,200, 2,337,000,
    2,337,000 and 0 shares at December 31, 1998 and 1999,
    March 31, 2000 and pro forma March 31, 2000,
    respectively.........................................         4          6           6            --
  Series B preferred shares of NIS 0.01 par value--
    Authorized--5,000,000 shares
    Issued and outstanding--0, 2,904,765, 2,904,765 and 0
    shares at December 31, 1998 and 1999, March 31, 2000
    and pro forma March 31, 2000, respectively...........        --          7           7            --
  Ordinary shares of NIS 0.01 par value--
    Authorized--11,000,000 shares actual and pro forma
    Issued and outstanding--2,598,600, 4,194,000,
    4,194,000 and 12,302,032 shares at December 31, 1998
    and 1999, March 31, 2000 and pro forma March 31,
    2000, respectively...................................         8         12          12            32
  Additional paid-in capital.............................     6,623     16,269      17,593        17,918
  Deferred compensation..................................       (84)      (425)     (1,533)       (1,533)
  Accumulated deficit....................................   (10,277)   (13,018)    (14,068)      (14,068)
                                                           --------   --------    --------      --------
      Total shareholders' equity (deficit)...............    (3,726)     2,851       2,017         2,349
                                                           --------   --------    --------      --------
      Total liabilities and shareholders' equity
        (deficit)........................................  $  2,384   $ 10,850    $ 10,097      $ 10,429
                                                           ========   ========    ========      ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                             RADVIEW SOFTWARE LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          THREE MONTHS
                                                      YEAR ENDED DECEMBER 31,           ENDED MARCH 31,
                                                 ---------------------------------   ----------------------
                                                   1997        1998        1999        1999         2000
                                                                                          (UNAUDITED)
REVENUES:
  Software licenses............................  $     246   $     914   $   4,701   $     589   $    1,932
  Services.....................................          8          52         409          39          334
                                                 ---------   ---------   ---------   ---------   ----------
      Total revenues...........................        254         966       5,110         628        2,266
                                                 ---------   ---------   ---------   ---------   ----------
COST OF REVENUES:
  Software licenses............................         17          59         340          38          153
  Services.....................................          3          22          67          24           52
                                                 ---------   ---------   ---------   ---------   ----------
      Total cost of revenues...................         20          81         407          62          205
                                                 ---------   ---------   ---------   ---------   ----------
      Gross profit.............................        234         885       4,703         566        2,061
                                                 ---------   ---------   ---------   ---------   ----------
OPERATING EXPENSES:
  Research and development (1).................      1,481       1,408       1,705         386          777
  Sales and marketing (1)......................        800       1,425       3,973         473        1,427
  General and administrative (1)...............        639         483       1,192         141          668
  Stock-based compensation (1).................        191         149         234          21          181
                                                 ---------   ---------   ---------   ---------   ----------
      Total operating expenses.................      3,111       3,465       7,104       1,021        3,053
                                                 ---------   ---------   ---------   ---------   ----------
      Operating loss...........................     (2,877)     (2,580)     (2,401)       (455)        (992)
                                                 ---------   ---------   ---------   ---------   ----------

Interest Expense...............................       (343)       (202)       (394)        (98)        (139)
Interest Income................................         24          --          89           3           98
Other Income/(Expense), net....................        191          67         (35)        (23)         (17)
                                                 ---------   ---------   ---------   ---------   ----------
      Net loss.................................  $  (3,005)  $  (2,715)  $  (2,741)  $    (573)  $   (1,050)
                                                 =========   =========   =========   =========   ==========
Basic and diluted net loss per ordinary
  share........................................  $   (1.28)  $   (1.04)  $   (0.80)  $   (0.22)  $    (0.25)
                                                 =========   =========   =========   =========   ==========
Weighted average number of ordinary shares
  outstanding--basic and diluted...............      2,356       2,599       3,413       2,599        4,194
                                                 =========   =========   =========   =========   ==========
Pro forma basic and diluted net loss per
  ordinary share...............................                          $   (0.35)              $    (0.09)
                                                                         =========               ==========
Weighted average number of ordinary shares
  outstanding--pro forma basic and diluted.....                              7,784                   11,887
                                                                         =========               ==========

--------------------------
(1) The following summarizes the departmental allocation of the stock-based compensation charge:

                                                                                                     FOR THE THREE
                                                                    FOR THE YEARS ENDED              MONTHS ENDED
                                                                       DECEMBER 31,                    MARCH 31,
                                                             ---------------------------------   ---------------------
                                                               1997        1998        1999        1999        2000
Marketing and selling......................................  $       6   $       4   $      71   $       3   $      58
Research and development...................................        152         120          86          20          30
General and administrative.................................         33          25          77          (2)         93
                                                             ---------   ---------   ---------   ---------   ---------
      Total stock-based compensation.......................  $     191   $     149   $     234   $      21   $     181
                                                             =========   =========   =========   =========   =========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                             RADVIEW SOFTWARE LTD.
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              PREFERRED SHARES
                                                     ----------------------------------      ORDINARY SHARES      ADDITIONAL
                                                                  SERIES A    SERIES B    ---------------------    PAID-IN
                                                       SHARES     PREFERRED   PREFERRED     SHARES      AMOUNT     CAPITAL
Balance, December 31, 1996.........................          --     $ --        $ --       1,690,100     $ 5       $ 1,517
  Ordinary shares issued, net of issuance costs of
    $145...........................................          --       --          --         908,500       3           939
  Deferred compensation............................          --       --          --              --      --           451
  Amortization of deferred compensation............          --       --          --              --      --          (111)
  Net loss.........................................          --       --          --              --      --            --
                                                     ----------     ----        ----      ----------     ---       -------
Balance, December 31, 1997.........................          --       --          --       2,598,600       8         2,796
  Series A preferred shares issued, net of issuance
    costs of $83...................................   1,314,200        4          --              --      --         3,819
  Imputed interest on related party loan...........          --       --          --              --      --            42
  Amortization of deferred compensation............          --       --          --              --      --           (34)
  Net loss.........................................          --       --          --              --      --            --
                                                     ----------     ----        ----      ----------     ---       -------
Balance, December 31, 1998.........................   1,314,200        4          --       2,598,600       8         6,623
  Ordinary shares issued...........................          --       --          --       1,595,400       4            --
  Series A preferred shares issued, net of issuance
    costs of $30...................................   1,022,800        2          --              --      --         3,007
  Series B preferred shares issued, net of issuance
    costs of $209..................................   2,904,765       --           7              --      --         5,884
  Warrants issued to bank..........................          --       --          --              --      --           137
  Imputed interest on related party loan...........          --       --          --              --      --            43
  Deferred compensation............................          --       --          --              --      --           582
  Amortization of deferred compensation............          --       --          --              --      --            (7)
  Net loss.........................................          --       --          --              --      --            --
                                                     ----------     ----        ----      ----------     ---       -------
Balance, December 31, 1999.........................   5,241,765        6           7       4,194,000      12        16,269
  Imputed interest on related party loan
    (unaudited)....................................          --       --          --              --      --            10
  Deferred compensation (unaudited)................          --       --          --              --      --         1,348
  Amortization of deferred compensation
    (unaudited)....................................          --       --          --              --      --           (59)
  Other (unaudited)................................          --       --          --              --      --            25
  Net loss (unaudited).............................          --       --          --              --      --            --
                                                     ----------     ----        ----      ----------     ---       -------
Balance, March 31, 2000 (unaudited)................   5,241,765        6           7       4,194,000      12        17,593
  Series B preferred shares issued (See Note 16)
    (unaudited)....................................      23,810       --          --              --      --            25
  Conversion of preferred stock into ordinary
    shares (See Note 2) (unaudited)................  (5,265,575)      (6)         (7)      5,265,575      13            --
  Exercise of options and warrants prior to and
    upon proposed initial public offering (See Note
    2) (unaudited).................................          --       --          --       2,842,457       7           300
                                                     ----------     ----        ----      ----------     ---       -------
Pro forma balance, March 31, 2000 (unaudited)......          --     $ --        $ --      12,302,032     $32       $17,918
                                                     ==========     ====        ====      ==========     ===       =======


                                                       DEFERRED     ACCUMULATED
                                                     COMPENSATION     DEFICIT      TOTAL
Balance, December 31, 1996.........................    $  (118)      $ (4,557)    $(3,153)
  Ordinary shares issued, net of issuance costs of
    $145...........................................         --             --         942
  Deferred compensation............................       (451)            --          --
  Amortization of deferred compensation............        302             --         191
  Net loss.........................................         --         (3,005)     (3,005)
                                                       -------       --------     -------
Balance, December 31, 1997.........................       (267)        (7,562)     (5,025)
  Series A preferred shares issued, net of issuance
    costs of $83...................................         --                      3,823
  Imputed interest on related party loan...........         --             --          42
  Amortization of deferred compensation............        183             --         149
  Net loss.........................................         --         (2,715)     (2,715)
                                                       -------       --------     -------
Balance, December 31, 1998.........................        (84)       (10,277)     (3,726)
  Ordinary shares issued...........................         --             --           4
  Series A preferred shares issued, net of issuance
    costs of $30...................................         --             --       3,009
  Series B preferred shares issued, net of issuance
    costs of $209..................................         --             --       5,891
  Warrants issued to bank..........................         --             --         137
  Imputed interest on related party loan...........         --             --          43
  Deferred compensation............................       (582)            --          --
  Amortization of deferred compensation............        241             --         234
  Net loss.........................................         --         (2,741)     (2,741)
                                                       -------       --------     -------
Balance, December 31, 1999.........................       (425)       (13,018)      2,851
  Imputed interest on related party loan
    (unaudited)....................................         --             --          10
  Deferred compensation (unaudited)................     (1,348)            --          --
  Amortization of deferred compensation
    (unaudited)....................................        240             --         181
  Other (unaudited)................................         --             --          25
  Net loss (unaudited).............................         --         (1,050)     (1,050)
                                                       -------       --------     -------
Balance, March 31, 2000 (unaudited)................     (1,533)       (14,068)      2,017
  Series B preferred shares issued (See Note 16)
    (unaudited)....................................         --             --          25
  Conversion of preferred stock into ordinary
    shares (See Note 2) (unaudited)................         --             --          --
  Exercise of options and warrants prior to and
    upon proposed initial public offering (See Note
    2) (unaudited).................................         --             --         307
                                                       -------       --------     -------
Pro forma balance, March 31, 2000 (unaudited)......    $(1,533)      $(14,068)    $ 2,349
                                                       =======       ========     =======

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                             RADVIEW SOFTWARE LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                       THREE MONTHS
                                                      YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                                   ------------------------------   -------------------
                                                     1997       1998       1999       1999       2000
                                                   --------   --------   --------   --------   --------
                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.......................................  $(3,005)   $(2,715)   $(2,741)    $ (573)   $(1,050)
  Adjustments to reconcile net loss to net cash
    used in operating activities--
    Income and expenses not affecting
      operating cash flows--
      Depreciation...............................      131        150        251         43        134
      Amortization of deferred compensation......      191        149        234         21        181
      Interest accrued on long-term loans........       --         91        385         95        137
      Accrued severance pay......................       31         --         32          4          4
    Changes in operating assets and liabilities--
      Accounts receivable........................      (33)      (150)    (1,052)      (217)       188
      Prepaid expenses and other current
        assets...................................      (26)       (15)      (222)       (58)       (77)
      Accounts payable...........................       72        (50)       440         48       (206)
      Other payables and accrued expenses........      177         30        794         17          6
      Deferred revenue...........................       --         75        401         56        264
                                                   -------    -------    -------     ------    -------
        Net cash used in operating activities....   (2,462)    (2,435)    (1,478)      (564)      (419)
                                                   -------    -------    -------     ------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  (Purchases) maturities of short-term
    investment...................................       --       (316)      (197)       316     (2,013)
  Purchase of property and equipment.............     (221)      (130)      (587)       (37)      (614)
  Increase in deposits...........................       --         --       (100)        --        (38)
                                                   -------    -------    -------     ------    -------
        Net cash (used in) provided by investing
          activities.............................     (221)      (446)      (884)       279     (2,665)
                                                   -------    -------    -------     ------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in short-term bank loans...    1,762     (2,827)      (585)      (554)        --
  Long-term loans received.......................       44      3,000        600        600         --
  Repayment of long-term loans received..........      (22)       (37)       (31)        (8)      (118)
  Proceeds from shares issued....................      942      3,822      8,904         --         --
  Other..........................................       --         --         --         --         25
                                                   -------    -------    -------     ------    -------
        Net cash provided by (used in) financing
          activities.............................    2,726      3,958      8,888         38        (93)
                                                   -------    -------    -------     ------    -------
Increase (decrease) in Cash and Cash
  Equivalents....................................       43      1,077      6,526       (247)    (3,177)
Cash and Cash Equivalents, beginning of period...        6         49      1,126      1,126      7,652
                                                   -------    -------    -------     ------    -------
Cash and Cash Equivalents, end of period.........  $    49    $ 1,126    $ 7,652     $  879    $ 4,475
                                                   =======    =======    =======     ======    =======
Cash paid during the period for interest.........  $   338    $   197    $    21     $   19    $    --
                                                   =======    =======    =======     ======    =======

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                             RADVIEW SOFTWARE LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1. OPERATIONS

    OPERATIONS. RadView Software Ltd. (the Company) is an Israeli corporation. The Company has a wholly-owned subsidiary in the United States, RadView Software, Inc. The Company develops, markets and supports software which enables organizations to verify the scalability, efficiency and reliability of Web applications, and facilitates their rapid development.

    FINANCIAL STATEMENTS IN U.S. DOLLARS. The financial statements of the Company have been prepared in U.S. dollars, as the currency of the primary economic environment in which the operations of the Company are conducted is the U.S. dollar. Substantially all of the Company's sales are in U.S. dollars. Most purchases of materials and components and most marketing costs are denominated in U.S. dollars. Therefore, the functional currency of the Company is the U.S. dollar.

    Transactions and balances denominated in dollars are presented at their original amounts. Transactions and balances in other currencies are translated into U.S. dollars in accordance with the principles set forth in Financial Accounting Standards Board of the United States (FASB) Statement of Accounting Standards (SFAS) No. 52, FOREIGN CURRENCY TRANSLATION. Accordingly, items have been translated as follows:

    - Monetary Items--At the exchange rate in effect on the balance sheet date.

    - Nonmonetary Items--At historical exchange rates.

    - Revenue and Expense Items--At the exchange rates in effect as of the date of recognition of those items (excluding depreciation and other items deriving from nonmonetary items).

    All exchange gains and losses from the above-mentioned translation (which are immaterial for all periods presented) are reflected in the statements of operations. The representative rate of exchange as of December 31, 1997, 1998 and 1999 and March 31, 1999 and 2000 was U.S. $1.00 to 3.536, 4.16, 4.153, 4.034
and 4.026 New Israeli Shekel (NIS), respectively.

2. SIGNIFICANT ACCOUNTING POLICIES

    The Company's financial statements are prepared in accordance with accounting principles generally accepted in the United States. The significant accounting policies followed in the preparation of the financial statements, applied on a consistent basis, are as follows:

    USE OF ESTIMATES. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

    INTERIM FINANCIAL STATEMENTS. The accompanying consolidated balance sheet as of March 31, 2000, the consolidated statements of operations and cash flows for the three months ended March 31, 1999 and 2000 and the consolidated statement of shareholders' equity for the three months ended March 31, 2000 are unaudited but, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of results for these interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although the Company believes that

                             RADVIEW SOFTWARE LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

the disclosures included are adequate to make the information presented not misleading. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the entire fiscal year.

    UNAUDITED PRO FORMA PRESENTATION. The unaudited pro forma balance sheet as of March 31, 2000 has been calculated assuming:

    - 5,265,575 ordinary shares are issued upon the closing of the proposed initial public offering upon the automatic conversion of all of our outstanding preferred shares into ordinary shares;

    - 142,857 ordinary shares are issued upon the exercise of an outstanding warrant at an exercise price of $2.10 per share at the closing of the proposed initial public offering;

    - 933,800 shares issued through the exercise of options in July 2000 at an exercise price of NIS 0.01 per share by certain shareholders;

    - 459,900 ordinary shares are issued upon the exercise of outstanding options at an exercise price of NIS 0.01 per share held by certain shareholders at the closing of the proposed initial public offering;

    - 656,300 ordinary shares issued through the exercise of options in June 2000;

    - 391,100 ordinary shares issued through the exercise of options in July 2000; and

    - 258,500 ordinary shares are issued to certain of our Series A preferred shareholders at the closing of the proposed initial public offering.

    The issuance of the 258,500 ordinary shares will be accounted for as a stock dividend. In the period in which these shares are issued, the Company will record a charge to additional paid-in capital for the value of the ordinary shares and the amount of net loss attributable to common shareholders used in the computation of basic and diluted net loss per share will be increased by the value of the ordinary shares issued.

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary in the U.S. (RadView Software, Inc.). All material intercompany balances and transactions have been eliminated in consolidation.

    CASH AND CASH EQUIVALENTS. The Company accounts for investments under SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. Under SFAS No. 115, investments for which the Company has the positive intent and ability to hold to maturity, consisting of cash equivalents and short-term investments, are reported at amortized cost, which approximates fair market value. Cash equivalents are highly liquid investments with original maturities of less than ninety days.

    PROPERTY AND EQUIPMENT. Property and equipment are stated at cost. Depreciation and amortization are computed by the straight-line method over the estimated useful life of the assets. In accordance with SFAS No. 121, ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, the Company reviews its long-lived assets (which consists of property and equipment) for impairment as events and circumstances indicate the carrying amount of an asset may not be recoverable. Management believes that, as of each of the balance sheet dates presented, none of the Company's long-lived assets were impaired.

                             RADVIEW SOFTWARE LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

    REVENUE RECOGNITION. The Company recognizes revenue in accordance with Statement of Position (SOP) 97-2, SOFTWARE REVENUE RECOGNITION and SOP 98-4, DEFERRAL OF THE EFFECTIVE DATE OF A PROVISION OF SOP 97-2, SOFTWARE REVENUE RECOGNITION. Revenues from software product licenses are recognized upon delivery of the software provided there is persuasive evidence of an agreement, the fee is fixed or determinable and collection of the related receivable is probable. Revenues under multiple element arrangements, which may include software, software maintenance and training, are allocated to each element based on their respective fair values, based on vendor-specific objective evidence. This objective evidence represents the price of products and services when sold separately. Revenue is recognized for software licenses sold to resellers or distributors at the time of shipment, provided that all revenue recognition criteria set forth in SOP 97-2 are fulfilled. Revenues from software maintenance agreements are recognized ratably over the term of the maintenance period, which is typically one year. Revenues from training arrangements are recognized as the services are performed. Amounts collected or billed prior to satisfying the above revenue recognition criteria are reflected as deferred revenue. Deferred revenue primarily represents deferred maintenance revenue.

    In December 1998, the AICPA issued SOP 98-9, MODIFICATION OF SOP 97-2, SOFTWARE REVENUE RECOGNITION, WITH RESPECT TO CERTAIN TRANSACTIONS. SOP 98-9 requires use of the residual method for recognition of revenues when vendor-specific objective evidence exists for undelivered elements but does not exist for delivered elements of a software arrangement. If fair value for a delivered element does not exist but the fair value does exist for all undelivered elements, the Company defers the fair value of the undelivered elements and recognizes the remaining value for the delivered elements. The Company is required to comply with the provisions of SOP 98-9 for transactions entered into beginning January 1, 2000. The adoption of SOP 98-9 did not have a material effect on the financial position or results of operations.

    COST OF REVENUES. Cost of software license revenues consists of costs to distribute the product, including the cost of the media on which it is delivered and royalty payments to third-party vendors. Cost of software license revenues also includes the amounts related to the royalties due to the Office of the Chief Scientist of the Ministry of Industry and Trade (OCS)(see Note 10(a)). Cost of services revenue consists primarily of training and support personnel salaries and related costs.

    RESEARCH AND DEVELOPMENT COSTS. The Company has evaluated the establishment of technological feasibility of its products in accordance with SFAS No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED. The Company sells products in a market that is subject to rapid technological change, new product development and changing customer needs; accordingly, the Company has concluded that technological feasibility is not established until the development stage of the product is nearly complete. The Company defines technological feasibility as the completion of a working model. The time period during which costs could be capitalized, from the point of reaching technological feasibility until the time of general product release, is very short and, consequently, the amounts that could be capitalized are not material to the Company's financial position or results of operations. Therefore, the Company has charged all such costs to research and development expense in the period incurred.

    INCOME TAXES. The Company accounts for income taxes under the liability method of accounting. Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities at enacted tax rates in effect in the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts expected to be realized.

                             RADVIEW SOFTWARE LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

    NET LOSS PER SHARE. Basic and diluted net loss per share are presented in conformity with SFAS No. 128, EARNINGS PER SHARE, for all periods presented. Basic and diluted net loss per ordinary share was determined by dividing net loss by the weighted average ordinary shares outstanding during the period. Diluted net loss per ordinary share is the same as basic net loss per ordinary share for all periods presented as the effects of the Company's potential ordinary share equivalents are antidilutive. Options and warrants to purchase a total of 594,650, 4,015,350, 3,674,267, 4,317,507 and 4,937,186 ordinary shares have been excluded from the computation of diluted weighted average shares outstanding for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000, respectively. Ordinary shares issuable upon the conversion of outstanding preferred stock and issuable to certain Series A preferred shareholders have also been excluded from the computation of diluted net loss per share for all periods presented. In accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 98, EARNINGS PER SHARE IN AN INITIAL PUBLIC OFFERING, the Company determined that there were no nominal issuances of the Company's ordinary shares prior to the Company's planned initial public offering.

    The following table reflects the reconciliation of the shares used in the computation of pro forma loss per share.

                                                               YEAR ENDED    THREE MONTHS ENDED
                                                              DECEMBER 31,       MARCH 31,
                                                                  1999              2000
                                                                       (IN THOUSANDS)
Pro forma basic and diluted:
  Weighted average ordinary shares outstanding used in
    computing basic and diluted net loss per share..........     3,414              4,194
  Weighted average ordinary shares issuable upon the
    conversion of preferred stock...........................     1,949              5,242
  Weighted average ordinary shares issuable upon the
    exercise of outstanding warrant.........................       113                143
  Weighted average ordinary shares issuable upon exercise of
    outstanding options held by certain shareholders........     2,050              2,050
  Weighted average ordinary shares to be issued to certain
    Series A preferred shareholders.........................       258                258
                                                                 -----             ------
  Weighted average ordinary shares outstanding used in
    computing pro forma basic and diluted net loss per
    share...................................................     7,784             11,887
                                                                 =====             ======

    EMPLOYEE STOCK OPTIONS. SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, requires the measurement of the fair value of employee and director stock options or warrants to be included in the statement of operations or disclosed in the notes to financial statements. The Company has determined that it will account for stock-based compensation for employees under the Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and elect the disclosure-only alternative under SFAS No. 123 (see
Note 11(f)).

    COMPREHENSIVE INCOME (LOSS). As of January 1, 1998, the Company adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 130 requires disclosure of all components of comprehensive income (loss) on an annual and interim basis. Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances

                             RADVIEW SOFTWARE LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

from nonowner sources. The Company's comprehensive loss is equal to net loss for all periods presented.

    FAIR VALUE OF FINANCIAL INSTRUMENTS. Financial instruments consist mainly of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and long-term loans. The carrying amounts of these instruments approximate their fair value.

    CONCENTRATIONS OF CREDIT RISK. SFAS No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, requires disclosure of any significant off-balance-sheet and credit risk concentrations. The Company has no significant off-balance-sheet concentrations such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Company's accounts receivable credit risk is concentrated in the United States.

    For the years ended December 31, 1997, 1998 and 1999 and the period ended March 31, 1999, no customer individually comprised greater than 10% of total revenue or total accounts receivable. For the period ended March 31, 2000, one customer comprised 10% of the total consolidated revenue. At March 31, 2000, no customer represented greater than 10% of total accounts receivable.

    NEW ACCOUNTING STANDARDS.  In March 2000, the FASB issued Interpretation
No. 44, ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION--AN INTERPRETATION OF APB OPINION NO. 25. The interpretation clarifies the application of APB Opinion No. 25 in certain situations, as defined. The interpretation is effective July 1, 2000, but covers certain events occurring during the period after December 15, 1998, but before the effective date. To the extent that events covered by this interpretation occur during the period after December 15, 1998, but before the effective date, the effects of applying this interpretation would be recognized on a prospective basis from the effective date. Accordingly, upon initial application of the final interpretation, (a) no adjustments would be made to the financial statements for periods before the effective date and (b) no expense would be recognized for any additional compensation cost measured that is attributable to periods before the effective date. The Company expects that the adoption of this interpretation will not have any effect on the accompanying consolidated financial statements.

    The Securities and Exchange Commission issued Staff Accounting Bulletin
(SAB) No. 101, REVENUE RECOGNITION, in December 1999. The Company is required to adopt this new accounting guidance through a cumulative charge to operations, in accordance with Accounting Principles Board Opinion (APB) No. 20, ACCOUNTING CHANGES, no later than the fourth quarter of fiscal 2000. The Company believes its current revenue recognition policy complies with the SEC guidelines. Accordingly the Company believes that the adoption of the guidance provided in SAB No. 101 will not have a material impact on future operating results.

    In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS
No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company believes that the adoption of SFAS No. 133 will not have a material impact on the Company's consolidated financial statements.

                             RADVIEW SOFTWARE LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

3. CASH AND CASH EQUIVALENTS

                                                       DECEMBER 31,
                                                    -------------------   MARCH 31,
                                                      1998       1999       2000
                                                      (IN THOUSANDS)
Cash..............................................   $  197     $1,142     $  925
Bank deposits--
  In U.S. Dollars (bearing annual interest rate of
    5.9% to 6.0%).................................      559      6,454      3,550
  In NIS (bearing annual interest rate of 9.8%)...      370         56         --
                                                     ------     ------     ------
                                                     $1,126     $7,652     $4,475
                                                     ======     ======     ======

    The interest rates are as of March 31, 2000.

4. SHORT-TERM INVESTMENTS

                                                          DECEMBER 31,
                                                       -------------------   MARCH 31,
                                                         1998       1999       2000
                                                               (IN THOUSANDS)
Bank deposit in U.S. dollars, bearing annual interest
  rate of 6.0%.......................................    $ --       $513      $2,526
Short-term quoted debenture..........................     316         --          --
                                                         ----       ----      ------
                                                         $316       $513      $2,526
                                                         ====       ====      ======

    The interest rates are as of March 31, 2000. The average maturity of the Company's short-term investments was approximately ten days and one month at December 31, 1999 and March 31, 2000, respectively.

5. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                  DECEMBER 31,
                                                USEFUL         -------------------   MARCH 31,
                                                 LIFE            1998       1999       2000
                                                                       (IN THOUSANDS)
Equipment................................       3 years          $600      $1,160     $1,611
Motor Vehicles...........................       5 years           129         129        129
Office furniture.........................      3-5 years           65          87        198
Leasehold improvements...................    Life of Lease         93          98        131
                                                                 ----      ------     ------
                                                                  887       1,474      2,069
Less--Accumulated depreciation and
  amortization...........................                         440         691        806
                                                                 ----      ------     ------
                                                                 $447      $  783     $1,263
                                                                 ====      ======     ======

6. OTHER PAYABLES AND ACCRUED EXPENSES

                                                         DECEMBER 31,
                                                      -------------------   MARCH 31,
                                                        1998       1999       2000
                                                              (IN THOUSANDS)
Employees and employee institutions.................    $253      $  386     $  288
Royalties due to third parties......................      46         278        375
Other accrued expenses..............................     114         934      1,007
                                                        ----      ------     ------
                                                        $413      $1,598     $1,670
                                                        ====      ======     ======

                             RADVIEW SOFTWARE LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

7. RELATED PARTY LOAN

    In 1993, the Company entered into a loan agreement with a shareholder (related party loan). The related party loan is linked to the Israeli Consumer Price Index (CPI) and bears no stated rate of interest. The Company has recorded the estimated incremental interest expense, of approximately 3%, the Company would have incurred if the loan had been entered into with a third party. The loan is to be repaid at a rate of 3% of all future annual sales over a base amount of $1.5 million. The loan shall be repaid in full at the occurrence of the earlier of (i) the initial public offering, merger or acquisition of the Company, or (ii) May 5, 2005. The increase in the principal amount of the loan due to fluctuations in the Israeli CPI are charged to interest expense. The amounts charged to interest expense due to fluctuations in the Israeli CPI were approximately $100, $111 and $31 during the years ended December 31, 1997, 1998 and 1999, respectively.

8. LONG-TERM LOANS

                                                       DECEMBER 31,
                                                    -------------------   MARCH 31,
                                                      1998       1999       2000
                                                            (IN THOUSANDS)
Bank loans (1)....................................   $3,229     $3,662     $3,670
Less-unamortized discount.........................       --         83         66
Less--Current maturity............................       31         17         17
                                                     ------     ------     ------
                                                     $3,198     $3,562     $3,587
                                                     ======     ======     ======

------------------------

(1) The loans bear annual interest of principally Libor plus 1.5% (as of March 31, 2000 - 6.9% to 7.8%). One loan for $3.0 million matures in
    June 2000 and the Company has the option to extend the maturity on this loan for one year, subject to certain conditions as defined. The remaining balance outstanding as of March 31, 2000 matures in March 2001. In connection with the loan, the Company issued warrants to the bank (see
    Note 11(e)). Substantially all of the Company's tangible assets are pledged as collateral on the loan.

9. ACCRUED SEVERANCE PAY

    Under Israeli law and labor agreements, the Company is required to make severance payments to dismissed employees leaving the Company in certain circumstances. The Company's severance pay liability to its employees is reflected by the balance sheet accrual and is funded mainly by the purchase of insurance policies in the name of the Company. Severance pay expense for the years ended December 31, 1997, 1998 and 1999 and for the periods ended
March 31, 1999 and 2000 amounted to approximately $67,000, $54,000, $76,000,
$9,000 and $8,000 respectively.

10. COMMITMENTS

    PARTICIPATION PAYMENTS. In connection with its research and development activities, the Company received participation payments from the Government of Israel through the Ministry of Industry and Trade and Office of the Chief Scientist in the total amount of approximately $605,000. In return for the Government of Israel's participation, the Company is committed to pay royalties at a rate of 3%--5% of sales of the developed product, up to 100% and 150%, for certain grant amounts received. The Company's maximum royalty obligation is approximately $670,000, of which approximately $418,000 has

                             RADVIEW SOFTWARE LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

been paid or accrued at March 31, 2000. The Company will provide for the remaining royalty obligation based on a percentage of future sales.

    LEASES. The Company operates primarily from leased premises in Burlington, Massachusetts in the United States and in Tel-Aviv, Israel. Lease agreements expire in the year 2005. Annual minimum future rental payments due under the above agreements, at exchange rates in effect on March 31, 2000, are approximately as follows:

                                                                  AMOUNT
FOR THE YEAR ENDED DECEMBER 31,                               (IN THOUSANDS)
-------------------------------                               --------------
2000........................................................   $        371
2001........................................................            453
2002........................................................            462
2003........................................................            462
2004........................................................            462
Thereafter..................................................            180
                                                               ------------
                                                               $      2,390
                                                               ============

11. SHAREHOLDERS' EQUITY

    AUTHORIZED SHARE CAPITAL. During 1998 the Company increased its authorized share capital by creating 3,500,000 Series A preferred shares (Series A) and 6,240,000 ordinary shares of NIS 0.01 par value per share. During 1999, the Company increased its authorized share capital by creating 5,000,000 Series B preferred shares (Series B) and 2,000,000 ordinary shares of NIS 0.01 par value per share.

    PREFERRED SHARES. In 1998, the Company issued 1,314,200 Series A, with rights to purchase additional preferred and ordinary shares, to investors in consideration for approximately $3.9 million. In July 1999, the Company issued 1,022,800 Series A to investors in consideration for approximately
$3.0 million. In December 1999, the Company issued 2,904,765 Series B preferred shares NIS 0.01 par value at $2.10 per share for gross proceeds of approximately $6.1 million.

    The rights, preferences and privileges of the holders of Series A and Series B are as follows:

    DIVIDENDS. The holders of Series A and Series B are entitled to receive dividends, when and if declared to the holders of ordinary shares, on an as-converted basis.

    LIQUIDATION. In the event of the liquidation, dissolution or winding-up of the Company, holders of Series A will be entitled to receive, before any distribution or payment is made on the ordinary shares, an amount equal to $2.97 per share, as defined. The holders of Series B will be entitled to receive, before any distribution or payment is made on the Series A or ordinary shares, an amount equal to $2.10 per share, as defined.

    CONVERSION. Each share of Series A and Series B are convertible at the option of the holder into one ordinary share, subject to adjustments for dilutive issuances of stock. The conversion of Series B becomes automatic upon the closing of an initial public offering in which not less than $20.0 million of gross proceeds shall be received by the Company, at a price per share of at least $6.30. The conversion of Series A becomes automatic upon the closing of an initial public offering.

    STOCK SPLIT. On July 27, 1998 the Company effected a ten-for-one stock split of both ordinary and Series A preferred shares. In September 1999, the Company effected a ten-for-one stock split of both

                             RADVIEW SOFTWARE LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

ordinary and preferred shares. All share and per share data in the financial statements have been retroactively restated to reflect these stock splits.

    SHARE PURCHASE AGREEMENTS. In accordance with Series A purchase agreements dated May 14, 1998, August 26, 1998 and August 30, 1998, the Company granted the investors options to purchase an additional 2,050,000 ordinary shares at an exercise price of NIS 0.01 per share (share par value). In July 1999, the Company issued 1,595,400 ordinary shares NIS 0.01 par value as a result of the exercise of certain of the abovementioned options. As of March 31, 2000, options to purchase 454,600 ordinary shares remain outstanding.

    According to the share purchase agreements, the Company issued to the investors warrants which shall entitle the investors to purchase up to 1,314,200 Series A preferred shares at a price per share of $2.97. In addition, the Company shall grant to the investors additional options to purchase 2,050,000 ordinary shares of the Company at a price of NIS 0.01 per share (share par value). The investors are entitled to exercise the additional ordinary share options only after the Series A preferred warrants have been exercised. In the event any of the investors exercise part of the warrants, such investor shall be entitled to exercise a quantity of additional options equal in proportion to the warrants exercised until the earlier of May 2003, the sale of the Company or the completion of the Company's proposed initial public offering. In July 1999, the Company issued 1,022,800 Series A preferred shares NIS 0.01 par value, in consideration for approximately $3.0 million as a result of the exercise of the abovementioned warrants. In connection with this issuance of Series A preferred shares, the Company issued options to purchase 1,595,400 ordinary shares. All of the options remain outstanding at March 31, 2000. The remaining unexercised warrant to purchase 291,400 shares of Series A has expired.

    In connection with the May 1998 issuance of the Series A, certain investors were given the right to receive a number of ordinary shares equal to 3% of the Company's outstanding share capital at the time of the Series A offering, but not greater than 258,500 total ordinary shares. The issuance of these shares will be accounted for as a stock dividend. In the period in which these shares are issued, the Company will record a charge to additional paid-in capital for the value of the ordinary shares and the amount of net loss attributable to common shareholders used in the computation of basic and diluted net loss per share will be increased by the value of the ordinary shares issued.

    ORDINARY SHARE WARRANTS. In March 1999, the Company granted a bank a fully vested warrant to purchase $300,000 of ordinary shares at $2.10 per share. The exercise price will increase by 25%, to $2.625, as of September 18, 2000. The warrant may be exercised, in whole or in part, at the earlier of two years from the date of issuance or the closing of the Company's proposed initial public offering of ordinary shares. The warrants expire two years from the date of issuance or the closing of the Company's proposed initial public offering of ordinary shares. The Company has valued the warrant using the Black-Scholes option pricing model with the following assumptions: (1) life of two years,
(2) no dividend yield, (3) volatility of 80%, (4) risk-free interest rate of 5% and (5) the warrant is exercised at $2.10 per share. The Company determined the value to be approximately $137,000, which is being amortized to interest expense over the two year term of the note.

    KEY EMPLOYEE SHARE INCENTIVE PLAN. In 1996, the Company adopted a key employee share incentive plan which provides for the grant by the Company of option awards to purchase up to an aggregate of 1,412,400 ordinary shares to officers and employees of the Company and its subsidiaries and to non-employees. In July and December 1999, the plan was increased by an additional 300,000 and 1,599,462 ordinary shares, respectively. The options vest ratably over vesting periods ranging from three to five years. The options expire 62 months from the date of issuance. Transactions related to the

                             RADVIEW SOFTWARE LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

above noted options during the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 2000 are summarized as follows:

    Options to purchase 67,000 ordinary shares have been issued to non-employees. The Company has accounted for these options in accordance with SFAS No. 123 utilizing the Black-Scholes option pricing model with the following assumptions: (1) life of 4 years, (2) no dividend yield, (3) volatility of 80% and (4) risk-free interest rate of 5%. The aggregate value of the options granted to non-employees was approximately $176,000. The Company has charged to operations approximately $46,000, $29,000, $7,000 and $8,000 for the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 2000, respectively.

                                                             WEIGHTED      WEIGHTED
                                                              AVERAGE    AVERAGE FAIR
                                                             EXERCISE      VALUE OF
                                               OUTSTANDING   PRICE PER     OPTIONS
                                                 OPTIONS       SHARE       GRANTED
Outstanding as of January 1, 1997............     368,200      $  --
Options granted..............................     276,400         --        $2.07
Options forfeited............................     (49,950)        --
                                                ---------      -----
Outstanding as of December 31, 1997..........     594,650         --
Options granted..............................      72,100         --        $0.25
Options forfeited............................     (15,700)        --
                                                ---------      -----
Outstanding as of December 31, 1998..........     651,050         --
Options granted..............................     857,060       0.68        $1.04
Options forfeited............................     (26,800)      0.60
                                                ---------      -----
Outstanding as of December 31, 1999..........   1,481,310       0.38
Options granted..............................   1,225,940       1.00        $1.58
Options forfeited............................    (133,021)      0.68
                                                ---------      -----
Outstanding as of March 31, 2000.............   2,574,229      $0.66
                                                =========      =====
Exercisable as of March 31, 2000.............     755,758      $0.14
                                                =========      =====
Exercisable as of December 31, 1999..........     657,706      $0.11
                                                =========      =====
Exercisable as of December 31, 1998..........     503,527      $  --
                                                =========      =====
Exercisable as of December 31, 1997..........     264,018      $  --
                                                =========      =====

                             RADVIEW SOFTWARE LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

    The following table summarizes information about options outstanding and exercisable at March 31, 2000:

                                   OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                        -----------------------------------------   ---------------------------
                                         WEIGHTED--
                            NUMBER         AVERAGE     WEIGHTED--       NUMBER       WEIGHTED--
                        OUTSTANDING AT    REMAINING     AVERAGE     OUTSTANDING AT    AVERAGE
      EXERCISE            MARCH 31,      CONTRACTUAL    EXERCISE      MARCH 31,       EXERCISE
        PRICE                2000           LIFE         PRICES          2000          PRICES
        $0.00               648,050         1.63         $0.00         602,842         $0.00
         0.68               700,239         4.38          0.68         152,916          0.68
         1.00             1,225,940         4.99          1.00              --          1.00
                          ---------                                    -------
                          2,574,229                                    755,758
                          =========                                    =======

    In July 1999 and August 1999, the Company issued options that had performance based vesting provisions. The performance criteria was based on the Company attaining defined revenue and profitability amounts for 1999. In January 2000, the Company's Board of Directors approved the modification of these performance based options to provide for time based vesting. Accordingly, with this modification the options are now fixed grants. The Company has accounted for the options with performance criteria as variable options through December 31, 1999, marking them to market for the then current fair market value.

    The amounts of deferred compensation recognized arising from the difference between the exercise price and the fair market value on the date of the grant of approximately $451,000, $0, $582,000 and $1.3 million for options granted in the years ended December 31, 1997, 1998, 1999 and for the three months ended
March 31, 2000, respectively, are included in shareholders' equity and are being amortized over the vesting periods of the respective options in accordance with APB 25. Under APB 25, the deferred compensation expense for the years ended December 31, 1997, 1998, 1999 and for the period ended March 31, 2000 amounted to approximately $191,000, $149,000, $234,000 and $131,000, respectively.
Subsequent to March 31, 2000, the Company granted 776,300 ordinary share options to employees at an exercise price of $1.00. The Company expects to record deferred compensation of approximately $7.3 million related to such grants.

    If deferred compensation had been determined under the alternative fair value accounting method provided for under SFAS No. 123, the Company's net loss and net loss per share would have been increased to the following pro forma amounts:

                                                                       FOR THE THREE
                                         FOR THE YEAR ENDED               MONTHS
                                            DECEMBER 31,              ENDED MARCH 31,
                                   ------------------------------   -------------------
                                     1997       1998       1999       1999       2000
                                                      (IN THOUSANDS)
Net loss:
  As reported....................  $(3,005)   $(2,715)   $(2,741)    $ (573)   $(1,050)
  Pro forma......................   (3,005)    (2,715)    (2,831)      (579)    (1,107)
Net loss per share:
  As reported....................  $ (1.28)   $ (1.04)   $ (0.80)    $(0.22)   $ (0.25)
  Pro forma......................    (1.28)     (1.04)     (0.83)     (0.22)     (0.26)

    Under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for

                             RADVIEW SOFTWARE LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

grants in 1997, 1998, 1999 and 2000: (1) expected life of the options of four years; (2) no dividend yield; (3) expected volatility of 80%; and (4) risk-free interest rate of 5%.

12. TAXES ON INCOME

    ALTERNATIVE BENEFITS METHOD. The Company's investment program totaling approximately $66,000 has been granted "Approved Enterprise" status under the Law for Encouragement of Capital Investments, 1959. The Company is entitled to a benefit period of seven years, on income derived from this program, as follows: a full income tax exemption for the first two years and a reduced income tax rate of 25% (instead of the regular rate of 36%) for the remaining five year period. If foreign shareholdings in the Company exceed 25%, the period for which the Company is entitled to a reduced income tax is extended to eight years.

    If the Company distributes a cash dividend out of retained earnings which were tax exempt due to its approved enterprise status, the Company would have to pay a 25% corporate tax on the amount distributed, and a further 15% withholding tax would be deducted from the amounts distributed to the recipients.

    Should the Company derive income from sources other than the approved enterprise programs during the relevant period of benefits, such income will be taxable at the regular corporate tax rate, which is 36%.

    The benefits from the Company's approved enterprise programs are dependent upon the Company fulfilling the conditions stipulated by the Law for Encouragement of Capital Investments, 1959 and the regulations published under this law, as well as the criteria in the approval for the specific investment in the Company's approved enterprise programs. If the Company does not comply with these conditions, the tax benefits may be canceled, and the Company may be required to refund the amount of the canceled benefits, with the addition of linkage differences and interest. As of the date of these financial statements, the Company believes it complies with these conditions.

    INFLATIONARY ADJUSTMENTS. The Company is subject to the Income Tax Law (Inflationary Adjustments), 1985 measuring income on the basis of changes in the Israeli Consumer Price Index.

    INDUSTRIAL COMPANY. The Company currently qualifies as an "Industrial Company" under the Law for Encouragement of Industry (Taxes), 1969 and is therefore entitled to tax benefits, mainly accelerated depreciation of machinery and equipment and deduction of expenses incurred in connection with a public offering.

    LOSSES FOR TAX PURPOSES. Through December 31, 1995, the Company's losses for tax purposes were assigned to a shareholder, and are not available to the Company.

    NET OPERATING LOSSES. As of December 31, 1999, the Company's net operating loss carryforwards for tax purposes amounted to approximately $5.8 million. These net operating losses may be carried forward indefinitely and offset against future taxable income. The Company expects that during the period in which these tax losses are utilized its income would be substantially tax exempt. Therefore, the income tax rate of the Company during the tax-exempt period will be zero and there will be no tax benefit available from these losses and no deferred income taxes have been included in these financial statements. Deferred taxes in respect of other temporary differences are immaterial.

    The U.S. subsidiary's carryforward tax losses through December 31, 1999 amounted to approximately $2.8 million. These losses are available to offset any future U.S. taxable income of the U.S. subsidiary and will expire between 2012 and 2019. Net operating loss carryforwards are subject to

                             RADVIEW SOFTWARE LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

review and possible adjustments by the Internal Revenue Service and may be limited in the event of certain cumulative changes in excess of 50% in the ownership interests of significant shareholders over a three-year period. The Company has recorded a full valuation allowance against its deferred tax asset due to the uncertainty surrounding the timing of the realization of these tax benefits.

    The components of the Company's deferred tax asset are approximately as follows:

                                                      DECEMBER 31,   DECEMBER 31,
                                                          1998           1999
                                                      ------------   ------------
Net operating loss carryforwards....................      $ 252         $   980
Temporary items.....................................         16             130
                                                          -----         -------
                                                            268           1,110
Less-valuation allowance............................       (268)         (1,110)
                                                          -----         -------
Net deferred tax asset..............................      $  --         $    --
                                                          =====         =======

    The Company has not recorded an income tax benefit for all periods presented given the uncertainty surrounding the utilization of its net operating loss carryforwards.

    FINAL TAX ASSESSMENTS. The Company has received final tax assessments regarding tax years until the end of 1995.

13. RELATED PARTY BALANCES AND TRANSACTIONS

    Balances with related parties consisted of the following:

                                                        DECEMBER 31,
                                                     -------------------   MARCH 31
                                                       1998       1999       2000
                                                             (IN THOUSANDS)
Accounts receivable................................   $   10     $   39     $   28
Accounts payable and accrued expenses..............       12         36          7
Long-term loan (see Note 7)........................    1,414      1,447      1,365

    Transactions with related parties consisted of the following:

                                                                                 FOR THE THREE
                                                                                    MONTHS
                                                  FOR THE YEARS ENDED                ENDED
                                                      DECEMBER 31,                 MARCH 31,
                                             ------------------------------   -------------------
                                               1997       1998       1999       1999       2000
                                                                (IN THOUSANDS)
Revenues...................................   $   4      $  71       $ 64       $ --       $ --
Costs and expenses.........................    (191)       (51)       (58)       (12)       (10)
Finance expenses...........................     (26)      (118)       (33)       (38)       (42)
Property and equipment purchased...........      12         22          1          1         --

    Management believes that all related party transactions have been conducted on an arms length basis.

                             RADVIEW SOFTWARE LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

14. VALUATION AND QUALIFYING ACCOUNTS

    A summary of the allowance for doubtful accounts is as follows:

                                                                       THREE MONTHS
                                                      YEAR ENDED           ENDED
                                                     DECEMBER 31,        MARCH 31,
                                                     ------------   -------------------
                                                         1999         1999       2000
                                                               (IN THOUSANDS)
Balance, beginning of period.......................      $ --         $ --       $150
Additions..........................................       150           --         50
                                                         ----         ----       ----
Balance, end of period.............................      $150         $ --       $200
                                                         ====         ====       ====

15. DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE

    The Company has adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The Company's chief operating decision makers, as defined under SFAS No. 131, are the Chief Executive Officer and the Chief Financial Officer. To date, the Company has viewed its operations and manages its business as principally one operating segment.

    The Company's sales by geographic area are as follows:

                                                                               FOR THE THREE
                                                 FOR THE YEAR ENDED               MONTHS
                                                    DECEMBER 31,              ENDED MARCH 31,
                                           ------------------------------   -------------------
                                             1997       1998       1999       1999       2000
                                                              (IN THOUSANDS)
United States............................    $229       $910      $4,433      $530      $2,001
Europe...................................      11         39         413        49         210
Israel...................................      10         13         241        39          41
Other....................................       4          4          23        10          14
                                             ----       ----      ------      ----      ------
                                             $254       $966      $5,110      $628      $2,266
                                             ====       ====      ======      ====      ======

16. SUBSEQUENT EVENTS

    In March 2000, the Company granted the right to purchase 23,810 shares of Series B at $2.10 per share to two individuals. The Company has recorded stock-based compensation expense on these grants of approximately $70,000 which represents the difference between the deemed fair value of the Series B and the purchase price. The Company received $25,000 of proceeds in March 2000 and $25,000 in May 2000 from the two individuals for the exercise of these rights. The 23,810 shares of Series B Preferred Stock were issued in June 2000.

    In June 2000, the Company's Board of Directors and shareholders authorized an increase in the total number of authorized ordinary shares to 25,000,000.

                             RADVIEW SOFTWARE LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

    In June and July 2000, the Company issued 1,590,100 ordinary shares upon the exercise of options to purchase ordinary shares issued under the share purchase agreement in connection with the Series A preferred share issuance (see
Note 11).

    In July 2000, the Company granted options to purchase 318,000 ordinary shares to certain employees and directors of the Company at an exercise price of $10.00 per share. In addition, the Company granted options to purchase 6,760 ordinary shares to nonemployees at an exercise price of $10.00 which vest over a period of four years. The Company has determined the fair value of the options granted to nonemployees to be $43,000 on the date of grant and will account for them in accordance with Emerging Issues Task Force 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES.

    Also, in July 2000, a shareholder of the Company exercised an option to purchase 391,100 ordinary shares at an exercise price of NIS 0.01 per share.

    In May and August 2000, the Company's Board of Directors and shareholders authorized an additional 1,000,000 ordinary shares to be reserved for issuance under the Company's key employee share incentive plan.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

             , 2000

                                     [LOGO]

                           5,000,000 ORDINARY SHARES

                               ------------------

                              P R O S P E C T U S
                             ---------------------

                          DONALDSON, LUFKIN & JENRETTE
                           U.S. BANCORP PIPER JAFFRAY
                                 WIT SOUNDVIEW
                                 DLJDIRECT INC.

           ---------------------------------------------------------

We have not authorized any dealer, sales person or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of RadView have not changed since the date hereof.

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--------------------------------------------------------------------------------

Until September 3, 2000 (25 days after the date of this prospectus), all dealers that effect transactions in these ordinary shares may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

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